Exhibit 4.21
Execution Copy

AMENDED AND RESTATED CREDIT AGREEMENT
dated as of April 2, 2008
among
KIDS LINE, LLC
SASSY, INC.
I & J HOLDCO, INC.,
and
LAJOBI, INC.,
as the Borrowers,
TOGETHER WITH CERTAIN SUBSIDIARIES
OF THE BORROWERS,
as the Loan Parties
THOSE FINANCIAL INSTITUTIONS PARTY HERETO,
as the Lenders,
LASALLE BANK NATIONAL ASSOCIATION,
as the Administrative Agent and Fronting Bank,
SOVEREIGN BANK,
as Syndication Agent,
WACHOVIA BANK, N.A.,
as Documentation Agent
and
BANC OF AMERICA SECURITIES LLC,
as Lead Arranger

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

ANNEXES

ANNEX A	Lenders and Pro Rata Shares
ANNEX B	Addresses for Notices
ANNEX C	Schedule of Sources and Uses

SCHEDULES

SCHEDULE 1.1	Existing Letters of Credit
SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.8	Subsidiaries
SCHEDULE 9.9	Pension Plans
SCHEDULE 9.15	Environmental Matters
SCHEDULE 9.16	Insurance
SCHEDULE 9.17	Real Property
SCHEDULE 9.19	Intellectual Property
SCHEDULE 9.21	Labor Matters
SCHEDULE 9.26	Other Debt
SCHEDULE 10.11	Specified Exempted Bank Accounts
SCHEDULE 11.2	Existing Liens
SCHEDULE 11.10	Investments
SCHEDULE 12.1	Debt to be Repaid
SCHEDULE 12.1.1	List of Closing Documents
SCHEDULE 12.1.17	Independent Director Provisions

EXHIBITS

EXHIBIT A-1	Form of Amended and Restated Revolving Loan Note (Section 3.1)
EXHIBIT A-2	Form of Amended and Restated Term Loan Note (Section 3.1)
EXHIBIT B	Form of Compliance Certificate (Section 1.1)
EXHIBIT C	Form of Borrowing Base Certificate (Section 1.1)
EXHIBIT D	Form of Assignment Agreement (Section 15.6.1)
EXHIBIT E	Form of Notice of Borrowing (Section 2.2.2)
EXHIBIT F	Form of Notice of Conversion/Continuation (Section 2.2.3)
EXHIBIT G	Form of Joinder Agreement (Section 10.10)
EXHIBIT H	Form of Intercompany Note (Section 11.1)
EXHIBIT I	Form of Administrative Questionnaire

AMENDED AND RESTATED CREDIT AGREEMENT
     THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 2, 2008 (this “Agreement”) is entered into by and among KIDS LINE, LLC, a Delaware limited liability company (“Kids Line”), SASSY, INC., an Illinois corporation (“Sassy”), LAJOBI, INC., a Delaware corporation (“LaJobi”), I & J HOLDCO, INC., a Delaware corporation (“I & J”), those other Domestic Wholly-Owned Subsidiaries (as defined below) that, in accordance with Section 10.10 of this Agreement, may hereafter become parties hereto as “Borrowers”, including without limitation, immediately upon the closing of the CoCaLo Acquisition (as defined herein), COCALO, INC., a California corporation (“CoCaLo”) (Kids Line, Sassy, LaJobi, I & J, following the CoCaLo Acquisition, CoCaLo, and such other Domestic Wholly-Owned Subsidiaries are sometimes referred to herein collectively as the “Borrowers” and individually as a “Borrower”), those Domestic Subsidiaries that are or, in accordance with Section 10.10 of this Agreement, may hereafter become parties hereto as Guarantors (such Domestic Subsidiaries are sometimes referred to herein collectively as the “Guarantors” and individually as a “Guarantor”), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”), LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, together with its successors and assigns, “LaSalle”), as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) for the Lenders, SOVEREIGN BANK, as Syndication Agent, WACHOVIA BANK, N.A., as Documentation Agent, and BANC OF AMERICA SECURITIES LLC, as lead arranger (in such capacity, the “Lead Arranger”).
     Kids Line, Sassy, the Administrative Agent, certain Lenders and certain other parties entered into that certain Credit Agreement dated as of March 14, 2006 (as amended prior to the date hereof, the “Existing Credit Agreement”) pursuant to which the “Lenders” party thereto agreed to make certain credit facilities available to the “Borrowers” party thereto. Pursuant to the request of such Borrowers, the parties hereto have agreed to amend and restate the Existing Credit Agreement in its entirety to add additional Borrowers, increase the amount of the term loan facility and revolving credit facility (which includes letters of credit) available to the Borrowers, permit the Target Acquisitions and make certain other amendments thereto, in each case, upon the terms and conditions set forth herein.
     In consideration of the mutual agreements herein contained, the parties hereto agree as follows:
SECTION 1 DEFINITIONS.
     1.1 Definitions. When used herein the following terms shall have the following meanings:
     Account or Accounts is defined in the UCC.
     Account Control Agreement means a bank agency or other similar agreement with the Administrative Agent, the applicable Loan Party and any financial institution at which such Loan Party maintains a depositary or other account, in form and substance reasonably satisfactory to the Administrative Agent, in order to give the Administrative Agent “control” (as defined in the

UCC) of such account. “Account Control Agreement” shall also include any such agreement executed and delivered pursuant to the Existing Credit Agreement.
     Account Debtor is defined in the UCC.
     Acquired Debt means mortgage Debt or Debt with respect to Capital Leases of a Person existing at the time such Person became a Subsidiary or assumed by any Borrower or a Domestic Wholly-Owned Subsidiary of a Borrower pursuant to a Permitted Acquisition (and not created or incurred in connection with or in anticipation of such Permitted Acquisition) which would be permitted pursuant to Section 11.4(d).
     Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of all of the outstanding Capital Securities (including the acquisition or termination of any rights, warrants or options to acquire the Capital Securities) of any Person, or otherwise causing any Person to become a Wholly-Owned Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Wholly-Owned Subsidiary).
     Acquisition Agreement means each of the LaJobi Acquisition Agreement and the CoCaLo Acquisition Agreement and “Acquisition Agreements” means both such agreements.
     Acquisition Closing Date means, with respect to the CoCaLo Acquisition, the CoCaLo Closing Date and with respect to the LaJobi Acquisition, the LaJobi Closing Date, as applicable.
     Acquisition Documents means the LaJobi Acquisition Documents and the CoCaLo Acquisition Documents.
     Administrative Agent means LaSalle in its capacity as administrative agent for the Lenders and the Fronting Bank hereunder and any successor thereto in such capacity.
     Administrative Questionnaire means an Administrative Questionnaire in substantially the form of Exhibit I or any other form approved by the Administrative Agent.
     Affected Loan — see Section 8.3.
     Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither the Administrative Agent, the Fronting Bank nor any Lender shall be deemed an Affiliate of any Loan Party or Subsidiary.

     Affiliated Account Debtors means, with respect to any Account Debtor, any other Account Debtor who, to the best of the Chief Financial Officer’s knowledge (including after written notice thereof from the Administrative Agent), controls, is controlled by, or is under common control with, such Account Debtor. For purposes of this definition, the meaning of “control” (including, with correlative meanings, “controlled by” and “under common control with”) is limited to the direct or indirect legal or beneficial ownership of more than fifty percent (50%) of the voting control or equity interests of an Account Debtor or an Affiliated Account Debtor.
     Agent Account means the account of the Administrative Agent into which funds of the Loan Parties are to be remitted following an Event of Default pursuant to and in accordance with the terms of the Account Control Agreements.
     Agent Fee Letter means the Amended and Restated Fee Letter dated as of the date hereof among the Borrowers and the Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time).
     Agreement — see the Preamble.
     Applicable Margin means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Margin for (i) LIBOR Loans shall be the percentage set forth under the column “LIBOR Margin,” (ii) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin,” (iii) the Non-Use Fee Rate shall be the percentage set forth under the column “Non-Use Fee Rate” and (iv) the L/C Fee shall be the percentage set forth under the column “L/C Fee Rate”:

Level	Total Debt	LIBOR	Base Rate	Non-Use	L/C Fee
Status	to EBITDA Ratio	Margin	Margin	Fee Rate	Rate
I	Greater than or	3.00%	1.50%	0.60%	3.00%
	equal to 3.00:1
II	Greater than or	2.75%	1.25%	0.55%	2.75%
	equal to 2.50:1 but less than 3.00:1
III	Greater than or	2.50%	1.00%	0.50%	2.50%
	equal to 2.00:1 but less than 2.50:1
IV	Greater than or	2.25%	0.75%	0.45%	2.25%
	equal to 1.50:1 but less than 2.00:1
V	Less than 1.50:1	2.00%	0.50%	0.40%	2.00%
     The LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be determined and adjusted, to the extent applicable, on the first (1st) Business Day after the Loan Party Representative provides the Administrative Agent the annual and quarterly financial statements and other information pursuant to Sections 10.1.1 or 10.1.2(a), as applicable, and the related Compliance Certificate, pursuant to Section 10.1.3. Notwithstanding anything contained in this paragraph to the contrary, (a) if the Loan Party Representative fails to deliver such financial statements and Compliance Certificate in accordance with the provisions of Sections 10.1.1, 10.1.2(a) and 10.1.3, the LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be based upon one Level higher than the Level then currently in effect (i.e., a higher Level reflects a higher rate) beginning on the date such financial statements and Compliance Certificate were required to be delivered until the first (1st) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then applicable Level; and (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing. Notwithstanding the foregoing, the Applicable Margin to be in effect on the Closing Date and thereafter, until delivery of the financial statements and Compliance Certificate required to be delivered with respect to the Borrowers and their Subsidiaries for the Fiscal Quarter ending June 30, 2008, shall be based on Level II.
     Approved Fund means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     Asset Disposition means the sale, lease, assignment or other transfer for value by any Loan Party to any Person (other than a Loan Party) of any asset or right of such Loan Party (including, the loss, destruction or damage of any thereof or any actual condemnation, confiscation, requisition, seizure or taking thereof) (each, a “Disposition”), other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within 180 days with another asset performing the same or a similar function, (b) the sale or lease of inventory in the ordinary course of business and (c) other Dispositions in any Fiscal Year the Net Cash Proceeds of which do not in the aggregate exceed $250,000.
     Assignee — see Section 15.6.1.
     Assignee Group — means two or more Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     Assignment and Assumption means an assignment and assumption entered into by a Lender and an Assignee (with the consent of any party whose consent is required by Section 15.6.1), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative.
     Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses, in each case, without duplication.
     Bank of America means Bank of America, N.A. and its successors.
     Bank Product Agreements means those certain cash management service agreements entered into from time to time between any Loan Party and LaSalle, any Lender or any of their respective Affiliates in connection with any of the Bank Products.
     Bank Product Obligations means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to LaSalle, any Lender or its respective Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to the Administrative Agent or LaSalle, any Lender or any of their respective Affiliates as a result of the Administrative Agent or LaSalle any Lender or any of their respective Affiliates purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.
     Bank Products means any service or facility extended to any Loan Party by LaSalle, any Lender or any of their respective Affiliates including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, or (f) cash management, including controlled disbursement, accounts or services.
     Bankruptcy Code means the United States Bankruptcy Code, Title 11 of United States Code (11 U.S.C. § 101, et seq.), together with the rules promulgated thereunder, in each case, as amended.
     Base Rate means at any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.
     Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.
     Base Rate Margin — see the definition of Applicable Margin.
     Board of Directors means, with respect to the Parent, the board of directors of the Parent or any committee thereof duly authorized to act on behalf of the board of directors.
     Borrower and Borrowers — see the Preamble.
     Borrowing Base means an amount equal to:
     (A) means an amount equal to the total of (a) up to 85% of the unpaid amount of all Eligible Accounts plus (b) the lesser of (1) $25,000,000 and (2) up to 55% of the value of all Eligible Inventory valued at the lower of cost or market; and minus
     (B) the Rent Reserve, if any, in effect at such time; and minus
     (C) the estimated aggregate amount of the Specified Hedging Obligations as determined in good faith as between the Administrative Agent, the Loan Party Representative and the counterparty on such Specified Hedging Agreements; and minus
     (D) such other reserves as the Administrative Agent elects, in its commercially reasonable credit judgment after consultation with the Loan Party Representative, to establish from time to time.
     Borrowing Base Certificate means a certificate substantially in the form of Exhibit C.
     BSA — see Section 10.4.

     Business Day means any day on which commercial banks are open for commercial banking business in Chicago, Illinois and New York, New York and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.
     Capital Expenditures means with respect to any Person all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of such Person, including expenditures in respect of Capital Leases; provided, that for purposes of this Agreement, the Fixed Charge Coverage Ratio or compliance with Section 11.13.3, the reinvestment of sale or insurance proceeds arising from a sale (permitted hereunder) or casualty loss of a capital asset in replacement capital assets having the same or substantially similar use as the affected capital asset shall not be included as a Capital Expenditure hereunder to the extent of such reinvestment.
     Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real, personal or mixed property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.
     Capital Securities means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.
     Cash Collateralize means to deliver cash collateral to the Administrative Agent in the amount equal to 105% of the sum of (x) the Stated Amount plus (y) the amount of unpaid letter of credit fees then accrued and thereafter scheduled to accrue for the duration of the outstanding Letters of Credit pursuant to Section 5.2(a) and (b), to be held as cash collateral for outstanding Letters of Credit pursuant to documentation reasonably satisfactory to the Administrative Agent. Derivatives of such term have corresponding meanings.
     Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender, its Affiliate or its holding company) rated at least A-2 by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-2 by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by LaSalle or any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution)

thereunder and (e) money market accounts or mutual funds in which 90% or more of the assets invested satisfy the foregoing requirements, and (f) other short term liquid investments approved in writing by the Administrative Agent.
     Change of Control means each occurrence of any of the following:
     (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of 50.1% or more of the Capital Securities of the Parent having the right to vote for the election of members of the Board of Directors,
     (b) a majority of the members of the Board of Directors do not constitute Continuing Directors,
     (c) the common stock of the Parent ceases to be listed and traded on a national stock exchange;
     (d) the Parent ceases to own and control, directly or indirectly, 100% of the shares of the Capital Securities of the Borrowers, unless otherwise permitted hereunder,
     (e) any Borrower ceases to own and control, directly or indirectly, 100% of the shares of the Capital Securities of any Loan Party which is its Subsidiary, unless otherwise permitted hereunder, or
     (f) (i) the Parent consolidates with or merges with or into another entity (other than a Loan Party that is a Domestic Wholly-Owned Subsidiary) and is not the surviving entity or (ii) conveys, transfers or leases all or substantially all of its property and assets to any Person (other than a Loan Party that is a Domestic Wholly-Owned Subsidiary).
     Chief Financial Officer means the chief financial officer of the Parent.
     Closing Date — see Section 12.1.
     CoCaLo see the Preamble.
     CoCaLo Acquisition means the purchase by I & J of all of the issued and outstanding Capital Securities of CoCaLo, Inc. on the CoCaLo Closing Date pursuant to and in accordance with the CoCaLo Acquisition Agreement and the other CoCaLo Acquisition Documents.
     CoCaLo Acquisition Agreement means that certain Stock Purchase Agreement dated as of April 1, 2008, among I & J, as Buyer, and the CoCaLo Sellers, pursuant to which I & J will purchase all of the issued and outstanding Capital Securities of CoCaLo upon the terms and conditions set forth therein (as such agreement is in effect on the Closing Date and without giving effect to any amendment or other modification thereof after such date, except to the extent permitted by Section 11.11 hereof).
     CoCaLo Acquisition Documents means the CoCaLo Acquisition Agreement and all other agreements or instruments executed in connection with the CoCaLo Acquisition (in each case, as in effect on the Closing Date and without giving effect to any amendment or other modification thereof after such date, except to the extent permitted by Section 11.11 hereof), including without limitation, the CoCaLo Note and the Kids Line/CoCaLo Guaranty.
     CoCaLo Closing Date means the date on which the CoCaLo Acquisition is consummated in accordance with the terms of the CoCaLo Acquisition Documents.
     CoCaLo Note means that certain promissory note issued by I & J in favor of the CoCaLo Sellers dated as of the CoCaLo Closing Date and issued pursuant to Section 2.5(b) of the CoCaLo Acquisition Agreement (as in effect on the Closing Date and without giving effect to any amendment or other modification thereof after such date, except to the extent permitted by Section 11.11 hereof).
     CoCaLo Sellers means Renee Pepys Lowe and Stanley Lowe.
     Code means the Internal Revenue Code of 1986.
     Collateral has the meaning set forth in the Guaranty and Collateral Agreement.
     Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Loan Party, acknowledges the Liens of the Administrative Agent and waives or, in the reasonable discretion of the Administrative Agent, subordinates on terms reasonably acceptable to the Administrative Agent, any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Administrative Agent reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon. “Collateral Access Agreement” shall also include any such agreement executed and delivered pursuant to the Existing Credit Agreement.
     Collateral Documents means, collectively, the Guaranty and Collateral Agreement, the Pledge Agreement, the Equitable Mortgage (Australia), the Equitable Mortgage (UK), each Mortgage, each Collateral Access Agreement, each Account Control Agreement and any other agreement or instrument pursuant to which any Loan Party, any Subsidiary or any other Person grants or purports to grant Collateral to the Administrative Agent for the benefit of the Lenders or otherwise relates to such Collateral, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     Commitment means, as to any Lender, such Lender’s commitment to make Revolving Loans, a Term Loan and/or to issue or participate in Letters of Credit, in each case as applicable under this Agreement and “Commitments” means the Revolving Commitments and the Term Loan Commitments of all Lenders. The initial amount of each Lender’s Commitment to make Loans is set forth on Annex A.
     Compliance Certificate means a Compliance Certificate in substantially the form of Exhibit B.

     Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.
     Consolidated Net Income means, with respect to the Borrowers and their consolidated Subsidiaries, on a consolidated basis, for any period, the net income (or loss) of the Borrowers and their consolidated Subsidiaries for such period, in each case, determined in accordance with GAAP, but excluding any extraordinary after-tax gains and losses, any non-recurring gains or losses, or any non-cash gains or losses from Asset Dispositions, any non-cash restructuring charges, any tax refunds, net operating losses or other net tax benefits and any after-tax gains and losses from discontinued operations.
     Contingent Liability means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby. The term “Contingent Liability” shall exclude endorsements of instruments for deposit or collection in the ordinary course of business and product warranties extended in the ordinary course of business.
     Continuing Director means (a) any member of the Board of Directors who was a director of the Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors.
     Contractual Redemption means a redemption or repurchase required pursuant to a contractual requirement to make such redemption or repurchase which is either in effect as of the

Closing Date or which is entered into thereafter in accordance with the ordinary course of the Parent’s business.
     Controlled Group means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with the Parent or any of its Subsidiaries, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
     Debt — of any Person means, without duplication, (a) all indebtedness of such Person, (b) all borrowed money of such Person, whether or not evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable or other accounts payable incurred in the ordinary course of such Person’s business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (g) all Hedging Obligations of such Person, (h) all Contingent Liabilities of such Person, (i) all Debt of any partnership of which such Person is a general partner, (j) all monetary obligations of such Person under (i) so called synthetic, off-balance sheet or tax retention leases (solely for purposes of calculating compliance with the financial covenants set forth in Section 11.13 or the Total Debt to EBITDA Ratio for purposes of determining the Applicable Margin, discounted to present value at a reasonable capitalization rate fixed reasonably acceptable to the Administrative Agent), or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment), (k) any Capital Securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to Financial Accounting Standards Board Issuance No. 150 or otherwise, (l) the Subordinated Debt, if any, and (m) the CoCaLo Note; it being acknowledged and agreed that the Earnout Consideration shall not be deemed to constitute “Debt” for purposes of this Agreement.
     Debt to be Repaid means Debt listed on Schedule 12.1.
     Debtor Relief Laws means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     Defaulting Lender — see Section 2.1.1(b).

     Designated Proceeds — see Section 6.2.2(a).
     Disposition — see the definition of “Asset Disposition.”
     Disproportionate Advance — see Section 2.2.2(i).
     Dollar and the sign “$” mean lawful money of the United States of America.
     Domestic Wholly-Owned Subsidiary means any wholly-owned direct or indirect Subsidiary of a Loan Party which is organized under the laws of any state in the United States of America. Unless the context otherwise requires, each reference to a Domestic Wholly-Owned Subsidiary herein shall be a reference to a Domestic Wholly-Owned Subsidiary of a Borrower.
     Earnout Consideration means (i) the “Additional Earnout Payment” as defined in the CoCaLo Acquisition Agreement and (ii) the “Earnout Consideration” as defined in the LaJobi Acquisition Agreement. As used herein, the term “Earnout Consideration” shall also include any payments in respect of any guaranty of the Earnout Consideration, including, without limitation, pursuant to the Kids Line/CoCaLo Guaranty. “Earnout Consideration” shall not include any amounts owing under the CoCaLo Note.
     Earnout Consideration Conditions Precedent means, with respect to any proposed payment of any Earnout Consideration (including, without limitation, under or pursuant to any guaranty thereof), that both before and immediately after giving effect to any such payment, (i) no Event of Default or Unmatured Event of Default then exists or would result therefrom, (ii) Excess Revolving Loan Availability will equal or exceed $9,000,000 and (iii) no violation of the financial covenants set forth in Sections 11.13.1, 11.13.2 or 11.13.3 would then exist or would, on a pro forma basis result therefrom, as such are certified in writing by the Chief Financial Officer delivered to the Administrative Agent setting forth the calculations of pro forma Excess Revolving Loan Availability and the pro forma calculations of such financial covenants (after giving effect to such payments) in detail reasonably acceptable to the Administrative Agent and which calculations are confirmed and approved by the Administrative Agent.
     Earnout Default — see Section 13.1.14.
     Earnout Payees means, collectively, the CoCaLo Sellers and LaJobi Industries. “Earnout Payee” means any of the foregoing.
     EBITDA means, for any period, with respect to the Borrowers and their consolidated Subsidiaries on a consolidated basis, Consolidated Net Income for such period plus (minus), to the extent deducted (added) in determining such Consolidated Net Income, (i) Interest Expense, (ii) income tax expense, (iii) depreciation, (iv) amortization, (v) other non-cash charges (gains), (vi) if expensed, reasonable costs, expenses and fees incurred in connection with the negotiation, execution and delivery of the Loan Documents and the financings contemplated thereby, (vii) if expensed, reasonable costs, expenses and fees incurred in connection with the negotiation, execution and delivery of the Acquisition Documents and the transactions contemplated thereby, but not to exceed $5,000,000, in aggregate, (viii) if expensed, the reasonable fees and expenses paid to any Independent Director and incremental auditor’s fees and expenses relating to the preparation of separate audited financial statements of the Borrowers (distinct from those of the

Parent) as required pursuant to Section 10.1.1(a) and (ix) non-cash transaction losses (gains) due solely to fluctuations in currency values, in each case, during such period. It being agreed however that for purposes of calculating the Total Debt to EBITDA Ratios for Section 11.13.2 for Fiscal Quarters ending June 30, 2008 through and including December 31, 2008, (1) EBITDA for the Computation Period ending June 30, 2008 shall be deemed to equal EBITDA for the Fiscal Quarter ended June 30, 2008 multiplied by 4, (2) EBITDA for the Computation Period ending September 30, 2008 shall be deemed to equal EBITDA for the six (6) month period ending September 30, 2008 multiplied by 2, and (3) EBITDA for the Computation Period ending December 31, 2008 shall be deemed to equal EBITDA for the nine (9) month period ending December 31, 2008 multiplied by 1.33.
     Equitable Mortgage (Australia) means that certain Equitable Mortgage of Shares dated as of the Closing Date (as the same may be amended, restated, supplemented or otherwise modified from time to time) executed and delivered by Kids Line, as mortgagor, in favor of Administrative Agent for the benefit of the Lenders, as mortgagee, with respect to its interest in Kids Line Australia Pty. LTD, a corporation organized under the laws of Australia.
     Equitable Mortgage (UK) means that certain Equitable Mortgage of Shares dated as of the Closing Date (as the same may be amended, restated, supplemented or otherwise modified from time to time) executed and delivered by Kids Line, as mortgagor, in favor of Administrative Agent for the benefit of the Lenders, as mortgagee, with respect to its interest in Kids Line UK LTD, a corporation organized under the laws of England.
     Eligible Account means an Account (other than any portion of which is owing in respect of sales, excise or similar taxes) owing to a Borrower which is acceptable for lending purposes to the Administrative Agent in its commercially reasonable credit judgment. Without limiting the Administrative Agent’s aforementioned credit judgment, the Administrative Agent shall, in general, consider an Account to be an Eligible Account if it meets, and so long as if continues to meet, the following requirements:
     (a) it arises from the final, bona fide sale or lease of goods or the rendering of services which have been fully performed by such Borrower; and if it arises from the sale or lease of goods, (i) such goods comply with the relevant Account Debtor’s specifications (if any) and have been delivered to such Account Debtor and (ii) such Borrower has possession of delivery receipts evidencing such delivery;
     (b) it (i) is owned by such Borrower, (ii) is subject to a perfected, first priority Lien in favor of the Administrative Agent and (iii) is not subject to any other assignment, claim or Lien; provided that, if subject to any such other assignment, claim or Lien, such Account shall be deemed ineligible pursuant to this clause (b) only to the extent of the amount of such assignment, claim or Lien;
     (c) it (i) is a valid, legally and enforceable obligation of the Account Debtor with respect thereto, (ii) is not subject to (x) the fulfillment of any condition whatsoever or any counterclaim, offset, credit, allowance, discount, rebate, or adjustment by the Account Debtor with respect thereto, or (y) any claim by such Account Debtor denying liability thereunder in whole or in part; provided that only such portion of such Account subject to such counterclaim, offset, credit, allowance, discount, rebate, adjustment or liability shall be deemed ineligible pursuant to this clause (c)(ii), and (iii) the Account Debtor has not refused to accept and/or has not returned or offered to return any of the goods or services which are the subject of such Account;
     (d) there is no bankruptcy, insolvency or liquidation proceeding pending by or against the Account Debtor or any Affiliated Account Debtor with respect thereto;
     (e) the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States (including Puerto Rico, the U.S. Virgin Islands and Guam) or Canada (excluding Newfoundland, the Northwest Territories or Nunavut), unless the sale of goods or rendering of services giving rise to such Account is on letter of credit, bankers’ acceptance or other credit support terms reasonably acceptable to the Administrative Agent (any such Account in respect of which the Account Debtor thereon is a resident of Canada, being a “Canadian Account”), and such Account is denominated in United States dollars, or in the case of a Canadian Account, Canadian dollars;
     (f) it is not (i) an Account arising from a “sale on approval,” “sale or return,” “consignment” or “bill and hold” or subject to any other repurchase or return agreement, or (ii) subject to a reserve or contra-account established by such Borrower for potential returns or refunds (without duplication of any other reserve or deductions regarding such returns or refunds); provided that only such portion of such Account in the amount of such reserve or contra-account shall be deemed ineligible pursuant to this clause (f)(ii);
     (g) it is not an Account with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by such Borrower (or by any agent or custodian of such Borrower) for the account of or subject to further and/or future direction from the Account Debtor with respect thereto;
     (h) it arises in the ordinary course of business of such Borrower;
     (i) if the Account Debtor is the United States or any state or local government, or any department, agency or instrumentality thereof, such Borrower has assigned its right to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940 or any comparable state or local law, as applicable, and evidence (reasonably satisfactory to the Administrative Agent) of such assignment has been delivered to the Administrative Agent;
     (j) if such Borrower maintains a credit limit for an Account Debtor, the aggregate dollar amount of Accounts due from such Account Debtor and its Affiliated Account Debtors, including such Account, does not exceed such credit limit; provided that only such portion of such Account that exceeds such credit limit shall be deemed ineligible pursuant to this clause (j);
     (k) it is not an Account evidenced by chattel paper or an instrument;
     (l) such Account is evidenced by an invoice delivered to the related Account Debtor and is not more than (i) 60 days past the due date thereof or (ii) 90 days past the original invoice date thereof, in each case according to the original terms of sale; provided that up to $5,000,000 of Accounts evidenced by invoices not more than (x) 60 days past the due date thereof or (y) 180 days past the original invoice date thereof but which otherwise meet all other eligibility criteria hereunder shall not be deemed ineligible pursuant to this clause (l);
     (m) it is not owing by an Account Debtor in respect of which 35% or more of the aggregate dollar amount of all Accounts owing by such Account Debtor and its Affiliated Account Debtors are ineligible pursuant to clause (l) immediately above;
     (n) it is not an Account with respect to an Account Debtor that is located in any jurisdiction which has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts unless (i) such notice of business activities report has been duly and timely filed or such Borrower is exempt from filing such report and has provided the Administrative Agent with reasonably satisfactory evidence of such exemption or (ii) the failure to make such filings may be cured retroactively by such Borrower for a nominal fee;
     (o) the Account Debtor or Affiliated Account Debtor with respect thereto is not (i) a Loan Party or an Affiliate of a Loan Party or (ii) a director, officer, employee or agent of a Loan Party or an Affiliate of a Loan Party;
     (p) if the aggregate amount of all Accounts owed by the Account Debtor and its Affiliated Account Debtors thereon exceeds 25% of the aggregate amount of all Eligible Accounts at such time, then all Accounts owed by such Account Debtor or Affiliated Account Debtors in excess of such amount shall be deemed ineligible; provided, however that (i) with respect to Toys ‘R’ Us and Babies ‘R’ Us, collectively, if the aggregate amount of all Accounts owed by the such entities (including those owned by its Affiliated Account Debtors) thereon exceeds, collectively, 55% of the aggregate amount of all Eligible Accounts at such time, or (ii) with respect to any other Account Debtor and its Affiliated Account Debtors that have a long-term unsecured debt rating of BBB or better by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or the equivalent rating from Moody’s Investor Services, Inc., if the aggregate amount of all Accounts owed by such entity (including those owned by its Affiliated Account Debtors) thereon exceeds, collectively, 35% of the aggregate amount of all Eligible Accounts at such time, then, in any such case, all Accounts owed by the applicable Account Debtor(s) and its Affiliated Account Debtors in excess of the amounts determined above shall be deemed ineligible;
     (q) it is not an Account (i) with respect to which any representation or warranty contained in this Agreement or any other Loan Document is untrue in any material respect (or, if such representation or warranty is qualified by materiality or Material Adverse Effect, in any respect), (ii) which violates any of the covenants contained in this Agreement, any other Loan Document or the agreement or contract under which it arises in any material respect (or, if such covenant is qualified by materiality or Material Adverse Effect, in any respect), or (iii) which arises out of a contract or order which fails in any material respect to comply with the requirements of applicable law;
     (r) it is not an Account for which such Borrower has received any prepayment or a deposit in respect of such Account; provided, that the amount of such Account in excess of the amount of any such prepayment and/or deposit shall not be deemed ineligible pursuant to this clause (r); and
     (s) it does not arise from the sale of goods covered under any license agreement, distribution agreement or other similar agreement that prohibits the granting of Liens in the proceeds of such goods in favor of the Administrative Agent to secure the Obligations (and such prohibition has not been waived).
An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be an Eligible Account. Further, with respect to any Account, if the Administrative Agent or the Required Lenders at any time hereafter determine in its or their reasonable credit judgment that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Account after consultation with, and notice of such determination is given to, the Loan Party Representative.
     Eligible Assignee means (i) a Lender, (ii) an Approved Fund or (iii) an Affiliate of a Lender or an Approved Fund.
     Eligible Inventory means Inventory of a Borrower which is acceptable for lending purposes to the Administrative Agent in its commercially reasonable credit judgment. Without limiting the Administrative Agent’s aforesaid credit judgment, the Administrative Agent shall, in general, consider Inventory to be Eligible Inventory if it meets, and for so long as it continues to meet, each of the following requirements:
     (a) it (i) is owned by such Borrower, (ii) is subject to a perfected, first priority Lien in favor of the Administrative Agent and (iii) is not subject to any other assignment, claim or Lien; provided that, if subject to any such other assignment, claim or lien, such Inventory shall be deemed ineligible pursuant to this clause (a) only to the extent of the amount of such assignment, claim or Lien;
     (b) it is salable and not slow-moving, obsolete or discontinued;
     (c) it is in the possession and control of a Loan Party and it is stored and held in facilities owned by a Loan Party (and not subject to a mortgage other than a mortgage in favor of the Administrative Agent) or, if such facilities are not so owned, the Administrative Agent is in possession of a Collateral Access Agreement from any lessor or mortgagee thereof with respect thereto or a Rent Reserve is then in effect with respect to such location;
     (d) it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 29 U.S.C. §215;
     (e) it is not subject to any agreement or license which would restrict the Administrative Agent’s ability to sell or otherwise dispose of such Inventory or which contains any prohibition on the Administrative Agent’s Lien therein to secure the Obligations (unless such prohibition shall have been waived);

     (f) it is located at one of the owned or leased locations of such Borrower identified on Schedule 4 of the Guaranty and Collateral Agreement or otherwise identified to the Administrative Agent pursuant to Section 5.3 thereof in the United States or in any territory or possession of the United States that has adopted Article 9 of the Uniform Commercial Code;
     (g) it is not “in transit” to such Borrower or held by such Borrower on consignment; provided that up to $5,000,000 of Inventory which is “in transit” (the “In-Transit Inventory”) shall be deemed eligible hereunder so long as such In-Transit Inventory (i) otherwise meets all other criteria for eligibility hereunder, (ii) the In-Transit Inventory is subject to bills of lading, air bills or other similar documentation (collectively, the “Shipping Documents”) which are adequate as determined by the Administrative Agent in its commercially reasonable credit judgment; (iii) the In-Transit Inventory is fully-insured under an insurance policy naming the Administrative Agent as loss payee, (iv) the applicable Borrower has title to such an In-Transit Inventory, (v) such In-Transit Inventory shall be listed as such on the report required pursuant to Section 10.1.6 for the months in which such In-Transit Inventory is in transit, and (vi) the Borrowers have, if and to the extent requested by the Administrative Agent at any time during the continuation of an Unmatured Event of Default or Event of Default, delivered such Shipping Documents to the Administrative Agent, appropriately endorsed, together with a power of attorney to allow the Administrative Agent to list itself as “consignee” thereunder;
     (h) it is finished goods and is not work-in-progress, display inventory, supply items, packaging, tooling, samples or literature;
     (i) it is not identified to any purchase order or contract to the extent progress or advance payments are received with respect to such Inventory; and
     (j) it does not breach any of the representations, warranties or covenants pertaining to Inventory set forth in the Loan Documents in any material respect (or, if such representation or warranty is qualified by materiality or Material Adverse Effect, in any respect).
Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.
     Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.
     Environmental Indemnity means the Environmental Indemnity Agreement dated as of the Closing Date (as the same may be amended, restated, supplemented or otherwise modified from time to time) executed and delivered by the Borrowers in favor of Administrative Agent and the other indemnified parties.
     Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.
     ERISA means the Employee Retirement Income Security Act of 1974.
     Event of Default means any of the events described in Section 13.1.
     Excess Revolving Loan Availability means at any time the difference between Revolving Loan Availability and the Revolving Outstandings at such time.
     Exchange Act means the Securities Exchange Act of 1934, as amended.
     Excluded Taxes means taxes (i) based upon, or measured by, the Lender’s or Administrative Agent’s (or a branch of the Lender’s or Administrative Agent’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (a) in the United States or a jurisdiction (or political subdivision thereof) under the laws of which such Lender or Administrative Agent is organized, (b) in a jurisdiction which the Lender’s or Administrative Agent’s principal office is located, or (c) in a jurisdiction in which such Lender or Administrative Agent maintains a lending office (or branch), including the lending office in respect of which payments under this Agreement are made is located, or in which such Lender or Administrative Agent is a resident for income tax purposes and (ii) branch profits taxes.
     Existing Credit Agreement — see the Preamble.
     Existing Letters of Credit means those Letters of Credit issued under the Existing Credit Agreement and outstanding as of the Closing Date, as such Existing Letters of Credit are listed on Schedule 1.1.
     Existing Term Loans — see the definition of “Term Loans.
     Extraordinary Receipts means any cash received by or paid to or for the account of any Person not in the ordinary course of business (and not otherwise in connection with a transaction of the type included in the definition of Asset Disposition), including (i) tax refunds (but only to the extent exceeding $1,000,000, in aggregate in any Fiscal Year), (ii) proceeds of insurance (including business interruption insurance), (iii) indemnity payments (but only to the extent exceeding $1,000,000, in aggregate in any Fiscal Year) and (iv) any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts to the extent that such proceeds, awards or payments that are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.
     Federal Funds Rate means, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the

Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. The Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.
     First-Tier Foreign Subsidiary means, any direct Foreign Subsidiary of a Loan Party or Subsidiary organized under the laws of the United States of America.
     Fiscal Quarter means a fiscal quarter of a Fiscal Year.
     Fiscal Year means the fiscal year of the Borrowers and their consolidated Subsidiaries, which period shall be the 12-month period ending on December 31st of each calendar year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2007”) refer to the Fiscal Year ending on December 31st of such calendar year.
      Fixed Charge Coverage Ratio means, with respect to the Borrowers and their consolidated Subsidiaries on a consolidated basis as of the last day of any Fiscal Quarter for the Computation Period (or such shorter period as set forth below) then ending, the ratio of (a) EBITDA for such period minus the sum of (i) all unfinanced Capital Expenditures of such Persons incurred during such period and (ii) all cash dividends or distributions paid during such period to any Person which is not a Wholly-Owned Subsidiary (including all cash dividends or distributions to the Parent by the Borrowers during such period for the sole purpose of permitting the Parent to pay income taxes as permitted pursuant to Section 11.3(iii)), to (b) the sum for such period for the Borrowers and their consolidated Subsidiaries on a consolidated basis of all scheduled interest and principal payments of Debt, including the principal component of any Capital Lease (in each case, whether or not in fact paid during such period), paid (or which should have been paid) in cash. It being agreed however that with respect to Fiscal Quarters ending on or prior to December 31, 2008, the Fixed Charge Coverage Ratio shall be calculated using a Computation Period commencing as of April 2, 2008 and running through and including the last day of such Fiscal Quarter then ending.
     Foreign Subsidiary means a Subsidiary organized in a jurisdiction outside of the United States of America.
     Fraudulent Conveyance — see Section 15.22.2.
     FRB means the Board of Governors of the Federal Reserve System or any successor thereto.
     Fronting Bank means LaSalle, in its capacity as the issuer of Letters of Credit, or any Affiliate of LaSalle that may from time to time issue Letters of Credit, and in each case, any successor and assign thereof acting in such capacity.
     Fund means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities
     GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of

Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
     Group — see Section 2.2.1.
     Guarantor — see the Preamble. A Guarantor is a Person that is both a “Grantor” and a “Guarantor” under and as defined in the Guaranty and Collateral Agreement.
     Guaranty and Collateral Agreement means the Amended and Restated Guaranty and Collateral Agreement dated as of the date hereof executed and delivered by the Loan Parties, and such other parties as may from time to time become parties thereto in accordance with the terms hereof and/or thereof, and any other guaranty and collateral agreement executed by a Loan Party, in each case in form and substance reasonably satisfactory to the Administrative Agent, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     Hazardous Substances means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.
     Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.
     Hedging Obligation means, with respect to any Person, the amount of the obligations of such Person under any Hedging Agreement calculated by reference to the marked-to-market termination value of such Hedging Agreement.
     I & J — see Preamble.
     Indemnified Liabilities — see Section 15.17.
     Independent Director — means, any person who (i) is not a stockholder (whether direct, indirect or beneficial), customer or supplier of the Parent, any Loan Party or any of the foregoing’s Affiliates; (ii) other than in their capacity as an Independent Director, is not a director, officer, employee, Affiliate or associate (as such term is defined in Rule 14a-1(a) promulgated under the Exchange Act) of the Parent, any Loan Party or any of the foregoing’s Affiliates; (iii) is not a trustee, conservator or receiver for the Parent, any Loan Party or any of the foregoing’s Affiliates and (iv) is not a person related to any person referred to in clauses (i),

(ii) or (iii); and (v) has at least three years of prior experience as an independent director for a corporation or other business entity whose charter documents require an independent director’s consent to certain actions, including, without limitation, the institution of bankruptcy or insolvency proceedings against it; provided that a person may be an Independent Director of more than one Borrower.
     Interest Expense means for any period the consolidated interest expense of the Borrowers and their consolidated Subsidiaries, on a consolidated basis, for such period (including all imputed interest on Capital Leases).
     Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two, three or six months thereafter as selected by the Loan Party Representative pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:
     (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;
     (b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
     (c) the Loan Party Representative may not select any Interest Period which would extend beyond the Scheduled Termination Date, in the case of any Interest Period relating to any Revolving Loan or the Term Loan; and
     (d) there may be no more than six (6) Interest Periods outstanding at any time.
     Inventory is defined in the Guaranty and Collateral Agreement.
     Investment means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Capital Security, by making any loan or advance, by assuming, becoming obligated with respect to a liability, Debt or Contingent Liability in respect of obligations of such other Person (other than travel, relocation and similar advances to employees in the ordinary course of business).
     IRS — see Section 7.6(d)(i).
     Kids Line — see the Preamble.
     Kids Line/CoCaLo Guaranty means that certain unsecured Guaranty dated as of April 2, 2008 executed by Kids Line in favor of the CoCaLo Sellers guaranteeing the performance by I & J under and pursuant to the CoCaLo Acquisition Agreement and the CoCaLo Note, as such guaranty is in effect as of the Closing Date, and without giving any effect to any amendment or modification thereof after such date, except to the extent permitted by Section 11.11 hereof.
     LaJobi — see the Preamble.
     LaJobi Acquisition means the purchase by LaJobi of substantially all of the assets of LaJobi Industries, on the LaJobi Closing Date pursuant to and in accordance with the LaJobi Acquisition Agreement and the other LaJobi Acquisition Documents.
     LaJobi Acquisition Agreement means that certain Asset Purchase Agreement dated as of April 1, 2008 among LaJobi, as buyer, LaJobi Industries, as seller, and Lawrence and Joseph Bivona, as shareholders, pursuant to which LaJobi will purchase substantially all of the assets of the LaJobi Industries upon the terms and conditions set forth therein (as such agreement is in effect on the Closing Date and without giving effect to any amendment or other modification thereof after such date, except to the extent permitted by Section 11.11 hereof).
     LaJobi Acquisition Documents means the LaJobi Acquisition Agreement and all other agreements or instruments executed in connection with the LaJobi Acquisition (in each case, as in effect on the Closing Date and without giving effect to any amendment or other modification thereof after such date, except to the extent permitted by Section 11.11 hereof).
     LaJobi Closing Date means the date on which the LaJobi Acquisition is consummated in accordance with the terms of the LaJobi Acquisition Documents.
     LaJobi Industries — means LaJobi Industries, Inc., a New Jersey corporation.
     LaSalle — see the Preamble.
     L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Fronting Bank at the time of such request for the type of letter of credit requested.
     L/C Fee Rate — see the definition of Applicable Margin.
     Lender — see the Preamble. In addition (a) Lender shall include the Fronting Bank and the Administrative Agent to the extent it makes any loans or advances any financial accommodations under this Agreement or any other Loan Document and (b) for the purpose of identifying a Person entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents and the Person entitled to indemnification and exculpation as a Lender or a Lender party under this Agreement or any other Loan Document, the term Lender and Lender Party shall include Affiliates of a Lender providing a Bank Product or any Specified Hedging Agreements pursuant to this Agreement or any other Loan Document and the transactions contemplated hereby or thereby.
     Lenders means, collectively, each and every Lender.
     Lender Party — see Section 15.17 and the definition of Lender above.

     Letter of Credit — see Section 2.1.3. In addition, Letter of Credit shall include any Existing Letters of Credit.
     LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.
     LIBOR Margin — see the definition of Applicable Margin.
     LIBOR Office means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the LIBOR Loans of such Lender hereunder. A LIBOR Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.
     LIBOR Rate means a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Administrative Agent in its sole discretion) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as the LIBOR Rate is otherwise determined by the Administrative Agent in its sole and absolute discretion, divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period. The Administrative Agent’s determination of the LIBOR Rate shall be conclusive, absent manifest error.
     Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.
     Loan Documents means this Agreement, the Notes, the Letters of Credit, the Master Letter of Credit Agreement, the L/C Applications, the Agent Fee Letter, the Perfection Certificate, the Collateral Documents, the Environmental Indemnity, the Post-Closing Letter, the subordination agreements, if any, relating to any Subordinated Debt and all other documents, instruments and agreements delivered in connection with the foregoing, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     Loan Party means, collectively, each Borrower and each Guarantor, and Loan Parties means all such Persons, collectively.
     Loan Party Representative means the Parent in its capacity as Loan Party Representative pursuant to the provisions of Section 2.6.

     Loans means, collectively, the Revolving Loans and, the Term Loan and Loan means any of the foregoing.
     Mandatory Prepayment Event — see Section 6.2.2(a).
     Margin Stock means any “margin stock” as defined in Regulation U.
     Master Letter of Credit Agreement means, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form, if any, being used by the Fronting Bank at such time, together with any amendments, restatements, supplements or modifications thereto.
     Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Loan Parties taken as a whole, (b) a material impairment of rights and remedies, taken as a whole, of any of the Administrative Agent, the Fronting Bank or any Lender under any Loan Document, (c) a material impairment of the ability of any Loan Party to perform, in any material respect, its obligations under any Loan Document to which it is a party and (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
     Maximum Revolving Commitment means, the lesser of (x) $75,000,000, as such amount may be decreased from time to time in accordance with Sections 6.1.1 or 6.1.2 (the “Revolving Commitment Limit”) and (y) the sum of the Revolving Commitments of all Lenders as in effect at such time.
     Mortgage means a mortgage, deed of trust, leasehold mortgage or similar instrument granting the Administrative Agent a Lien on real property of any Loan Party, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     Multiemployer Pension Plan means a multiemployer plan, as defined in Section 3(37)(A) of ERISA, to which any Loan Party or any other member of the Controlled Group maintains, contributes to, or has an obligation to contribute to (or, within the immediately preceding six (6) years, maintained, contributed to or had an obligation to contribute to) on behalf of participants who were employed by any of them.
     Net Cash Proceeds means:
     (a) with respect to any Asset Disposition relating to any property of any Loan Party, or any Extraordinary Receipt received or paid to the account of any Loan Party, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party in connection with such transaction, net of (i) the direct reasonable costs, expenses and fees relating to such transaction (including reasonable and customary sales commissions and reasonable legal, accounting, investment banking and other professional and transactional fees), (ii) taxes paid or reasonably estimated by such Loan Party to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of any

Debt secured by a Permitted Lien having priority over the Liens of the Administrative Agent under the Loan Documents on the asset subject to such transaction (other than the Loans), and (iv) amounts reserved in accordance with GAAP for any indemnification obligations associated with such sale so long as such reserves are required to be maintained; it being agreed that the amount of such reserves shall be deemed Net Cash Proceeds of such transaction received by such Loan Party upon (and in the amount of) the release or reduction of any such reserve;
     (b) with respect to any issuance of Capital Securities, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct reasonable and customary costs, expenses and fees (including legal, accounting and other professional fees, costs and expenses) relating to such issuance (including reasonable and customary sales and underwriters’ commissions); and
     (c) with respect to any issuance of Debt, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct reasonable and customary costs, expenses and fees (including legal, accounting and other professional fees, costs and expenses) relating to such issuance (including reasonable and customary up-front, underwriters’ and placement fees).
     Non-U.S. Participant — see Section 7.6(d)(i).
     Non-Use Fee Rate — see the definition of Applicable Margin.
     Notes means, collectively, the Revolving Loan Notes and, the Term Loan Notes.
     Notice of Borrowing — see Section 2.2.2.
     Notice of Control — see Section 10.11.
     Notice of Conversion/Continuation — see Section 2.2.3.
     Obligations means all obligations, liabilities and indebtedness (monetary or otherwise, including post-petition and default interest, allowed or not) of any Loan Party under this Agreement and any other Loan Document owing to any Lender, the Administrative Agent, the Fronting Bank, any Lender Party or any other party to or beneficiary of this Agreement or any other Loan Document (and any successor or assign of any of the foregoing), including, without limitation, for principal, interest (including post-petition interest, allowed or not), fees, costs, expenses, indemnification, Attorney Costs, any reimbursement obligations of each Loan Party in respect of Letters of Credit and surety bonds, all Specified Hedging Obligations permitted hereunder and incurred in connection herewith which are owed to the Administrative Agent, LaSalle or any Lender and each of their respective Affiliates, and all Bank Products Obligations permitted hereunder and incurred in connection herewith which are owed to the Administrative Agent, LaSalle or any Lender and each of their respective Affiliates, in each case, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due; provided, that the Specified Hedging Obligations shall not be deemed an outstanding Obligation for purposes of entitling the holder thereof to grant or withhold consents or to approve or disapprove any amendment or waiver hereunder or under the other Loan Documents.

     OFAC — see Section 10.4.
     PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
     Parent means Russ Berrie and Company, Inc., a New Jersey corporation.
     Participant — see Section 15.6.2.
     Perfection Certificate means that certain Perfection Certificate dated as of the date hereof executed by the Loan Parties and delivered to the Administrative Agent.
     Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), which any Loan Party or any member of the Controlled Group maintains, contributes to, or has an obligation to contribute to (or, within the immediately preceding six (6) years, maintained, contributed to or had an obligation to contribute to) on behalf of participants who were employed by any of them. The term Pension Plan shall also include any other plan providing retirement income that is not governed by the laws of the United States.
     Permitted Acquisition — see Section 11.4.
     Permitted Holder means (i) Angelica Berrie; (ii) any lineal descendant of Russell Berrie; (iii) the Estate of Russell Berrie; (iv) The Russell Berrie 2002A Trust; (v) The Russell Berrie Foundation, a New Jersey Nonprofit Corporation; (vi) any trust created pursuant to the terms of the instruments governing or creating any of the Persons referred to in clause (iii), (iv), or (v); (vii) any fiduciary of any of the Persons referred to in clause (iii) (iv), (v) or (vi); (viii) Prentice Capital Management; (ix) DE Shaw & Co., L.P. or (x) (1) any institutional Person or entity described in Rule 13d-1(b)(1)(ii) under the Exchange Act, (2) any “qualified institutional buyer” as defined in Rule 144(a)(1) promulgated under the Securities Act of 1933, as amended (the “Act”), (3) any institutional Person or entity described in clauses (1), (2), (3), (7) or, to the extent comprised of institutional Persons or entities described in clauses (1), (2), (3) and/or (7), clause (8) of the definition of “accredited investor” as defined in Rule 501(a) promulgated under the Act, or (4) any similar institutional equity investor.
     Permitted Lien means a Lien expressly permitted hereunder pursuant to Section 11.2.
     Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.
     Pledge Agreement means the Amended and Restated Pledge Agreement dated as of the Closing Date (as the same may be amended, restated, supplemented or otherwise modified from time to time) executed and delivered by the Parent in favor of Administrative Agent for the benefit of the Lenders.

     Post-Closing Letter means that certain letter agreement dated as of the date hereof from the Administrative Agent to the Borrowers with respect to the deliveries to be made by or on behalf of the Borrowers after the date hereof.
     Prime Rate means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     Pro Rata Share means:
     (a) with respect to a Lender’s obligation to make Revolving Loans, participate in Letters of Credit, reimburse the Fronting Bank, and/or receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Revolving Commitment being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Revolving Commitment at such time, by (ii) the aggregate Revolving Commitment of all Lenders at such time and (y) from and after the time the Revolving Commitment has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Revolving Outstandings at such time by (ii) the aggregate unpaid principal amount of all Revolving Outstandings at such time;
     (b) with respect to a Lender’s obligation to make a Term Loan and receive payments of interest, fees, and principal with respect thereto, (x) prior to the making of such Term Loan, the percentage obtained by dividing (i) such Lender’s Term Loan Commitment at such time, by (ii) the aggregate amount of all Lenders’ Term Loan Commitments at such time, and (y) from and after the making of any Term Loan, the percentage obtained by dividing (i) the unpaid principal amount of such Lender’s Term Loan by (ii) the unpaid aggregate principal amount of each Term Loan of all Lenders; and
     (c) with respect to all other matters as to any Lender, in aggregate, the percentage obtained by dividing (i) the aggregate amount of all such Lender’s Commitments hereunder by (ii) the aggregate amount of the Commitments of all Lenders at such time; provided that in the event any such Commitments have been terminated or reduced to zero, Pro Rata Share in such case shall be the percentage obtained by dividing (A) the principal amount of such Lender’s outstanding Loans at such time by (B) the aggregate principal amount of all Loans owing to all Lenders at such time.
     Regulation D means Regulation D of the FRB.
     Regulation U means Regulation U of the FRB.
     Rent Reserve means a dollar amount equal to three times the monthly lease or mortgage payments of each leased or owned and mortgaged facility of the Borrowers where any Inventory intended to be classified as Eligible Inventory is maintained and in respect of which the

Administrative Agent has not received a Collateral Access Agreement with respect to such facility.
     Replacement Lender — see Section 8.7(b).
     Reportable Event means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.
     Required Lenders means, at any time, those Lenders whose Pro Rata Shares (as determined in accordance with clause (c) of the definition thereof) exceed 50.1%.
     Revolving Commitment means with respect to each Lender, such Lender’s Revolving Commitment set forth on Annex A hereto or in the most recent Assignment Agreement relating hereto to which such Lender is a party, and Revolving Commitments means the sum of all such Commitments of all such Lenders, in each case, as the same may be reduced from time to time pursuant to Sections 6.1.1 and 6.1.2.
     Revolving Commitment Limit — see the definition of Maximum Revolving Commitment.
     Revolving Loan — see Section 2.1.1(a). In addition, Revolving Loans shall include any Revolving Loans made under the Existing Credit Agreement and outstanding as of the Closing Date, all of which shall be deemed to be outstanding hereunder.
     Revolving Loan Availability means, at any time, the lesser of (i) the Maximum Revolving Commitment in effect at such time and (ii) the Borrowing Base at such time.
     Revolving Loan Notes — see Section 3.1.
     Revolving Outstandings means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the Stated Amount of all Letters of Credit.
     Russ Berrie B Entities means, collectively, Russ Berrie U.S. Gift, Inc., a Delaware corporation and wholly-owned Subsidiary of the Parent, Russ Berrie & Co. (West), Inc., a California corporation, Russ Berrie and Company Properties, Inc., a New Jersey corporation, Russplus, Inc., a New Jersey corporation, and Russ Berrie and Company Investments, Inc., a New Jersey corporation.
     Sassy — see the Preamble.
     Scheduled Termination Date means April 1, 2013.
     SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

     Second-Tier Foreign Subsidiary means any direct or indirect Foreign Subsidiary of any First-Tier Foreign Subsidiary.
     Senior Officer means, with respect to any Loan Party, any of the chief executive officer, the chief financial officer, the chief operating officer or the treasurer or controller or vice president of finance, of such Loan Party.
     Settlement Date — see Section 7.1.3.
     Specified Hedging Agreement means any Hedging Agreement (a) entered into by (i) a Borrower and (ii) any Lender (as determined as of the date such Hedging Agreement is entered into) or any affiliate thereof, as counterparty and (b)(i) the covered transactions thereunder are the Loans or Obligations hereunder or (ii) that has otherwise been designated by the Administrative Agent, such Lender or such affiliate, as the case may be, and the Loan Party Representative, on behalf of such Borrower, by notice to the Administrative Agent, as a Specified Hedging Agreement. The designation of any Hedging Agreement as a Specified Hedging Agreement shall not create in favor of the Administrative Agent, any Lender or affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any guarantor under this Agreement or the Loan Documents.
     Specified Hedging Obligation means any Hedging Obligations of any of the Borrowers under any Specified Hedging Agreement and Specified Hedging Obligations means all such obligations and liabilities collectively.
     Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit which have not been converted to Revolving Loans pursuant to Section 2.3.2.
     Subject Accounts — see Section 10.11.
     Subordinated Debt means any Debt of any Loan Party or any Subsidiary that is unsecured and is expressly subordinated to the prior payment in full, in cash, of the Obligations pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent.
     Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of a Borrower.
     Target means each of CoCaLo and LaJobi Industries, and “Targets” shall mean both of the foregoing.
     Target Acquisitions means each of the CoCaLo Acquisition and the LaJobi Acquisition.

     Taxes means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings imposed by the United States, any state or locality or any political subdivision thereof, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.
     Termination Date means the earliest to occur of (i) the Scheduled Termination Date, (ii) the termination of the Revolving Commitment (either automatically or at the Required Lenders’ election) pursuant to Section 13.2, and (iii) the termination or reduction to zero of the Revolving Commitment Limit by the Borrowers pursuant to Section 6.1.1.
     Term Loan — see Section 2.1.2. In addition, Term Loans shall include the Term Loans made under the Existing Credit Agreement and outstanding as of the Closing Date, all of which shall be deemed outstanding hereunder (the “Existing Term Loan”).
     Term Loan Commitment means, with respect to each Lender, that amount set forth opposite such Lender’s name on Annex A or in the most recent Assignment Agreement, if any, to which such Lender is a party, and with respect to all Lenders, $100,000,000. The Term Loan Commitment of each Lender shall be deemed satisfied upon the making of the Term Loan to the Borrowers on the Closing Date in the amount of such Lender’s Term Loan Commitment (inclusive of its reallocated portion of the Existing Term Loans).
     Term Loan Notes — see Section 3.1.
     Termination Event means, with respect to a Pension Plan, (a) a Reportable Event, (b) the withdrawal of any member of the Controlled Group from such Pension Plan during a plan year in which any member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.
     Total Debt means the outstanding principal amount of all Debt (including Debt of Capital Leases plus undrawn face amount of all Letters of Credit) of the Borrowers and their consolidated Subsidiaries on a consolidated basis.
     Total Debt to EBITDA Ratio means, as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt as of such day to (b) EBITDA for the Computation Period ending on such day (calculated, where applicable, using the EBITDA values determined in accordance with the definition thereof); provided that for purposes of this calculation, if EBITDA for any such Computation Period is equal to or less than zero, EBITDA shall be deemed to be $0.001.
     type — see Section 2.2.1.
     UCC is defined in the Guaranty and Collateral Agreement.

     Unfunded Liability means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans of the Loan Parties and each other member of the Controlled Group exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using the actuarial assumptions used by the Pension Plans for purposes of determining the minimum funding contributions under Section 412 of the Code to the extent applicable.
     Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time, giving of notice or both, constitute an Event of Default.
     Voidable Transfer — see Section 15.23.
     Wholly-Owned Subsidiary means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person. Unless the context otherwise requires, each reference to a Wholly-Owned Subsidiary herein shall be a reference to a Wholly-Owned Subsidiary of a Borrower.
     Withholding Certificate — see Section 7.6(d)(i).
     1.2 Other Interpretive Provisions.
          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
          (b) Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (c) The term “including” is not limiting and means “including without limitation.”
          (d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”
          (e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Documents, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation and the regulations promulgated thereunder.
          (f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms. In the event of any inconsistency between the terms of the Master Letter of Credit Agreement and the terms of this Agreement, the terms of this Agreement shall control for the purposes of calculating compliance with any condition or covenant, and the occurrence of any Event of Default or Unmatured Event of Default, under the terms of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the occurrence of a default, Unmatured Event of Default or Event of Default under, and as defined in the Master Letter of Credit Agreement shall not result in a default, Unmatured Event of Default or Event of Default under this Agreement if the event that created such default, Unmatured Event of Default or Event of Default would not, if the Master Letter of Credit Agreement was not a Loan Document, have independently created a default, Unmatured Event of Default or Event of Default under this Agreement.
          (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Loan Parties, the Lenders and the other parties hereto and thereto and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or the Lenders’ involvement in their preparation.
SECTION 2 COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.
     2.1 Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, in the case of Sections 2.1.1, 2.1.2 and 2.1.3, severally and for itself alone, agrees to make loans to, and to issue or participate in letters of credit for the account of, the Borrowers as follows:
          2.1.1 Revolving Loan Commitment.
     (a) Revolving Loans. Subject to the terms and conditions of this Agreement, each Lender with a Revolving Commitment agrees to make loans on a revolving basis (“Revolving Loans”) from time to time until the Termination Date in such Lender’s Pro Rata Share (as determined pursuant to clause (a) of the definition thereof) of such aggregate amounts as the Loan Party Representative may request from the Administrative Agent in accordance with Section 2.2.2; provided that the Revolving Outstandings will not at any time exceed Revolving Loan Availability. In addition, the Borrowers acknowledge that the Lenders (or their predecessors) have advanced certain Revolving Loans to Kids Line and Sassy pursuant to the Existing Credit Agreement that are outstanding as of the date hereof, which Revolving Loans (x) shall be deemed assigned and reallocated among the Lenders in accordance with their respective Pro Rata Shares and (y) shall be deemed to be made and outstanding under and pursuant to this Agreement.
     (b) Defaulting Lender. If and to the extent that a Lender does not settle with the Administrative Agent as required under this Agreement (a “Defaulting Lender”), the Borrowers and such Defaulting Lender severally agree to repay to the Administrative Agent forthwith on demand such amount required to be paid by such Defaulting Lender to the Administrative Agent, together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent (x) in the case of a Defaulting Lender at the Federal Funds Rate, and (y) in the case of the Borrowers, at the interest rate applicable at such time for such Loans; provided, that the Borrowers’ obligation to repay such advance to the Administrative Agent shall not relieve such Defaulting Lender of its liability to the Administrative Agent for failure to settle as provided in this Agreement.
          2.1.2 Term Loan Commitment. The Borrowers acknowledge that the Lenders (or their predecessors) have advanced the Existing Term Loans to Kids Line and Sassy, which Term Loans (x) shall be deemed assigned and reallocated among the Lenders on the Closing Date in accordance with such Lender’s respective Pro Rata Shares and (y) shall be deemed to have been made and be outstanding under and pursuant to this Agreement. In addition, subject to the terms and conditions of this Agreement, each Lender with a Term Loan Commitment agrees to make a loan to the Borrowers (each such loan, a “Term Loan”) on the Closing Date in the amount of such Lender’s Term Loan Commitment (inclusive of its reallocated portion of the Existing Term Loan). The Commitments of the Lenders to make the Term Loan shall be satisfied fully upon the making of the Term Loan as aforesaid on the Closing Date. Amounts repaid with respect to any Term Loan may not be reborrowed.
          2.1.3 L/C Commitment. The Borrowers acknowledge that the Fronting Bank has issued letters of credit to Kids Line and Sassy, all of which shall be deemed issued under and pursuant to this Agreement. In addition, subject to Section 2.3.1 and the other terms and conditions of this Agreement, the Fronting Bank agrees to issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Fronting Bank (each, a “Letter of Credit”), at the request of the Loan Party Representative and for the account of the Borrowers from time to time before the Termination Date and, as more fully set forth in Section 2.3.2, each Lender agrees to purchase a participation in each such Letter of Credit; provided that (a) the aggregate Stated Amount of all Letters of Credit (after giving effect to the Stated Amount of any Letter of Credit so requested and any Existing Letters of Credit) shall not at any time exceed $5,000,000, and (b) the Revolving Outstandings (after giving effect to the Stated Amount of any Letter of Credit so requested) shall not at any time exceed Revolving Loan Availability.
     2.2 Loan Procedures.
          2.2.1 Various Types of Loans. Each Revolving Loan and Term Loan shall be divided into tranches which are, either a Base Rate Loan or a LIBOR Loan (each a “type” of Loan), as the Loan Party Representative shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. LIBOR Loans having the same Interest Period which expire on the same day are sometimes called a “Group” or collectively “Groups”. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than eight (8) different Groups of LIBOR Loans, in aggregate, shall be outstanding at any one time. All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Lender will have a ratable share (according to its Pro Rata Share as determined in accordance with clause (a) of the definition thereof) of all types and Groups of Revolving Loans.
          2.2.2 Borrowing Procedures. The Loan Party Representative shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Borrowing) to the

Administrative Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 11:00 A.M., Chicago time, on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 11:00 A.M., Chicago time, at least three (3) Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor. Upon its receipt of any such notice, the Administrative Agent, at its option and in its sole discretion, shall do either of the following:
          (i) advance the amount of the proposed Revolving Loan to the Loan Party Representative on behalf of the applicable Borrower disproportionately (a “Disproportionate Advance”) out of the Administrative Agent’s own funds on behalf of the Lenders, which advance shall be made (x) in the case of a Base Rate Loan, on the same day as the Loan Party Representative’s request therefor if the Loan Party Representative notifies the Administrative Agent of such request by 11:00 A.M. (Chicago time) on such day or (y) in the case of a LIBOR Rate Loan, on the third Business Day following such request therefor if the Loan Party Representative notifies the Administrative Agent of such request by 11:00 A.M. (Chicago time) on such third Business Day preceding such day, and, in either case, thereafter request settlement such that upon such settlement each Lender’s share of the outstanding Revolving Loans (including, without limitation, the amount of any Disproportionate Advance) equals its Pro Rata Share (as determined in accordance with clause (a) of the definition thereof); it being agreed that (A) until such time as any such Lender makes such settlement of its share of any Disproportionate Advance made by the Administrative Agent on its behalf or such Disproportionate Advance is otherwise settled in accordance with Section 7.1.3, (1) such Lender shall be deemed to have purchased a participation interest from the Administrative Agent in the amount of any such Disproportionate Advance made for its account and shall be obligated at the Administrative Agent’s request (which obligation shall be unconditional notwithstanding (I) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Administrative Agent, any Loan Party, the Parent or any other Person for any reason whatsoever; (II) the occurrence or continuance of any Unmatured Event of Default or Event of Default; (III) any inability of the Borrowers to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (IV) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing) to make and remit to the Administrative Agent a Revolving Loan for the account of the Borrowers in the amount of and in satisfaction of such participation interest and (2) such Lender’s Revolving Loan Commitment shall be deemed utilized to the extent of such Disproportionate Advance and the Administrative Agent shall be entitled to collect interest for its own account thereon and (B) if and to the extent any Lender shall not have made such amount available to the Administrative Agent by 2:00 P.M., Chicago time on the Business Day on which such Lender receives the request therefor from the Administrative Agent for such payment or disbursement as set forth above (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent, for its own account, forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (1) for the first three days after demand, the Federal Funds Rate from time to time in effect and (2) thereafter, the Base Rate from time to time in effect; or
          (ii) Notify each Lender by telecopy, electronic mail or other similar form of teletransmission of the proposed advance on the same day the Administrative Agent is notified or deemed notified by the Loan Party Representative of the Loan Party Representative’s request for an advance pursuant to this Section 2.2.2. Each Lender shall remit, to the demand deposit account designated by the Loan Party Representative (x) with respect to Base Rate Loans, at or prior to 1:00 P.M., Chicago time, on the date of the proposed borrowing, if such notification is made before 11:00 A.M., Chicago time, or (y) with respect to LIBOR Rate Loans, at or prior to 10:30 A.M., Chicago time, on the date such LIBOR Rate Loans are to be advanced, immediately available funds in an amount equal to such Lender’s Pro Rata Share of such proposed advance.
Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least $100,000 and integral multiples of $100,000 in excess thereof, and each LIBOR borrowing shall be in an aggregate amount of at least $500,000 and integral multiples of at least $100,000 in excess thereof. Delivery of any Notice of Borrowing, any request for a Letter of Credit, and the acceptance of any Loan or any Letter of Credit, shall be deemed a representation and warranty by the Loan Parties that all conditions precedent to the making of any Loans or other financial accommodations set forth in Sections 12.1 (in the case of the initial Loans to be made or Letter of Credit to be issued hereunder) and 12.2 have been satisfied as of the date of such request, notice or borrowing hereunder.
          2.2.3 Conversion and Continuation Procedures.
          (a) Subject to Section 2.2.1, the Borrowers may, upon irrevocable written notice to the Administrative Agent in accordance with clause (b) below:
          (i) elect, as of any Business Day, to convert any Loans of one type or any part thereof into Loans of the other type (provided, in the case of any conversion to a LIBOR Loan, such part thereof is in an aggregate amount not less than $500,000 or a higher integral multiple of $100,000); or
          (ii) elect, as of the last day of the applicable Interest Period thereof, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $500,000 or a higher integral multiple of $100,000) for a new Interest Period or convert such LIBOR Loans to Base Rate Loans;
provided that after giving effect to any conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $500,000 and an integral multiple of $100,000 in excess thereof.
     (b) The Loan Party Representative shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit F or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 A.M., Chicago time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 11:00 A.M., Chicago time, at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:
          (i) the proposed date of conversion or continuation;
          (ii) the aggregate amount of Loans to be converted or continued;
          (iii) the type of Loans resulting from the proposed conversion or continuation; and
          (iv) in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.
          (c) If upon the expiration of any Interest Period applicable to LIBOR Loans, the Loan Party Representative has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, the Loan Party Representative shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.
          (d) The Administrative Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Loan Party Representative, of the details of any automatic conversion.
          (e) Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.
          2.2.4 Borrowing Representations and Warranties. Each and every request or deemed request by the Borrowers (through the Loan Party Representative) for, and acceptance by the Borrowers of, a Revolving Loan shall, in each case, constitute the Borrowers’ representation and warranty that (and the Administrative Agents’ and the Lenders’ obligation to make any such Revolving Loan shall be subject to the conditions precedent that), both on the date of such request for such Revolving Loan and on the date any such Revolving Loan is made, (i) no Unmatured Event of Default or Event of Default has occurred and is continuing, and (ii) the Borrowers’ representations and warranties set forth in this Agreement, as supplemented from time to time, are true and correct in all material respects (or, if such representations and warranties are qualified by materiality or Material Adverse Effect, in all respects) except to the extent any such representation and warranty expressly speaks to an earlier date.
     2.3 Letter of Credit Procedures.
          2.3.1 L/C Applications. The Borrowers shall execute and deliver to the Fronting Bank the Master Letter of Credit Agreement on the Closing Date. The Loan Party Representative shall give notice to the Administrative Agent and the Fronting Bank of the requested issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Administrative Agent and the Fronting Bank shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Loan Party Representative and in all respects satisfactory to the Administrative Agent and the Fronting Bank, together with such other documentation as the Administrative Agent or the Fronting Bank may reasonably request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than thirty (30) days prior to the Scheduled Termination Date (unless such Letter of Credit is Cash Collateralized) and shall in no event exceed more than one year from the date of issuance, provided such Letter of Credit may provide for annual renewals subject to Fronting Bank consent thereto) and whether such Letter of Credit is to be transferable in whole or in part. Any Letter of Credit outstanding after the scheduled Termination Date which is Cash Collateralized for the benefit of the Fronting Bank shall be the sole responsibility of the Fronting Bank and the Fronting Bank shall be solely entitled to the benefits of such Cash Collateral. The Fronting Bank shall promptly advise the Administrative Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.
          2.3.2 Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the Fronting Bank shall be deemed to have sold and transferred to each Lender (which term shall not, for purposes of this Section 2.3.2, include the Fronting Bank) with a Revolving Commitment, and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Fronting Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit and the Borrowers’ reimbursement obligations with respect thereto. If the Borrowers do not pay any reimbursement obligation when due under any Letter of Credit, the Borrowers shall be deemed to have immediately requested that the Lenders make a Revolving Loan which is a Base Rate Loan in a principal amount equal to such reimbursement obligations. The Administrative Agent shall promptly notify such Lenders of such deemed request and, without the necessity of compliance with the requirements of Section 2.2.2, Section 12.2 or otherwise such Lender shall make available to the Administrative Agent its Pro Rata Share of such Loan. The proceeds of such Loan shall be paid over by the Administrative Agent to the Fronting Bank for the account of the Borrowers in satisfaction of such reimbursement obligations. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Fronting Bank’s “participation” therein. The Fronting Bank hereby agrees, upon request of the Administrative Agent, to deliver to the Administrative Agent or Lender a list of all outstanding Letters of Credit issued by the Fronting Bank, together with such information related thereto as the Administrative Agent or any Lender may reasonably request.
          2.3.3 Reimbursement Obligations.
          (a) Each of the Borrowers hereby jointly and severally unconditionally and irrevocably agrees to reimburse the Fronting Bank for each payment or disbursement made by the Fronting Bank under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Fronting Bank is reimbursed by any Borrower therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Fronting Bank of such payment or disbursement, 2%. The Fronting Bank shall notify the Loan Party Representative and the Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Fronting Bank to so notify the Loan Party Representative or the Administrative Agent shall not affect the rights of the Fronting Bank or the Lenders in any manner whatsoever.
          (b) The Borrowers’ reimbursement obligations hereunder shall be absolute, unconditional and irrevocable and under all circumstances, including (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (b) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Fronting Bank, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (c) any payment by the Fronting Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit (other than any such payment that is determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Fronting Bank); or any payment made by the Fronting Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law (other than any such payment that is determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Fronting Bank); or (d) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party (other than any such circumstance or happening that is determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Fronting Bank). The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will promptly notify the Fronting Bank. The Borrowers shall be conclusively deemed to have waived any such claim against the Fronting Bank and its correspondents unless such notice is given as aforesaid. Without limiting the foregoing, no action or omission whatsoever by the Administrative Agent or any Lender (excluding any Lender in its capacity as the Fronting Bank) under or in connection with any Letter of Credit or any related matters shall result in any liability of the Administrative Agent or any Lender to any Loan Party, or relieve any Loan Party of any of its obligations hereunder except to the extent that such liability is determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such Lender.

          2.3.4 Funding by the Lenders to Fronting Bank. If the Fronting Bank makes any payment or disbursement under any Letter of Credit and (a) the Borrowers have not reimbursed the Fronting Bank in full for such payment or disbursement by 11:00 A.M., Chicago time on the date of such payment or disbursement, (b) a Revolving Loan may not be made in accordance with Section 2.3.2 or (c) any reimbursement received by the Fronting Bank from the Borrowers is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Loan Party, such other Person or otherwise, each other Lender with a Revolving Commitment shall be obligated to pay to the Administrative Agent for the account of the Fronting Bank, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of the Borrowers under Section 2.3.3), and, upon notice from the Fronting Bank, the Administrative Agent shall promptly notify each Lender thereof. Each Lender irrevocably and unconditionally agrees to so pay to the Administrative Agent in immediately available funds for the Fronting Bank ‘s account the amount of such Lender’s Pro Rata Share of such payment or disbursement. If and to the extent any Lender shall not have made such amount available to the Administrative Agent by 2:00 P.M., Chicago time, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Fronting Bank ‘s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Lender’s failure to make available to the Administrative Agent its Pro Rata Share of any such payment or disbursement shall not relieve the Borrowers or any other Lender of its obligation hereunder to make available to the Administrative Agent, the Borrowers’ or such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender’s Pro Rata Share of any such payment or disbursement.
     2.4 Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.
     2.5 Certain Conditions. Except with respect to the making of Loans in Sections 2.3.2 and 2.3.4 of this Agreement, no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and the Fronting Bank shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists or would result therefrom.
     2.6 Loan Party Representative. Each Loan Party hereby designates the Parent as its representative, agent and attorney-in-fact, to act on its behalf (in such capacity, the “Loan Party Representative”) as specified herein. Each Loan Party hereby authorizes the Loan Party Representative to take such actions on its behalf under the terms of this Agreement and the other Loan Documents and to exercise such powers and perform such duties hereunder and thereunder as are specified in such agreements or are reasonably incidental thereto, including issuing Notices of Borrowing and Notices of Conversion/Continuation, acceptance of amounts borrowed hereunder, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants), in each case, on behalf of the Borrowers and the Loan Parties under the Loan Documents. The Loan Party Representative hereby accepts such appointment. The Administrative Agent and the Lenders shall be entitled to rely on all notices, requests, consents, certifications and/or authorizations or other similar acts delivered or taken by the Loan Party Representative for or on behalf of any Loan Party pursuant hereto or the other Loan Documents without inquiry and as if such notices, requests, consents, certifications and/or authorizations or other similar acts were delivered by such Loan Party. Each warranty, covenant, agreement and undertaking made on its behalf by the Loan Party Representative shall be deemed for all purposes to have been made by all Borrowers and Loan Parties (or any of the them, as applicable) and shall be binding upon and enforceable against such Borrower or Loan Party to the same extent as it if the same had been made directly by such Borrower or Loan Party. The Parent shall not be permitted to resign as the Loan Party Representative and the Borrowers shall not be permitted to remove the Parent as Loan Party Representative without the consent of the Administrative Agent; provided that if the Parent notifies the Administrative Agent in writing that it (or any successor Loan Party Representative) shall no longer be able to act as Loan Party Representative in accordance with the terms hereof, the Administrative Agent and the Borrowers shall appoint a successor to act as Loan Party Representative, which successor shall be a Borrower designated by the Administrative Agent therefor (and the Borrowers hereby agree that such Person thereafter shall be vested with all rights, powers, privileges and authority of the Loan Party Representative hereunder).
SECTION 3 EVIDENCING OF LOANS.
     3.1 Notes. The Loans of each Lender shall be evidenced by a Note in the form set forth as Exhibit A-1, in the case of the Notes evidencing the Revolving Loans (the “Revolving Loan Notes”) and in the form set forth as Exhibit A-2, in the case of the Notes evidencing the Term Loan (the “Term Loan Notes”). Each such Note shall have appropriate insertions and shall be payable to the order of such Lender in a face principal amount equal to such Lender’s Revolving Commitment or Term Loan Commitment, as applicable. However, if such Loans are not so evidenced, such Loans may be evidenced solely by entries upon the books and records maintained by the Administrative Agent, which books and records shall be conclusively presumed correct absent manifest error.
     3.2 Recordkeeping. The Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Borrowers hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

SECTION 4 INTEREST.
     4.1 Interest Rates. The Borrowers hereby jointly and severally promise to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:
          (a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect; and
          (b) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the LIBOR Margin from time to time in effect;
provided that any time an Event of Default exists, at the Required Lenders’ election, the interest rate applicable to each such Loan shall be increased by 2%; and provided, further, that any such increase may thereafter be rescinded by the Required Lenders, in the case of the Revolving Loans and Term Loan, notwithstanding the restrictions set forth in Section 15.1. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Sections 13.1.1 or 13.1.4, such increase shall occur automatically.
     4.2 Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar month and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan, upon a prepayment of such Loan (and, in the case of a LIBOR Loan with an Interest Period in excess of three (3) months, on the three-month anniversary of the first day of such Interest Period), and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.
     4.3 Setting and Notice of LIBOR Rates. The applicable LIBOR Rate for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Loan Party Representative and each applicable Lender. Each determination of the applicable LIBOR Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Administrative Agent shall, upon written request of the Loan Party Representative or any Lender, promptly deliver to the Loan Party Representative or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable LIBOR Rate hereunder.
     4.4 Computation of Interest. Interest (other than interest calculated based upon the Base Rate) shall be computed for the actual number of days elapsed on the basis of a year of 360 days. Interest computations based upon the Base Rate shall be computed for the actual number of days elapsed on the basis of a year of 365/366 days. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

SECTION 5 FEES.
     5.1 Non-Use Fee. The Borrowers hereby jointly and severally agree to pay to the Administrative Agent, for the account of each Lender with a Revolving Commitment, a non-use fee, for the period from the Closing Date to the Termination Date, at the Non-Use Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the daily average of the unused amount of the Maximum Revolving Commitment. For purposes of calculating usage under this Section, the Maximum Revolving Commitment shall be deemed used to the extent of Revolving Outstandings. Such non-use fee shall be payable in arrears on the last day of each Fiscal Quarter ending after the Closing Date and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.
     5.2 Letter of Credit Fees.
          (a) The Borrowers hereby jointly and severally agree to pay to the Administrative Agent, for the account of each Lender with a Revolving Commitment, a letter of credit fee for each Letter of Credit equal to the L/C Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, upon the occurrence and during the continuation of an Event of Default, upon the election of the Required Lenders (or automatically upon the occurrence of an Event of Default under Section 13.1.1 or 13.1.4), the rate applicable to each Letter of Credit shall be increased by 2%. Such letter of credit fee shall be payable in arrears on the last day of each Fiscal Quarter ending after the Closing Date and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.
          (b) In addition, with respect to each Letter of Credit, the Borrowers hereby jointly and severally agree to pay to the Fronting Bank, for its own account, (i) such fees and expenses as the Fronting Bank customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations, and (ii) letter of credit fronting fee in the amount and at the time set forth in the Agent Fee Letter, which fee shall be calculated on the basis of a 360-day year and the actual number of days elapsed.
     5.3 Administrative Agent’s Fees. The Borrowers hereby jointly and severally agree to pay to the Administrative Agent such agent’s fees as are set forth in the Agent Fee Letter.
SECTION 6 REDUCTION AND TERMINATION OF THE REVOLVING COMMITMENT LIMIT AND THE REVOLVING COMMITMENT; PREPAYMENTS.
     6.1 Reduction and Termination of the Revolving Commitment.

          6.1.1 Voluntary Reduction or Termination of the Revolving Commitment Limit. The Loan Party Representative may from time to time on at least three Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise each Lender thereof) permanently reduce the Revolving Commitment Limit to an amount not less than the Revolving Outstandings. Any such reduction shall be in an amount not less than $1,000,000 or a higher integral multiple of $1,000,000 and such reduction shall be applied Pro Rata as a reduction to each Lender’s Revolving Commitment such that the sum of such Revolving Commitments equal the Revolving Commitment Limit. Concurrently with any reduction of the Revolving Commitment Limit to zero, the Termination Date shall be deemed to have occurred, and the Borrowers shall be required to repay all Obligations and shall terminate or Cash Collateralize in full all outstanding Letters of Credit.
          6.1.2 All Reductions of the Revolving Commitment. All reductions of the Revolving Commitment shall reduce the Revolving Commitment Limit and shall reduce the Revolving Commitments ratably among the Lenders with a Revolving Commitment according to their respective Pro Rata Shares (as defined under clause (a) thereof).
     6.2 Prepayments.
          6.2.1 Voluntary Prepayments. The Borrowers may from time to time prepay the Loans in whole or in part without premium or penalty (but subject to payment of costs associated with breakfunding on LIBOR loans pursuant to Section 8.4). The Loan Party Representative shall give the Administrative Agent (which shall promptly advise each Lender) notice thereof not later than 11:00 A.M., Chicago time, on the day (which shall be a Business Day) of such prepayment specifying the Loans to be prepaid and the date and amount of prepayment. Any such voluntary partial prepayment shall be in a principal amount equal to $1,000,000 or a higher integral multiple of $100,000, and, with respect to prepayments of the Term Loan, shall also be accompanied by payment of all accrued but unpaid interest on the amount Term Loan being prepaid and any breakfunding costs, if any, pursuant to Section 8.4. Revolving Loans may be prepaid at any time and from time to time and, subject to the terms hereof, reborrowed. Term Loans that are prepaid may not be reborrowed.
          6.2.2 Mandatory Prepayments.
          (a) The Borrowers shall make a prepayment of the Loans until paid in full upon the occurrence of any of the following (each a “Mandatory Prepayment Event”) at the following times and in the following amounts (such applicable amounts being referred to as “Designated Proceeds”) which amount shall be applied in accordance with this Section 6.2.2(a), Section 6.3 and Section 7.2 as follows:
          (i) Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 100% of such Net Cash Proceeds.
          (ii) Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of Capital Securities of any Loan Party (excluding any issuance of Capital Securities by any Loan Party to any Loan Party) in an amount equal to 100% of such Net Cash Proceeds.
          (iii) Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of any Debt of any Loan Party (excluding Debt permitted by clauses (a) — (m) of Section 11.1), in an amount equal to 100% of such Net Cash Proceeds.
          (iv) Concurrently with the receipt by any Loan Party of any contribution by the Parent funded from the Net Cash Proceeds of any issuance of Capital Securities by such Loan Party to the Parent, in an amount equal to 100% of such contribution.
          (v) Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any Extraordinary Receipts not otherwise included in any of the foregoing clauses, in an amount equal to 100% of such Net Cash Proceeds.
Nothing in this Section 6.2.2(a) shall be deemed to authorize any Asset Disposition or the sale or issuance of any Capital Securities or Debt not otherwise permitted hereunder.
The prepayments required under Section 6.2.2(a)(i)-(iv) shall be applied first, to the Term Loan in accordance with Section 6.3 and (B) second, to the Revolving Loans (such prepayments of the Revolving Loans may, subject to the terms hereof, be reborrowed) and the prepayments required under Section 6.6.2(a)(v) shall be applied to the Revolving Loans (such prepayments of the Revolving Loans may, subject to the terms hereof, be reborrowed).
          (b) In addition to the payments required pursuant to clause (a) immediately above, from and after the giving of any Notice of Control directing collections of Accounts to the Agent Account (unless and until such Notice of Control is rescinded in accordance with the provisions of Section 10.11), the outstanding principal balance of the Revolving Loans shall be repaid daily from available funds in the Agent Account as determined in accordance with Section 7.1.1 and Section 10.11 hereof.
          (c) Without limiting any of the other rights and remedies of the Administrative Agent and the Lenders in respect thereof, if on any day the Revolving Outstandings exceeds the Revolving Loan Availability on such day, the Borrowers shall immediately prepay the Revolving Loans and/or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.
          (d) Nothing in this Section 6.2.2 shall be deemed to authorize the taking of any action by any Loan Party which is not otherwise permitted hereunder.
     6.3 Manner of Prepayments. Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. Except as otherwise provided by this Agreement, all principal payments in respect of the Loans shall be applied first, to repay outstanding Base Rate Loans, if any, and then to repay outstanding LIBOR Rate Loans in direct order of Interest Period maturities. Notwithstanding the foregoing sentence, all prepayments of the Term Loans pursuant to Section 6.2.1 or 6.2.2 shall be applied pro rata among the Term Loans according to principal amounts thereof and, as to each Term Loan, pro rata to all remaining installments of principal. Term Loans that are prepaid may not be reborrowed.
     6.4 Repayments.
          6.4.1 All Obligations. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, (I) ALL OBLIGATIONS (OTHER THAN UNASSERTED CONTINGENT AND INDEMNIFICATION OBLIGATIONS AND SPECIFIED HEDGING OBLIGATIONS NOT OTHERWISE DUE OR REQUIRED TO BE PAID) SHALL BE AND BECOME IMMEDIATELY DUE AND PAYABLE AND (II) ALL LETTERS OF CREDIT SHALL IMMEDIATELY BE REQUIRED TO BE TERMINATED OR CASH COLLATERALIZED UPON THE OCCURRENCE OF THE TERMINATION DATE FOR ANY REASON WHATSOEVER.
          6.4.2 Revolving Loans. The Revolving Loans of each Lender shall be paid in full and the Revolving Commitment shall terminate on the Termination Date.
          6.4.3 Term Loan. The principal amount of the Term Loan shall be repaid in quarterly installments equal to $3,600,000 on the last day of each Fiscal Quarter beginning with the Fiscal Quarter ended June 30, 2008 and the final installment in the aggregate amount of the unpaid principal balance of the Term Loan shall be repaid on the Scheduled Termination Date. Unless sooner paid in full, the outstanding principal balance of the Term Loan shall be paid in full on the Scheduled Termination Date.
SECTION 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.
     7.1 Making of Payments.
          7.1.1 Manner of Payment; Application of Payment. All payments of principal or interest on the Notes, and of all fees, shall be made by the Borrowers to the Administrative Agent in immediately available funds at the office specified by the Administrative Agent not later than 1:00 p.m., Chicago time, on the due date therefor; and funds received after such time shall be deemed to have been received by the Administrative Agent on the following Business Day. The Administrative Agent shall remit to each Lender its share of all such payments received in collected funds by the Administrative Agent for the account of such Lender entitled thereto in the manner and at the times set forth in Section 7.1.3 below. All payments shall be made by the Borrowers directly to the Administrative Agent without setoff, counterclaim, deduction, withholding or other defense.
          7.1.2 Payment Authorization. The Borrowers hereby authorize the Administrative Agent, in its sole discretion, to charge any of the Borrowers’ accounts or advance Revolving Loans to make any payments of principal, interest, fees, costs or expenses required to be made under this Agreement or the other Loan Documents.
          7.1.3 Settlement. Within one Business Day of Administrative Agent’s receipt of payments hereunder (a “Settlement Date”), the Administrative Agent shall immediately distribute to each Lender (except with respect to Letters of Credit, certain of which statements of activity and payments shall be made by the Fronting Bank) its ratable shares (taking into account any Disproportionate Advances, which the Administrative Agent shall be entitled to settle out of any payment so received), if any, of the amount of principal, interest, and facility and other fees received by Administrative Agent for the account of such Lender. Payments received by Agent in Dollars shall be delivered to the Lenders in Dollars in immediately available funds. Each Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans, LIBOR Loans, Letters of Credit, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of Borrowers under this Agreement or any of the Notes. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of Administrative Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender. Notwithstanding the foregoing, the Administrative Agent shall not be obligated to transfer to any Defaulting Lender any payment made by any Borrower to the Administrative Agent, nor shall such Defaulting Lender be entitled to share any interest, fees or other payment hereunder, until payment is made by such Defaulting Lender to the Administrative Agent as required in this Agreement.
     7.2 Application of Certain Payments. So long as no Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Sections 6.2 and 6.3. After the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender as proceeds from the sale of, or other realization upon, all or any part of the Collateral shall be applied as the Administrative Agent shall determine in its reasonable discretion or, in the absence of a specific determination by the Administrative Agent, as set forth in the Guaranty and Collateral Agreement. Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.
     7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.
     7.4 Setoff. The Borrowers and the other Loan Parties each agree that the Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, the Borrowers and each other Loan Party agree that at any time any Event of Default exists and is continuing, the Administrative Agent and each Lender may apply to the payment of any Obligations of the Borrowers and each other Loan Party hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Borrowers and each other Loan Party then or thereafter with the Administrative Agent or such Lender.
     7.5 Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, on account of (a) principal of or interest on any Loan (but excluding (i) any payment pursuant to Sections 8.7 or 15.5 and (ii) payments of interest on any Affected Loan) or (b) its participation in any Letter of Credit) in excess of its applicable Pro Rata Share of those payments and other recoveries obtained by all other applicable Lenders on account of principal of and interest on the respective Loans (or such participation) then held by them, then such Lender shall purchase from the other applicable Lenders such participations in the respective affected Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.
     7.6 Taxes.
          (a) Except as expressly otherwise provided in this Section 7.6, all payments made by each Loan Party hereunder or under any Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any Person (i) shall be made without setoff, counterclaim, or other defense and (ii) shall be made by each Loan Party free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.
          (b) If any Borrower makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, such Loan Party shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any Taxes withheld or imposed with respect to the additional payments required under this Section 7.6(b)), the amount paid to the Lenders or the Administrative Agent equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 7.6(b). To the extent any Loan Party withholds any Taxes on payments hereunder or under any Loan Document, such Loan Party shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to the Administrative Agent within 30 days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to the Administrative Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment.
          (c) If any Lender or the Administrative Agent is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against a Lender or the Administrative Agent with respect to amounts received or receivable hereunder or under any other Loan Document, each Borrower hereby jointly and severally agrees to indemnify such Person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any Taxes imposed as a result of the receipt of the payment under this Section 7.6(c). A certificate prepared in good faith as to the amount of such payment by such Lender or the Administrative Agent shall, absent manifest error, be final, conclusive, and binding on all parties.
          (d) (i) Each Lender that is not a United States Person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to the Loan Party Representative and the Administrative Agent on or prior to the Closing Date (or in the case of a change in the funding office or a Lender that is an Assignee, on the date of such change in funding office or assignment to such Lender) two accurate and complete original signed copies of Internal Revenue Service (“IRS”) Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from United States withholding tax on interest payments to be made hereunder or any Loan. If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Code Sections 871(h) or 881(c), such Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to Administrative Agent (any such certificate, a “Withholding Certificate”). In addition, each Lender that is a Non-U.S. Participant agrees that, from time to time after the Closing Date (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances or in any applicable law, rule or regulation by any governmental authority, or compliance by any Lender with any request or directive (whether or not having force of law) of any such authority occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall promptly, to the extent permitted under applicable law, deliver to the Loan Party Representative and the Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS) and, if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or the Administrative Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder or any Loan.
          (ii) Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. Federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to the Loan Party Representative and the Administrative Agent certifying that such Lender is exempt from United States backup withholding tax. Thereafter, from time to time, to the extent that a form provided pursuant to this Section 7.6(d)(ii) is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall promptly deliver to the Loan Party Representative and the Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Administrative Agent’s exemption from United States backup withholding tax.
          (iii) No Borrower shall be required to pay additional amounts to a Lender (or under Section 7.6(b)), or indemnify any Lender, under this Section 7.6 to the extent that such obligations would not have arisen but for the failure of such Lender to comply with Section 7.6(d).

          (e) Each Lender agrees to indemnify the Administrative Agent and hold the Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this Section 7.6) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by the Borrower pursuant to this Section 7.6, whether or not such Taxes or related liabilities were correctly or legally asserted. Amounts due pursuant to this indemnification shall be paid to the Administrative Agent within 30 days from the date the Administrative Agent makes written demand therefor.
SECTION 8 INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.
     8.1 Increased Costs.
          (a) If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to the definition thereof or Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any Lender any other condition affecting its LIBOR Loans, its Notes or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) such Lender (or any LIBOR Office of such Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender (or its LIBOR Office) under this Agreement or under its Notes with respect thereto (other than any such increased cost or reduction on account of taxes of any kind, including Excluded Taxes and Taxes, as to which Section 7.6 shall govern), then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Borrowers hereby jointly and severally agree to pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.
          (b) If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Person’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Borrowers hereby jointly and severally agree to pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.
     8.2 Basis for Determining Interest Rate Inadequate or Unfair. If:
          (a) the Administrative Agent reasonably determines (which determination shall be binding and conclusive on each Borrower) absent manifest error that by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or
          (b) the Required Lenders advise the Administrative Agent that the LIBOR Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding LIBOR Loans for the relevant Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Loans; then the Administrative Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) in the case of the Lenders, no such Lender shall be under any obligation to make or convert any Base Rate Loans into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, in the case of the Revolving Loans and Term Loan, automatically convert to a Base Rate Loan.
     8.3 Changes in Law Rendering LIBOR Loans Unlawful. If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund LIBOR Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) in the case of the Lenders, no such Lender shall have any obligation to make or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by such Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the period corresponding to the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.
     8.4 Funding Losses. The Borrowers hereby jointly and severally agree that upon written demand by any Lender (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for the amount being claimed, a copy of which shall be furnished to the Administrative Agent), each Borrower will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3 or the replacement of any Lender pursuant to Section 8.7) or (b) any failure of any Borrower to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For this purpose, all such notices to the Administrative Agent pursuant to this Agreement shall be deemed irrevocable.
     8.5 Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the Borrowers to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.
     8.6 Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.
     8.7 Mitigation of Circumstances; Replacement of Lenders.
          (a) Each Lender shall promptly notify the Loan Party Representative and the Administrative Agent of any event of which it has knowledge which will or is likely to result in, and will use reasonable commercial efforts available to it (other than the taking of any such action which, in such Lender’s sole judgment, imposes any expense upon or is otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Borrowers to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Loan Party Representative and the Administrative Agent); provided that the failure by any Lender to provide prospective notice of any such possible event shall not reduce or diminish such Lender’s remedies or the Loan Parties’ obligations hereunder. Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Borrowers of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole judgment, impose aggregate expenses in excess of $1,000 on such Lender or be otherwise disadvantageous to such Lender.
          (b) If any Borrower becomes obligated to pay additional amounts to any Lender pursuant to Section 7.6 or 8.1, any Lender gives notice of the occurrence of any circumstances described in Section 8.2 or 8.3, or any Defaulting Lender pursuant to Section 2.1.1(b) does not make payment to the Administrative Agent of such amounts giving rise to its becoming a Defaulting Lender within 15 days of the date such payment is required under this Agreement, the Loan Party Representative may designate another bank which is acceptable to the Administrative Agent and the Fronting Bank in their reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender (including pursuant to Section 8.4 hereof) and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Borrowers hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.
     8.8 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Section 7.6, 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 7.6, 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Obligations (other than unasserted contingent indemnification obligations), cancellation of any Notes, expiration or termination of the Letters of Credit and termination of this Agreement.
SECTION 9 REPRESENTATIONS AND WARRANTIES.
     To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue and participate in Letters of Credit hereunder, the Loan Parties hereby jointly and severally represent and warrant to the Administrative Agent and the Lenders that:
     9.1 Organization. The Parent and each Loan Party is validly existing and in good standing under the laws of its jurisdiction of organization and each is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have or could not reasonably be expected to have a Material Adverse Effect.
     9.2 Authorization; No Conflict. The Parent and each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, each Borrower is duly authorized to borrow monies hereunder and the Parent and each Loan Party is duly authorized to perform its obligations under each Loan Document to which it is a party. The execution, delivery and performance by the Parent and each Loan Party of each Loan Document to which it is a party, and the borrowings by each Borrower hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect, except such as would not have and reasonably could not be expected to have a Material Adverse Effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of the Parent or any Loan Party or (iii) any material agreement, indenture, instrument or other material document, or any judgment, order or decree, which is binding upon the Parent, any Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Permitted Liens and Liens in favor of the Administrative Agent created pursuant to the Collateral Documents).
     9.3 Validity and Binding Nature. Each of this Agreement and each other Loan Document to which the Parent or any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity regardless of whether considered in a proceeding in equity or law.
     9.4 Financial Condition. (i) The (x) reports of independent registered public accounting firm of the Parent and its Subsidiaries (excluding CoCaLo, LaJobi, LaJobi Industries and I & J) for Fiscal Years 2004, 2005 and 2006, including audited consolidated balance sheets, statements of operations and statements of cash flows of the Parent and its Subsidiaries (excluding CoCaLo, LaJobi, LaJobi Industries and I & J) for such periods (together with the unqualified certification of such accountants relating thereto), together with the unaudited consolidating balance sheets and statements of operations of the Parent and its Subsidiaries (excluding CoCaLo, LaJobi, LaJobi Industries and I & J), as certified by the Chief Financial Officer and accompanied by agreed upon procedures letter from the aforementioned accounting firm, in each case, for such Fiscal Years and (y) with respect to the fiscal months and Fiscal Quarters ended after Fiscal Year 2006 through September 30, 2007, unaudited consolidated and consolidating balance sheets and statements of earnings and cash flows of the Borrowers and their Subsidiaries (excluding CoCaLo, LaJobi, LaJobi Industries and I & J), as certified by the Chief Financial Officer and (ii) the financial statements of the Targets described in Section 12.1.12 hereof, copies of each of which have been delivered to the Administrative Agent, were prepared in accordance with GAAP (subject to the absence of footnotes and to normal year-end adjustments, solely with respect to unaudited financial statements) and present fairly in all material respects the consolidated financial condition of the Borrowers and their Subsidiaries, the Parent and its Subsidiaries, and each of the Targets and their respective Subsidiaries, as applicable, as at such dates and the results of their operations for the periods then ended.
     9.5 No Material Adverse Change.
          (a) Between September 30, 2007 and the Closing Date, solely with respect to Kids Line, Sassy, I & J and LaJobi, no event or circumstance existed and/or has occurred that has had or could reasonably be expected to have, either alone or in conjunction with any other circumstances, events or occurrences, a Material Adverse Effect.

          (b) Between December 31, 2006 and the Closing Date, solely with respect to the LaJobi Industries, CoCaLo and their Subsidiaries, no event or circumstance existed and/or has occurred that has had or could reasonably be expected to have, either alone or in conjunction with any other circumstances, events or occurrences, a Material Adverse Effect on such entities, taken as a whole.
          (c) Since September 30, 2007, no event or circumstance exists and/or has occurred that has had or could reasonably be expected to have, either alone or in conjunction with any other circumstances, events or occurrences, a Material Adverse Effect.
     9.6 Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to such Loan Party’s knowledge, threatened against, the Parent, any other Loan Party or any of the foregoing’s Subsidiaries which has had, or could reasonably be expected to have, a Material Adverse Effect. Other than any liability incident to such litigation or proceedings, no Loan Party has any material Contingent Liabilities not listed on Schedule 9.6 or permitted by Section 11.1.
     9.7 Ownership of Properties; Liens. Each Loan Party owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights) material to its business free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) other than Permitted Liens. (i) The Parent owns good title to the Capital Securities of Kids Line, Sassy and I & J, (ii) I & J owns good title to the Capital Securities of LaJobi and (iii) following the consummation of the CoCaLo Acquisition, I & J will own good title to the Capital Securities of CoCaLo, in each case, free and clear of all Liens (other than Liens permitted pursuant to Section 11.2(h)), charges and claims other than Liens in favor of the Administrative Agent pursuant to the Pledge Agreement and the Guaranty and Collateral Agreement.
     9.8 Equity Ownership; Subsidiaries. All issued and outstanding Capital Securities of each Loan Party and each Subsidiary are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than Permitted Liens, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Schedule 9.8 sets forth the authorized Capital Securities of each Loan Party and each Subsidiary as of the Closing Date. All of the issued and outstanding Capital Securities of each Loan Party and each Subsidiary are owned as set forth on Schedule 9.8 as of the Closing Date, and all of the issued and outstanding Capital Securities of each Wholly-Owned Subsidiary is, directly or indirectly, owned by such Loan Party. As of the Closing Date, except as set forth on Schedule 9.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of any Loan Party or any Subsidiary.
     9.9 Pension Plans.
          (a) There is no Unfunded Liability which would have or could reasonably be expected to have a Material Adverse Effect. Each Pension Plan complies in all material respects with its terms and all applicable requirements of law and regulations. No contribution failure under Section 412 of the Code, Section 302 of ERISA, any other applicable law or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise would have or could reasonably be expected to have a Material Adverse Effect. There are no pending or, to the knowledge of any Loan Party, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or Loan Party or any other member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which would have or could reasonably be expected to have a Material Adverse Effect. No Loan Party nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or any Multiemployer Pension Plan which would subject any Loan Party or any other member of the Controlled Group to any material liability. Within the past five years, no Loan Party nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group which would have or could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan which would have or could reasonably be expected to have a Material Adverse Effect.
          (b) All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Loan Parties or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; no Loan Party nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any material withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and no Loan Party nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.
          (c) All Other Plans. All other “pension plans,” as such term is defined in Section 3(2) of ERISA, maintained by any Loan Party or any member of the Controlled Group that are not Pension Plans and all other non-qualified deferred compensation plans comply in all respects with their terms and with all applicable requirements of law and regulations, except to the extent that any failure to comply could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.
          (d) Disclosure. Except as set forth on Schedule 9.9 (as the same may be updated from time to time to reflect changes occurring after the Closing Date), no Loan Party maintains or contributes to a Pension Plan that is a defined benefit plan or Multiemployer Pension Plan that is governed by United States law.
     9.10 Investment Company Act. No Loan Party, Subsidiary of a Loan Party or, to the best knowledge of such Loan Party, the Parent, is an “investment company” or a company

“controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.
     9.11 [Reserved.]
     9.12 Regulation U. No Loan Party or Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
     9.13 Taxes. The Parent, each Loan Party and each Subsidiary of each of the foregoing has timely filed all federal and state income and all other material tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books and in respect of which no Lien has been filed against the assets of the Parent, any Loan Party or any of the foregoing’s Subsidiaries. The Parent has, for all periods, and commencing with the financial statements of the Loan Parties for the Fiscal Quarter ending March 31, 2006 and continuing thereafter, the Loan Parties and each Subsidiary of each of the foregoing have, in each case, made adequate reserves on their books and records in accordance with GAAP for all federal and state income and all other material taxes that have accrued but which are not yet due and payable. Neither the Parent nor any Loan Party or any of the foregoing’s Subsidiaries has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).
     9.14 Solvency, etc. (a) On (i) the Closing Date, (ii) the CoCaLo Closing Date (both immediately before and after giving effect to the CoCaLo Acquisition) and (iii) the LaJobi Closing Date (both immediately before and after giving effect to the LaJobi Acquisition), the fair value of the assets of the Parent and its Subsidiaries on a consolidated basis, at a fair valuation on a going concern basis, will exceed the debts and liabilities, as determined in accordance with GAAP, of the Parent and its Subsidiaries on a consolidated basis; the present fair saleable value of the assets of the Parent and its Subsidiaries on a consolidated basis, determined on a going concern basis, will be greater than the amount that will be required to pay the probable liability of the Parent and its Subsidiaries on a consolidated basis on their debts and other liabilities, as determined in accordance with GAAP, as such debts and other liabilities become absolute and matured; the Parent and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, as determined in accordance with GAAP, as such debts and liabilities become absolute and matured; and the Parent and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.
     (b) On (i) the Closing Date, (ii) the CoCaLo Closing Date (both immediately before and after giving effect to the CoCaLo Acquisition) and (iii) the LaJobi Closing Date (both immediately before and after giving effect to the LaJobi Acquisition) and, in each case, thereafter immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, the fair value of the assets of the Loan

Parties and their Subsidiaries on a consolidated basis, at a fair valuation on a going concern basis, will exceed the debts and liabilities, as determined in accordance with GAAP, of the Loan Parties and their Subsidiaries on a consolidated basis; the present fair saleable value of the assets of the Loan Parties and their Subsidiaries on a consolidated basis, determined on a going concern basis, will be greater than the amount that will be required to pay the probable liability of the Loan Parties and their Subsidiaries on a consolidated basis on their debts and other liabilities, as determined in accordance with GAAP, as such debts and other liabilities become absolute and matured; the Loan Parties and their Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, as determined in accordance with GAAP, as such debts and liabilities become absolute and matured; and the Loan Parties and their Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.
     9.15 Environmental Matters. The on-going operations of each Loan Party and each Subsidiary comply in all respects with all Environmental Laws, except such non-compliance which has not had, and could not (if enforced in accordance with applicable law) reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect. Each Loan Party and each Subsidiary has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Loan Party and each Subsidiary is in compliance with all terms and conditions thereof, except where the failure to do so has not had and could not reasonably be expected to result in material liability to any Loan Party or Subsidiary and has not had, and could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 9.15, no Loan Party or any Subsidiary or any of their properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance any of which has had, or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal, of any Loan Party or any Subsidiary that has had, or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect. No Loan Party or Subsidiary has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances any of which has had, or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.
     9.16 Insurance. Set forth on Schedule 9.16 is a complete and accurate summary of the property and casualty insurance program of the Loan Parties as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving any Loan Party or Subsidiary). Each Loan Party and each Subsidiary and their respective properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where any such Loan Party and/or Subsidiary operates.
     9.17 Real Property. Set forth on Schedule 9.17 is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by any Loan Party, together with, in the case of leased property, the name and mailing address of the lessor of such property.
     9.18 Information. None of the representations or warranties made by the Parent or any Loan Party in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements or information contained in each exhibit, report, statement or certificate furnished by or on behalf of the Parent or any Loan Party in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by the Parent or such Loan Party to the Administrative Agent prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered. It being recognized by the Administrative Agent and the Lenders that any projections and forecasts provided by the Borrowers, any other Loan Party or the Parent (relating to the Borrowers or the Loan Parties) are subject to uncertainties and contingencies, are based on good faith estimates and assumptions believed by the Borrowers and the other Loan Parties or the Parent to be reasonable as of the date of the applicable projections or forecasts and upon the best information then reasonably available to the Borrowers and the other Loan Parties or the Parent and that actual results during the period or periods covered by any such projections and forecasts may differ materially from projected or forecasted results; provided however that if, during the period or periods covered by any such projections and forecasts, management of the Borrowers, any other Loan Party or the Parent (relating to the Borrowers or the Loan Parties) determines that the projections and forecasts no longer accurately reflect in any material respect the projected financial results for such period or periods, as the case may be the Chief Financial Officer shall, as soon as is reasonably practicable, provide to the Administrative Agent revised projections and forecasts for such period or periods).
     9.19 Intellectual Property. Each Loan Party and each Subsidiary owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of such Loan Party or Subsidiary as currently conducted except for the failure to so own or license which would not have or could not reasonably be expected to have a Material Adverse Effect, as applicable, without any infringement upon rights of others which would have or could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 9.19, or with respect to any such licensing or distribution agreements entered into after the date hereof, as otherwise disclosed to the Administrative Agent promptly after its written request (including by way of updating and replacing such Schedule), no Loan Party is party to any licensing agreement or distribution agreement relating to any Inventory which contains any restrictions or prohibitions on the Administrative Agent (or its agents) from selling or disposing such Inventory on substantially the same terms as the Loan Party to such license agreement or distribution agreement or which contains a right in favor of the licensor or distributor to repurchase such Inventory (other than for non-payment of invoices related to the purchase by the Loan Party thereof).
     9.20 Burdensome Obligations. No Loan Party or Subsidiary is a party to or bound by any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have a Material Adverse Effect.
     9.21 Labor Matters. Except as set forth on Schedule 9.21, no Loan Party or Subsidiary is subject to any labor or collective bargaining agreement. Except as set forth on Schedule 9.21, there are no existing or, to the knowledge of any Loan Party or Subsidiary, threatened strikes, lockouts or other labor disputes involving any Loan Party or Subsidiary. Hours worked by and payment made to employees of the Loan Parties or the Subsidiaries are not in violation in any material respect of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters, except such violations which would not have, and which could not reasonably be expected to have, a Material Adverse Effect.
     9.22 No Default. No Event of Default or Unmatured Event of Default has occurred and is continuing or would result from the execution, delivery or performance hereof or of any other Loan Documents, including as a result of the Target Acquisitions and/or the incurrence by the Parent, any Loan Party or any Subsidiary of any Debt hereunder, or under any Acquisition Document, or under any other Loan Document.
     9.23 Acquisition Documents. (a) The Loan Parties have furnished (or, if the Acquisition Closing Dates have not yet occurred, shall furnish) the Administrative Agent a true and correct copy of each of the CoCaLo Acquisition Documents on or prior to the CoCaLo Closing Date and each of the LaJobi Acquisition Documents on or prior to the LaJobi Closing Date.
     (b) Each Loan Party and, to each such Loan Party’s knowledge, each other party to the Acquisition Documents, has, prior to the applicable Acquisition Closing Date, duly taken all necessary corporate, partnership or other organizational action to authorize the execution, delivery and performance of the applicable Acquisition Documents and the consummation of transactions contemplated thereby.
     (c) All conditions to I & J’s obligations to close the Target Acquisitions as set forth in the respective Acquisition Documents shall have been satisfied in all material respects, or waived with the consent of the Administrative Agent, on or prior to the Acquisition Closing Date. Without limiting the foregoing sentence, the Acquisition Documents comply in all material respects with all applicable legal requirements, and all necessary and material governmental, regulatory, creditor, shareholder, partner and other consents, approvals and exemptions required to be obtained by the Loan Parties and, to each Loan Party’s knowledge, each other party to the Acquisition Documents in connection with the Target Acquisitions will be, prior to consummation of the Target Acquisitions, duly obtained and will be in full force and effect. As of the applicable Acquisition Closing Date for each of the Target Acquisitions, all applicable waiting periods with respect to such Target Acquisition will have expired without any action being taken by any competent governmental authority which restrains, prevents or imposes material adverse conditions upon the consummation of such Target Acquisition.
     (d) The execution and delivery of the Acquisition Documents did not, and the consummation of the Target Acquisitions and the performance by the Loan Parties of their obligations under the Acquisition Documents will not, violate in any material manner any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on any Loan Party or, to each such Loan Party’s knowledge, any other party to the Acquisition Documents, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any material judgment, order or decree, to which any Loan Party is a party or by which any Loan Party is bound or, to each such Loan Party’s knowledge, to which any other party to the Acquisition Documents is a party or by which any such party is bound.
     (e) Each of the representations and warranties made by the Loan Parties and, to each such Loan Party’s knowledge, any other Person, in the Acquisition Documents is, in each case, true and correct in all material respects as of the applicable Acquisition Closing Date.
     9.24 Subordinated Debt. All Obligations shall constitute senior Debt entitled to the priority and benefits of the subordination provisions contained in any subordination agreement relating to any Subordinated Debt.
     9.25 Eligible Accounts and Eligible Inventory. All Accounts and Inventory represented by the Borrowers or the Loan Party Representative at any time as being eligible for lending purposes hereunder including, upon each borrowing hereunder, constitute Eligible Accounts and Eligible Inventory, respectively.
     9.26 Other Debt. Except as otherwise set forth on Schedule 9.26 or permitted pursuant to Section 11.1, no Loan Party is now obligated for any Debt other than the Obligations.
SECTION 10 AFFIRMATIVE COVENANTS.
          Until the expiration or termination of the Commitments and thereafter until all Obligations (other than unasserted contingent and indemnification obligations) hereunder and under the other Loan Documents are paid in full in cash and all Letters of Credit have been terminated (or Cash Collateralized), each of the Loan Parties agree that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:
     10.1 Reports, Certificates and Other Information. Deliver to the Administrative Agent (whereupon, in the cases of Sections 10.1.1, 10.1.2, 10.1.3, 10.1.5(a), 10.1.6, 10.1.8 and 10.1.9, the Administrative Agent shall deliver copies thereof to the Lenders):
          10.1.1 Annual Report. Promptly when available, and in any event within 90 days after the close of each Fiscal Year (or such earlier or later date as Form 10-K of the Parent is required to be filed by with the SEC taking into account any extension granted by the SEC, provided the Loan Party Representative gives the Administrative Agent prompt written notice of such extension), (a) a copy of the Report of Independent Registered Public Accounting Firm

on the annual audit of the consolidated financial statements of the Parent and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of operations and cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by the Parent and reasonably acceptable to the Administrative Agent, together with a comparison with the previous Fiscal Year; and (b) consolidating balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Year and consolidating statements of operations and cash flows for the Parent and its Subsidiaries for such Fiscal Year, in each case, prepared in accordance with GAAP (other than with respect to the absence of footnotes); provided, that the Parent ‘s obligation with respect to consolidating statements of cash flows will be restricted to using its best efforts to provide such information (it being agreed however that if such consolidating statements of cash flows can not be provided, the Borrowers shall deliver a consolidated statement of cash flows for the Borrowers for such period certified as set forth in clause (i) below), (i) certified by the Chief Financial Officer as fairly and accurately presenting in all material respects the financial condition and results of operations of such entities as of the date and for the period covered and (ii) accompanied by (x) an agreed upon procedures letter, in accordance with relevant U.S. auditing standards, signed by independent auditors of recognized standing selected by the Parent and reasonably acceptable to the Administrative Agent, which shall state the procedures performed by such accountants (such procedures to be agreed upon with the Parent and the Administrative Agent), and the results of such procedures, to agree the amounts in the general ledgers of the Borrowers to the inclusion of such amounts in the consolidating balance sheet and consolidating statements of operations of the Parent , the totals of which are agreed, in all material respects to the audited consolidated balance sheet and consolidated statements of operations for the respective year delivered by the Parent pursuant to Section 10.1.1(a), (y) a comparison to the Budget for such Fiscal Year and (z) a comparison with the previous Fiscal Year. With respect to the foregoing, to the extent the Parent ‘s annual report on Form 10-K shall satisfy the requirements of Section 10.1.1(a), the Administrative Agent will accept such Form 10-K in lieu of such item.
          10.1.2 Interim Reports. (a) Promptly when available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or such earlier or later date as Form 10-Qs of the Parent are required to be filed by the SEC taking into account any extension granted by the SEC, provided the Loan Party Representative gives the Administrative Agent prompt written notice of such extension), unaudited consolidated financial statements of the Borrowers and their Subsidiaries for such Fiscal Quarter, including therein consolidated balance sheets and statements of operations and cash flows as of the end of such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, in each case, prepared in accordance with GAAP, consistently applied and certified by the Chief Financial Officer as fairly presenting in all material respects the financial condition of the Borrowers and their Subsidiaries as at the date thereof, together with (i) a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year and (ii) a consolidating balance sheet of the Borrowers and their Subsidiaries as of the end of such Fiscal Quarter and consolidating statement of earnings and cash flows for the Borrowers and their Subsidiaries for such Fiscal Quarter, in each case, prepared in accordance with GAAP (other than with respect to the absence of footnotes and normal year end audit adjustments) certified by the Chief Financial Officer as fairly presenting in all material respects the financial condition of such entities as at the date and for the period covered; and (b) promptly when available and in any event within 30 days after the end of each fiscal month of the Borrowers (other than the end of a fiscal month which is also a Fiscal Quarter or Fiscal Year end), unaudited consolidated financial statements of the Borrowers and their Subsidiaries for such fiscal month, including therein consolidated balance sheets and statements of earnings and cash flows as of the end of such fiscal month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such fiscal month, in each case, prepared in accordance with GAAP, consistently applied and certified by the Chief Financial Officer as fairly presenting in all material respects the financial condition of the Borrowers and their Subsidiaries as at the date thereof, together with (i) a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year and (ii) a consolidating balance sheet of the Borrowers and their Subsidiaries as of the end of such month and consolidating statement of earnings and cash flows for the Borrowers and their Subsidiaries for such month, in each case, prepared in accordance with GAAP (other than with respect to the absence of footnotes and normal year-end audit adjustments) certified by the Chief Financial Officer as fairly presenting in all material respects the financial condition of such entities as at the date and for the period covered; provided that with respect to the foregoing relating to any Fiscal Quarter ending prior to the Closing Date, to the extent the Parent’s quarterly report on Form 10-Q for such quarter shall satisfy the requirements of Section 10.1.2, the Administrative Agent will accept such Form 10-Q in lieu of such item.
          10.1.3 Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2(a), a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of the Loan Party Representative, containing (i) if required pursuant to the terms hereof, a computation of each of the financial ratios and restrictions set forth in Section 11.13 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, taken or being taken to cure it and (ii) a written statement of the Borrowers’ management setting forth a discussion of the financial condition of the Borrowers and their Subsidiaries and any material changes in their financial condition and/or results of operations.
          10.1.4 Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, without duplication, copies of all regular, periodic or special reports, if any, of the Parent or any Loan Party filed with the SEC; copies of all registration statements of the Parent or any Loan Party or Subsidiary filed with the SEC (other than on Form S-8), if any; and copies of all proxy statements or other communications made to security holders generally. The Loan Parties’ obligations under this Section 10.1.4 shall be deemed satisfied if the Loan Party Representative provides written notice to the Administrative Agent of the filing and availability on EDGAR of any specific report; provided that such report is available on EDGAR.
          10.1.5 Notice of Default, Litigation and ERISA Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Loan Party or Subsidiary affected thereby with respect thereto:

          (a) the occurrence of an Event of Default or an Unmatured Event of Default;
          (b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by any Loan Party or Subsidiary to the Administrative Agent which has been instituted or, to the knowledge of any Loan Party or Subsidiary, is threatened against the Parent, any Loan Party, any Subsidiary of any of the foregoing or to which any of the properties of any thereof is subject which would have or could reasonably be expected to have a Material Adverse Effect;
          (c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the any Loan Party or any other member of the Controlled Group furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of any Loan Party or any other member of the Controlled Group with respect to any post-retirement welfare benefit plan or other employee benefit plan of any Loan Party or any other member of the Controlled Group which would have or could reasonably be expected to have a Material Adverse Effect, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;
          (d) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which would have or could reasonably be expected to have a Material Adverse Effect;
          (e) any Asset Disposition; or
          (f) any cancellation, any material change or any increase (which increase is as a result of deterioration in the risk profile of any Loan Party or Subsidiary) in the deductible in any insurance policy or coverage maintained by any Loan Party or Subsidiary.
          10.1.6 Borrowing Base Certificates. By the thirteenth Business Day of each fiscal month for the immediately preceding month, a Borrowing Base Certificate executed by a Senior Officer of the Loan Party Representative on behalf of the Borrowers (provided that (i) the Loan Party Representative may deliver a Borrowing Base Certificate more frequently if it chooses, and (ii) after the occurrence and during the continuance of an Event of Default, the Administrative Agent may require the Loan Party Representative to deliver Borrowing Base Certificates more frequently upon its request). Upon the request by the Administrative Agent, the Loan Parties (at their sole expense) shall provide the Administrative Agent with full access to copies of the Borrowers’ sales journals, cash receipts journals and credit memo journals for the relevant period and shall provide the Administrative Agent with such other additional information concerning Accounts and Inventory as may be reasonably requested by the Administrative Agent from time to time. Each Borrowing Base Certificate shall reflect the actual, aggregate Account balance and book Inventory balance as of such date.
          10.1.7 Management Reports. Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to any Loan Party by its independent auditors in connection with each annual or interim audit made by such auditors of the books of the Borrowers and their Subsidiaries.
          10.1.8 Projections. As soon as practicable, and in any event not later than 45 days after the commencement of each Fiscal Year (commencing with Fiscal Year 2009), financial projections for the Borrowers and their Subsidiaries for such Fiscal Year (including monthly operating and cash flow budgets) prepared in a manner consistent with the projections delivered by the Borrowers to the Administrative Agent prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Administrative Agent, accompanied by a certificate of the Chief Financial Officer on behalf of the Borrowers and their Subsidiaries to the effect that (a) such projections were prepared by the Borrowers and their Subsidiaries in good faith, (b) the Borrowers and their Subsidiaries had a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions (it being recognized that any projections provided hereunder by the Parent, the Borrowers or any other Loan Party are subject to uncertainties and contingencies, are based on good faith estimates and assumptions believed by the Parent, the Borrowers or such Loan Party to be reasonable as of the date of the applicable projections and upon the best information then reasonably available to the Parent, the Borrowers and the other Loan Parties and that actual results during the period or periods covered by any such projections may differ materially from projected results; provided however that if, during the period or periods covered by any such projections, management of the Borrowers or any other Loan Party determines that the projections no longer accurately reflect in any material respect the projected financial results for such period or periods, as the case may be, the Chief Financial Officer shall, as soon as practicable, provide to the Administrative Agent revised projections for such period or periods).
          10.1.9 Material Notices. Promptly following receipt, copies of any notices of default, termination or acceleration or any other material notices received from any holder or trustee of, under or with respect to any Subordinated Debt, the Earnout Consideration, the Acquisition Documents or any other material agreement.
          10.1.10 Other Information. Promptly from time to time, such other information concerning the Loan Parties (or any of them), any Subsidiary or, to the extent obtainable by the Loan Parties, the Parent and its Subsidiaries (other than the Loan Parties and their Subsidiaries) as any Lender or the Administrative Agent may reasonably request.
     10.2 Books, Records and Inspections. Keep, and cause each other Loan Party and Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party and Subsidiary to permit, the Administrative Agent, any Lender or any representative thereof to inspect the properties and operations of the Loan Parties and the Subsidiaries during regular business hours and with reasonable prior notice (or any time without notice if an Event of Default exists); provided that any Lender’s inspection must be coordinated with an inspection by the Administrative Agent or one of its representatives; and permit, and cause each other Loan Party and Subsidiary to permit, during regular business hours and with reasonable prior notice (or at any time without notice if an Event of Default exists), the Administrative Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Loan Parties each hereby authorizes such independent auditors to discuss such financial matters with any Lender or the Administrative Agent or any representative thereof), and to examine (and, at the expense of the Loan Parties) photocopy extracts from any of its books or other records; and permit, and cause each other Loan Party to permit, during regular business hours and with reasonable prior notice (or at any time without notice if an Event of Default exists), the Administrative Agent and its representatives to inspect the Collateral and other tangible assets of the Loan Parties, to perform appraisals of the Collateral and real property of the Loan Parties, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other Collateral. The Loan Parties shall be jointly and severally liable for all reasonable expenses of the Administrative Agent incurred in connection with such inspections or audits, including the reasonable fees and expenses of its representatives and/or agents (it being agreed that any Lender may accompany the Administrative Agent at its own expense); provided, however, that other than with respect to audits, inspections and appraisals conducted at any time that an Event of Default exists, the Loan Parties shall not be required to reimburse the Administrative Agent for more than two inspections and/or audits and more than two appraisals in any Fiscal Year; it being acknowledged that a single inspection, audit and/or appraisal may entail visits to the multiple locations of books, records and assets of the Loan Parties; and it being further agreed that the costs for each inspection/audit shall not exceed $35,000, in aggregate, and the costs for each appraisal shall not exceed $20,000, in aggregate, in each case, plus reasonable out of pocket expenses and disbursements.
     10.3 Maintenance of Property; Insurance.
          10.3.1 Obligation to Maintain Properties. Keep, and cause each other Loan Party and Subsidiary to keep, all Collateral and all other property useful and necessary in the business of the Loan Parties and Subsidiaries in good working order and condition, ordinary wear and tear excepted and shall make all necessary replacements of, and repairs to, the equipment so that the operating efficiency and the value thereof shall at all times be preserved and maintained.
          10.3.2 Obligation to Maintain Insurance. Maintain, and cause each other Loan Party and Subsidiary to maintain, with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, but which shall insure against all risks and liabilities of the type identified on Schedule 9.16; and, upon request of the Administrative Agent or any Lender, furnish to the Administrative Agent a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties and Subsidiaries. The Loan Party Representative shall cause each issuer of an insurance policy to provide the Administrative Agent with an endorsement (i) showing the Administrative Agent as loss payee with respect to each policy of property or casualty insurance and naming the Administrative Agent as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be given to the Administrative Agent prior to any cancellation of (or 10 days’ notice in the event of non-payment of premiums), material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to the Administrative Agent. The Loan Parties shall execute and deliver to the Administrative Agent a collateral assignment, in form and substance reasonably satisfactory to the Administrative Agent, of the proceeds of each business interruption insurance policy maintained by the Loan Parties.
          10.3.3 Forced Place Coverage. UNLESS THE LOAN PARTIES PROVIDE THE ADMINISTRATIVE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT AND AFTER THE ADMINISTRATIVE AGENT’S WRITTEN DEMAND THEREFOR, THE ADMINISTRATIVE AGENT MAY (BUT SHALL HAVE NO OBLIGATION TO) PURCHASE SUCH INSURANCE AT THE BORROWERS’ EXPENSE TO PROTECT THE ADMINISTRATIVE AGENT’S AND THE LENDERS’ INTERESTS UNDER THE LOAN DOCUMENTS. THIS INSURANCE MAY, BUT NEED NOT, PROTECT ANY LOAN PARTY’S INTERESTS. THE COVERAGE THAT THE ADMINISTRATIVE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST ANY LOAN PARTY IN CONNECTION WITH THE COLLATERAL. THE LOAN PARTIES MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE ADMINISTRATIVE AGENT, BUT ONLY AFTER PROVIDING THE ADMINISTRATIVE AGENT WITH EVIDENCE THAT THE BORROWERS HAVE OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE ADMINISTRATIVE AGENT PURCHASES ANY SUCH INSURANCE, THE BORROWERS WILL BE JOINTLY AND SEVERALLY RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOANS OWING HEREUNDER. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE THE LOAN PARTIES MAY BE ABLE TO OBTAIN ON THEIR OWN.
     10.4 Compliance with Laws; Payment of Taxes and Liabilities. (a) Comply, and cause the Parent and each other Loan Party and Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply would not have or could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause the Parent and each other Loan Party and Subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls the Parent, a Loan Party or Subsidiary is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders; (c) without limiting clause

(a) above, comply, and cause each other Loan Party and Subsidiary to comply in all material respects, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations and (d) pay, and cause the Parent and each other Loan Party to pay, prior to delinquency, all federal and state income taxes and all other material taxes and other governmental charges against it or any Collateral, as well as claims of any kind which, if unpaid, could become a Lien (other than a Permitted Lien) on any of its property; provided that the foregoing clause (d) shall not require the Parent, any Loan Party or Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any Collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the Collateral to satisfy such claim.
     10.5 Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 11.4) cause the Parent, each other Loan Party and Subsidiary to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing would not have or could not reasonably be expected to have a Material Adverse Effect).
     10.6 Reserved.
     10.7 Use of Proceeds. In the case of Revolving Loans and the Term Loan, use the proceeds of such Loans, and the Letters of Credit, solely to fund the Target Acquisitions, to refinance or repay the Debt to be Repaid, for working capital purposes, for capital expenditures, for payment of the Earnout Consideration and the CoCaLo Note due and owing and permitted to be paid by the applicable Loan Parties pursuant to Section 11.3 and for other general business purposes. In no event shall any of the Loans or the Letters of Credit be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.
     10.8 Employee Benefit Plans. Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.
     (a) Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.
     (b) Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would, or could reasonably be expected to, entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) above individually or in the aggregate would not have or could not reasonably be expected to have a Material Adverse Effect.

     10.9 Environmental Matters. (a) If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Loan Party or Subsidiary, each Loan Party and Subsidiary shall, or shall cause the applicable Loan Party or Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the material value of such real property or other assets. Without limiting the generality of the foregoing, each Loan Party shall, and shall cause each other Loan Party and Subsidiary to, comply with any Federal or state judicial or administrative order requiring the performance at any real property of any Loan Party of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, each Loan Party shall, and shall cause each of its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating to its knowledge in compliance with Environmental Laws.
     (b) The Loan Parties shall promptly notify the Administrative Agent in writing upon learning there is or are, in each case, which are reasonably likely to result in material liability to a Loan Party under any applicable Environmental Law (i) any Hazardous Substances other than those used by the Loan Parties or tenants under leases at any real property of any Loan Party or Subsidiary in the ordinary course of their businesses and in compliance with all Environmental Laws, present on such real property; (ii) any Release of Hazardous Substances in, on, under, from or migrating towards such real property; (iii) any material non-compliance with Environmental Laws related in any way to such real property; (iv) any actual or reasonably likely liens and other encumbrances imposed pursuant to any Environmental Law; (v) any investigation or action or claim, whether threatened or pending, by any governmental agency or third party pertaining to the release of Hazardous Substances in, on, under, from, or migrating towards such real property; and (vi) any installation of wells, piping, or other equipment at such real property to investigate, remediate or otherwise address any release of Hazardous Substances at, on, in or in the vicinity of such real property.
     10.10 New Subsidiaries.
          10.10.1 Immediately upon the closing of the CoCaLo Acquisition on the CoCaLo Closing Date, the Loan Parties shall, (x) cause CoCaLo to become a Borrower hereunder and under the Notes and the other Loan Documents and become a Grantor under the Guaranty and Collateral Agreement by executing and delivering to the Administrative Agent (1) a Joinder Agreement in the form of Exhibit G hereto, in the capacity of a Borrower and (2) any further documents, instruments or agreements as the Administrative Agent may reasonably require in order to grant the Administrative Agent a perfected first priority security interest (subject only to Permitted Liens) in substantially all of the assets of CoCaLo in accordance with and subject to the terms of the Guaranty and Collateral Agreement and the other Loan Documents and (y) cause to be delivered to the Administrative Agent an opinion of counsel in form and substance reasonably satisfactory to the Administrative Agent covering, among other things, with regard to CoCaLo, certain corporate matters, due authorization, execution and enforceability of the Loan Documents to which it is bound, the absence of conflicts related thereto, and attachment and perfection of the security interests of the Administrative Agent in the assets of CoCaLo.

          10.10.2 If, after the Closing Date, any Loan Party creates or acquires, either directly or indirectly, any Subsidiary (other than CoCaLo) in accordance with Section 11.4 or 11.15, it will upon such creation or acquisition thereof:
          (a) if such Subsidiary is organized in the United States of America (x) cause such Subsidiary to become either a Borrower or a Guarantor; provided, that such Subsidiary may become a Borrower hereunder only if such Subsidiary is a Domestic Wholly-Owned Subsidiary and the Administrative Agent has provided its prior written approval of such Subsidiary becoming a Borrower (upon its review of such Subsidiary including, without limitation, its review of such field examinations, audits, appraisals and other due diligence as the Administrative Agent shall reasonably require) and, if such Subsidiary is not a Domestic Wholly-Owned Subsidiary or in the event such approval as a Borrower is not granted, such Subsidiary shall become a Guarantor, and (y) cause such Subsidiary to execute and deliver to the Administrative Agent (1) a Joinder Agreement in the form of Exhibit G hereto, in its capacity as a Borrower or a Guarantor, as applicable, and (2) any further documents, instruments or agreements as the Administrative Agent may reasonably require in order to grant the Administrative Agent a perfected first priority security interest (subject only to Permitted Liens) in substantially all of the assets of such Subsidiary; and
          (b) if such Subsidiary is organized in the United States of America or is a First-Tier Foreign Subsidiary, cause to be pledged to the Administrative Agent (pursuant to the Guaranty and Collateral Agreement) a security interest in the Capital Securities of such Subsidiary owned by such Loan Party (provided, that with respect to any such First-Tier Foreign Subsidiary, such Loan Party shall only be required to grant to the Administrative Agent a first-priority security interest in the Capital Securities thereof to the extent owned by any such Loan Party and not exceeding sixty-five percent (65%), in the aggregate, of the issued and outstanding Capital Securities of such Subsidiary); and
          (c) in either of the cases in (a) or (b) above, (i) deliver to the Administrative Agent (1) revised schedules to the Loan Documents reflecting such Loan Party’s ownership interest in such Subsidiary and (2) the certificates, if any, representing the Capital Securities of such Subsidiary required to be pledged hereunder, together with undated stock powers and an irrevocable proxy (or equivalent instruments, as applicable), or if such interest is uncertificated, evidence of the registration of the Administrative Agent’s lien on and security interest in such interest on the books and records of such entity and (ii) execute and deliver all such other instruments, documents and agreements and take such other actions, and cause all Subsidiaries to execute and deliver all such other instruments, documents and agreements and to take such other actions, as in either case, the Administrative Agent may reasonably request or require to fully evidence and consummate the transactions contemplated in clauses (a) and (b) above and to ensure the enforceability, perfection and first-priority (subject only to Permitted Liens) of the interests and undertakings thereunder, including, without limitation, (i) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing, (ii) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession and (iii) legal opinions in form and substance and from such counsel reasonably satisfactory to the Administrative Agent to be addressed to (or permit reliance upon by) the Administrative Agent and the Lenders.

     Without limiting the foregoing, the Loan Parties shall have no obligations pursuant to this Section 10.10 with respect to any Second-Tier Foreign Subsidiary.
     10.11 Deposit Accounts. With regard to all lock-boxes, collection accounts, deposit accounts, securities accounts, operating accounts, checking accounts, disbursement accounts and other accounts (other than payroll accounts and accounts maintained by the Loan Parties for the sole benefit of their employees as listed on Schedule 10.11 attached hereto) (collectively, the “Subject Accounts”), each Loan Party hereby authorizes the financial institutions at which any such Subject Accounts are maintained to provide the Administrative Agent with a copy of such financial institution’s regular statements and such other more frequent statements or advices as the Administrative Agent may reasonably request, in each case, covering the remittances, deposits, and withdrawals from and balances of such account, and each Loan Party hereby consents to such information being provided to the Administrative Agent. Each Loan Party shall cause each financial institution at which such Loan Party maintains a Subject Account (other than LaSalle) to enter into an Account Control Agreement in order to give the Administrative Agent “control” thereof (as defined in the UCC) for perfection purposes; provided that (i) with respect to any such account existing on the Closing Date, a fully-executed Account Control Agreement must be delivered to the Administrative Agent on or prior to the Closing Date, (ii) with respect to any Subject Account opened after the Closing Date, such Loan Party must provide the Administrative Agent with 10 days’ prior written notice of its intention to open such account and must deliver to the Administrative Agent a fully-executed Account Control Agreement with respect to such account, and (iii) it is hereby acknowledged and agreed that the Borrowers may (and shall only be permitted to) maintain and operate Subject Accounts (other than any such Subject Account to which Accounts are deposited or remitted) to the extent not having at any time deposits in excess of $2,000,000, in aggregate among all such Subject Accounts, in respect of which no Account Control Agreements are in effect. Notwithstanding anything contained herein or in any other Loan Document to the contrary, the Loan Parties hereby acknowledge and agree that, with respect to any Subject Accounts, upon the occurrence and continuance of an Event of Default, the Administrative Agent may instruct any or all of the financial institutions at which any such accounts are maintained (A) to cease honoring the Loan Parties’ directions as to the handling, disposition and disbursement of funds or remittance to or on deposit in any such accounts and (B) to remit or apply all amounts on deposit in or remittances to such accounts in accordance with the direction of the Administrative Agent (in each case of clause (A) or (B) above, a “Notice of Control”). The Administrative Agent agrees that it shall not give a Notice of Control to any financial institution unless and until an Event of Default has occurred and is continuing. Upon the written request of the Loan Party Representative delivered to the Administrative Agent, at any time (1) after the waiver, if any, of any existing Events of Default (other than an Event of Default described in clause (2) immediately below) or (2) six months after the waiver, if any, of any existing Event of Default under Section 13.1.1 or resulting from the violation of any of the financial covenants in Section 11.13, and provided that no other Event of Default has occurred and is continuing, the Administrative Agent shall promptly notify all financial institutions to which it has previously delivered a Notice of Control that such notice is rescinded and that such financial institution is again entitled to rely on the instruction and direction of the applicable Loan Party with respect such accounts until a new Notice of Control is given by the Administrative Agent (a “Notice of Rescission”). The Administrative Agent shall copy the Loan Party Representative on any Notice of Control and Notice of Rescission given to a financial institution but the failure to do so shall in no event effect the validity of any such Notice of Control, nor subject the Administrative Agent to any liability.
     10.12 Independent Directors. Each Borrower agrees that, at all times, at least one of its directors will be an Independent Director who will serve such Borrower in accordance with the terms of such Borrower’s organizational documents, and no Borrower shall take, authorize, consent or acquiesce to or permit any of its Subsidiaries to take, authorize, consent or acquiesce to, any of the following without the affirmative vote of such Independent Director: (i) the commencement by or against or the consent or acquiescence to, any proceeding of a type described in Section 13.1.4 involving any Borrower or (ii) the amendment of any provision of this Section 10.12 or such Borrower’s Bylaws or Operating Agreement, as applicable, altering any provision effecting the rights, duties or responsibilities of any Independent Director.
     10.13 Hedging Agreements. The Borrowers shall obtain within 90 days of the Closing Date, and thereafter maintain in effect until the Scheduled Termination Date, a Hedge Agreement or Hedge Agreements reasonably acceptable to the Administrative Agent that protect against fluctuations in interest rates with respect to at least 50% of the aggregate outstanding principal amount of the Term Loan.
     10.14 Preparation of Environmental Reports. If at any time during the term of this Agreement the Lenders have a reasonable basis for believing that a discharge of Hazardous Substances has occurred or a material violation of Environmental Laws exists at any real property owned or leased by any of the Loan Parties, the Loan Parties shall, and shall cause their Subsidiaries to, at the request of the Required Lenders, subject to any reasonable limitations imposed by the owner of any such leased real property, provide to the Lenders within 90 days after such request, at the expense of the Loan Parties, an environmental site assessment report for such real property, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Loan Parties, and the Loan Parties each hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.
     10.15 Further Assurances. The Loan Parties shall, and shall cause their Subsidiaries to, promptly upon the reasonable request of the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request from time to time in order to (i) carry out the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law and in accordance with the terms of the Collateral Documents, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents and (iii) maintain the validity and effectiveness of the Collateral Documents and perfect and maintain the validity, effectiveness and priority of the Liens intended to be created thereunder.
     10.16 Acquisition Documents; Material Contracts.
          (a) The Loan Parties shall, and shall cause their Subsidiaries to, perform and observe all the terms and provisions of each of the Acquisition Documents required to be performed or observed by it, maintain each such Acquisition Document in full force and effect, enforce each such Acquisition Document in accordance with its terms, and make to each other party to each such Acquisition Document such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Acquisition Document, except where the failure to do so would not be and could not reasonably be expected to be adverse to the Administrative Agent or the Lenders in any material respect; provided, however, that notwithstanding the foregoing, upon the request of the Administrative Agent to do so after the occurrence and during the continuation of an Event of Default, the Loan Parties shall take any of the foregoing actions.
          (b) The Loan Parties shall, and shall cause their Subsidiaries to, perform and observe all the terms and provisions of each instrument, document or agreement material to the business of the Loan Parties and the Subsidiaries, taken as a whole (a “Material Contract”), required to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms and make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, however, that upon the request of the Administrative Agent to do so after the occurrence and during the continuation of an Event of Default, the Loan Parties shall take any of the foregoing actions.
     10.17 Designation as Senior Debt. Designate all Obligations as constituting senior indebtedness under and for purposes of any Subordinated Debt.
SECTION 11 NEGATIVE COVENANTS.
     Until the expiration or termination of the Commitments and thereafter until all Obligations (other than unasserted contingent and indemnification obligations) hereunder and under the other Loan Documents are paid in full in cash and all Letters of Credit have been terminated, each Loan Party agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:
     11.1 Debt. Not, and not permit any other Loan Party to, create, incur, assume or suffer to exist any Debt, except:
          (a) Obligations under this Agreement and the other Loan Documents;

          (b) Debt secured by Liens permitted by Section 11.2(d); provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $2,000,000;
          (c) (i) unsecured Debt owing by any Borrower to any other Loan Party, (ii) unsecured Debt owing by any Loan Party (other than a Borrower) which is a Wholly-Owned Subsidiary to any other Loan Party (other than a Borrower), (iii) unsecured Debt owing by any Loan Party (other than a Borrower or a Wholly-Owned Subsidiary) to any other Loan Party, in an aggregate amount at any time outstanding not to exceed $3,000,000 among all Loan Parties, and (iv) unsecured Debt owing by any Loan Party to a First-Tier Foreign Subsidiary of any Loan Party, in an aggregate amount at any time outstanding not to exceed $3,000,000 among all Loan Parties; provided that in each of the cases of (i), (ii) and (iii) above, any such Debt shall be evidenced by a demand note in the form of Exhibit H attached hereto and pledged and delivered to the Administrative Agent pursuant to the Collateral Documents as additional collateral security for the Obligations; provided, further that in each of the cases of clause (i), (ii) and (iii) any such Debt shall be subordinated to the Obligations of the Loan Parties hereunder in a manner reasonably satisfactory to the Administrative Agent (it being agreed that the subordination provisions set forth in the demand note referred to above shall be deemed to be reasonably satisfactory to the Administrative Agent);
          (d) unsecured Subordinated Debt (other than Debt described in clause (c) above) in an amount at any time outstanding not to exceed $7,500,000; provided that such Debt remains subject to subordination agreements reasonably acceptable to the Administrative Agent;
          (e) unsecured Hedging Obligations for bona fide hedging purposes and not for speculation and the Hedging Agreement required by Section 10.13 hereof,;
          (f) Debt existing on the date hereof described on Schedule 9.26 and any extension, renewal or refinancing thereof so long as neither the principal amount thereof is increased, the weighted average life to maturity decreased or, if secured, any additional collateral is granted as security therefor;
          (g) the Debt to be Repaid (so long as such Debt is repaid on the Closing Date with the proceeds of the initial Loans hereunder);
          (h) unsecured Contingent Liabilities arising with respect to customary indemnification obligations in favor of sellers in connection with Permitted Acquisitions and purchasers in connection with dispositions permitted under Section 11.4;
          (i) up to $2,500,000 at any time outstanding of Acquired Debt assumed in Permitted Acquisitions which, if secured, the Liens thereunder would be of a type permitted pursuant to Section 11.2(d);
          (j) unsecured Debt in respect of bid, performance or surety, appeal or similar bonds issued for the account of and completion guarantees provided by the Loan Parties in the ordinary course of business;
          (k) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five Business Days of incurrence;
          (l) unsecured Debt under and in respect of the CoCaLo Note (including the guaranty thereof pursuant to the Kids Line/CoCaLo Guaranty) incurred pursuant to and in accordance with the CoCaLo Acquisition Documents; and
          (m) Debt arising in connection with endorsement of instruments for deposit in the ordinary course of business.
     11.2 Liens. Not, and not permit any other Loan Party, to create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:
          (a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;
          (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;
          (c) Liens described on Schedule 11.2 existing as of the Closing Date;
          (d) subject to the dollar limitation set forth in Section 11.1(b) and Section 11.1(i), (i) Liens (including Liens having priority over the Liens pursuant to the Loan Documents) arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens (including Liens having priority over the Liens pursuant to the Loan Documents) of the type described in subclauses (i) and (iii) of this clause (d) existing on property at the time of the acquisition thereof by any Loan Party (and not created in contemplation of such acquisition) pursuant to any Permitted Acquisition and (iii) Liens (including Liens having priority over the Liens pursuant to the Loan Documents) that constitute purchase money security interests on any capital asset securing debt incurred for the purpose of financing all or any part of the cost of acquiring such capital asset, provided that any such Lien attaches solely to the capital asset so acquired and secures no more than the purchase price (or portion) thereof financed thereby;
          (e) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party;
          (f) Liens in favor of the Administrative Agent under the Loan Documents, including those securing the Hedge Agreement issued pursuant to Section 10.13 hereof;

          (g) Liens on deposit accounts granted or arising in the ordinary course of business in favor of depositary banks maintaining such deposit accounts solely to secure customary account fees and charges payable in respect of such deposit accounts and overdrafts;
          (h) Liens in favor of custom brokers for taxes, assessments and governmental charges the payment of which is not required under Section 10.4 payable in connection with the importation of Inventory in the ordinary course of business of the Borrowers or any other Loan Party;
          (i) leases or subleases granted to other Persons (as lessee thereof) not materially interfering with the conduct of the business of any Borrower or any other Loan Party;
          (j) precautionary UCC financing statement filings regarding operating leases;
          (k) Liens arising out of the existence of judgment or awards not giving rise to an Event of Default; provided that the Loan Parties shall promptly seek the stay of, or otherwise satisfy any such Lien not being contested in good faith;
          (l) inchoate statutory and common law landlords’ liens under leases to which any Borrower or any other Loan Party is a party;
          (m) the replacement, extension or renewal of any Lien permitted by clauses (c) or (d) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount or priority thereof or the security or collateral therefor or decrease in the weighted average life to maturity thereof); and
          (n) any other Liens in an aggregate amount not exceeding $100,000 at any time.
     11.3 Restricted Payments. Except as permitted pursuant to the following sentence, not, and not permit any other Loan Party or Subsidiary to (a) make any distribution to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its direct or indirect equityholders or any Affiliate thereof, (d) pay, redeem, prepay, defease, purchase, repurchase or make any other payment on or in respect of any Subordinated Debt or the CoCaLo Note, including under any guaranty thereof, or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing:
          (i) any Subsidiary may pay dividends or make other distributions in cash or other property in respect of its Capital Securities to the Borrowers or, if a wholly-owned Subsidiary, to its parent company (other than the Parent), including, without limitation, to enable the recipient to pay taxes;
          (ii) (1) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Loan Parties may make regularly scheduled payments of interest in respect of Subordinated Debt (other than Subordinated Debt owing to any Affiliate) to the extent permitted under the subordination provisions thereof, and (2) the Loan Parties shall be permitted to accrue all non-cash interest (i.e., PIK interest) on its Subordinated Debt and non-cash dividends on its Capital Securities consisting of preferred stock;
          (iii) the Borrowers may pay dividends or make other distributions, out of legally available funds, to the Parent for the sole purpose of permitting the Parent to (and upon receipt by the Parent of such funds the Parent shall promptly use such funds to) pay income tax liabilities allocable to the Borrowers’ and their Subsidiaries’ operations, to the extent any such taxes are due and owing by the Parent and its Subsidiaries on a consolidated basis; provided, that the proportion (as between the Borrowers and their Subsidiaries on the one hand, and the Russ Berrie B Entities, on the other hand) of the tax liability of the Parent that the Borrowers shall be permitted to fund pursuant to this clause (iii) may be increased to the extent and in the amount of taxes which would previously have been owed by the Parent based solely on the operations of the Borrowers’ and their Subsidiaries’, but were offset from and after March 14, 2006 by losses, credits or deductions relating to the Russ Berrie B Entities’ operations;
          (iv) any Loan Party or Subsidiary thereof may pay dividends or make other distributions of its in its non-redeemable, non-preferential and non-convertible common stock payable ratably to all of the holders of its common stock;
          (v) so long as all of the Earnout Consideration Conditions Precedent have been fully satisfied and no Earnout Default has occurred and is continuing or would result therefrom, the Loan Parties may pay the Earnout Consideration (or any portion thereof that may be paid at such time in accordance with this clause (v)) as and when due and payable in accordance with the terms of the Acquisition Documents;
          (vi) so long as (x) the Earnout Consideration has been paid in full, and (y) both before and immediately after giving effect to the payments described in this clause (vi), (1) no Event of Default or Unmatured Event of Default exists or would result therefrom, (2) Excess Revolving Loan Availability will equal or exceed $4,000,000 and (3) no violation of the financial covenants set forth in Sections 11.13.1, 11.13.2 or 11.13.3 would then exist or would, on a pro forma basis result therefrom, upon no less than 10 days’ prior written notice to the Administrative Agent, accompanied by a certificate of the Chief Financial Officer delivered to the Administrative Agent setting forth the calculations of pro forma Excess Revolving Loan Availability and the pro forma calculations of such financial covenants (after giving effect to such payments) in detail reasonably acceptable to the Administrative Agent, the Borrowers may pay dividends or make other distributions to the Parent, out of legally available funds, for the sole purpose of permitting the Parent to (and upon receipt by the Parent of such funds the Parent shall promptly use such funds to) pay a regular quarterly dividend payment payable out of legally available funds on the outstanding common stock of the Parent;
          (vii) so long as (x) the Earnout Consideration has been paid in full, (y) both before and immediately after giving effect to the payments described in this clause (vii), (1) no Event of Default or Unmatured Event of Default exists or would result therefrom and (2) Excess Revolving Loan Availability will equal or exceed $5,000,000 and (z) no violation of the financial covenants set forth in Sections 11.13.1, 11.13.2 or

11.13.3 would then exist or would, on a pro forma basis result therefrom, upon no less than 10 days’ prior written notice to the Administrative Agent, accompanied by a certificate of the Chief Financial Officer delivered to the Administrative Agent setting forth the calculations of pro forma Excess Revolving Loan Availability and the pro forma calculations of such financial covenants (after giving effect to such payments) in detail reasonably acceptable to the Administrative Agent, the Borrowers may pay dividends or make other distributions, out of legally available funds, to the Parent for the sole purpose of permitting the Parent to (and upon receipt by the Parent of such funds the Parent shall promptly use such funds to): (A) repurchase or redeem Capital Securities of the Parent held by employees, officers and directors in the ordinary course of business and consistent with past practice and (B) make repurchases or redemptions of Capital Securities from employees, officers and directors that die, retire or otherwise terminate their employment; provided, that notwithstanding the prior repayment of the Earnout Consideration (but subject to the other conditions set forth in this clause (vii)), the Borrowers may pay such dividends and other distributions to finance, and the Parent may use those proceeds to make, Contractual Redemptions as and when required to be made in accordance with the agreements relating thereto, in an amount not to exceed $500,000, in aggregate, per Fiscal Year;
          (viii) so long as both before and after giving effect to the payments described in this clause (viii), (x) no Event of Default exists or would result therefrom and (y) Excess Revolving Loan Availability will equal or exceed $5,000,000 (compliance with such conditions to be demonstrated by a certificate of the Chief Financial Officer to be delivered to the Administrative Agent by the 10th Business Day of the month following the month in which any such dividend or distributions is made, in each case, setting forth the calculations of pro forma Excess Revolving Loan Availability (after giving effect to such payments) in detail reasonably acceptable to the Administrative Agent), the Borrowers may pay dividends or make other distributions, out of legally available funds, to the Parent for the sole purpose of permitting the Parent to pay corporate overhead expenses incurred in the ordinary course of business; provided, that the aggregate amount of dividends or distributions received by the Parent from the Borrowers for the payment of such corporate overhead expenses shall not exceed $3,500,000 in any Fiscal Year (it being agreed that this provision shall not be deemed to limit the ability of any Loan Party to reimburse the Parent or any Subsidiary thereof for the payment by the Parent or such Subsidiary of business expenses incurred by the Parent or such Subsidiary for and on behalf of the Loan Parties, which business expenses (1) are of a type typically incurred by the Loan Party on its own behalf in the ordinary course of its business operations and (2) when reimbursed by the Loan Parties are included as expenses on the books and records of the Loan Parties); and
          (ix) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Loan Parties may pay regularly scheduled principal and interest payments (but not prepayments) on the CoCaLo Note, including under any guaranty thereof.
     11.4 Mergers, Consolidations, Sales and Other Transactions Outside the Ordinary Course of Business. Not, and not permit any other Loan Party to:

          (a) sell, transfer, convey or lease any of its assets or Capital Securities except for (i) sales of Inventory in the ordinary course of business, (ii) subject to the application of the Net Cash Proceeds thereof in accordance with Section 6.2.2(a), sales of obsolete and unusable Equipment in the ordinary course of business, (iii) subject to the application of the Net Cash Proceeds thereof in accordance with Section 6.2.2(a), sales or other dispositions of assets (other than Inventory (other than as covered in clause (i) above), Capital Securities of Subsidiaries and Accounts and/or receivables of any Loan Party) for at least fair market value (as determined by the board of directors of such Loan Party) so long as the Net Cash Proceeds of all assets sold or otherwise disposed of in any Fiscal Year does not exceed $1,000,000, and (iv) in the case of its Capital Securities, as permitted pursuant to clause (d) of this Section;
          (b) enter into any transaction whereby such Loan Party leases any property previously owned and sold by any other Loan Party or any Subsidiary;
          (c) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt (other than the Obligations), except in connection with any permitted refinancing thereof;
          (d) be a party to any merger or consolidation or, except as otherwise permitted pursuant to this Section 11.4, Section 11.10(a), or Section 11.10(f), purchase or otherwise acquire the assets or the Capital Securities of any class of any other Person; except for (1) (A) the merger or consolidation of any Borrower into any other Borrower or the sale, assignment or conveyances of any, all or substantially all of the assets of one Borrower to another Borrower, (B) the merger or consolidation of any Loan Party (other than a Borrower) which is a Wholly-Owned Subsidiary into any other Loan Party (other than a Borrower) which is a Wholly-Owned Subsidiary or the sale, assignment or conveyances of any, all or substantially all of the assets of one Loan Party (other than a Borrower) to another Loan Party (other than a Borrower or a Loan Party which is not a Wholly-Owned Subsidiary) and (C) the Target Acquisitions, so long as such acquisitions are consummated in accordance with the terms of the applicable Acquisition Documents or (2) any Acquisition by a Borrower or any other Loan Party (other than a Loan Party which is not a Wholly-Owned Subsidiary) in respect of which the requirements of Section 10.10 have then been satisfied, where:
          (i) the business, divisions or operating units acquired are for use in the businesses engaged in by the Loan Parties on the Closing Date, or business reasonably related or complementary to such businesses;
          (ii) immediately before and after giving effect to such Acquisition, no Event of Default or Unmatured Event of Default on an actual or pro forma basis shall exist or would result therefrom;
          (iii) the aggregate consideration to be paid by the Loan Parties (including any Debt assumed or issued in connection therewith, the amount thereof to be calculated in accordance with GAAP and the fair market value of any non-cash consideration) in connection with (1) such Acquisition (or any series of related Acquisitions) is less than $15,000,000 in any given transaction (or series of related transactions) or $20,000,000 in any given Fiscal Year and (2) all Acquisitions after the Closing Date is less than $50,000,000 in the aggregate;
          (iv) immediately after giving effect to such Acquisition, the Borrowers and their Subsidiaries are in pro forma compliance with all the financial ratios and restrictions set forth in Section 11.13; provided however that immediately after giving effect to such Acquisition, Excess Revolving Loan Availability shall not be less than $7,500,000;
          (v) in the case of the Acquisition of any Person, the governing body of such Person has approved such Acquisition;
          (vi) reasonably prior to such Acquisition, the Administrative Agent shall have received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as the Administrative Agent may reasonably require to evidence the termination of Liens (other than the Permitted Liens) on the assets or business to be acquired;
          (vii) reasonably prior to such Acquisition, the Administrative Agent shall have received (A) an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition, and the Borrowers’ calculation of pro forma compliance with the financial ratios and restrictions set forth in Section 11.13 relating thereto including, without limitation, the Borrowers’ calculation of EBITDA, (B) due diligence materials with respect to the business, legal, tax and environmental aspects of the Person and/or business or division to be acquired and the Administrative Agent shall be satisfied with results of its due diligence and (C) unless the Administrative Agent otherwise consents, in the case of the Acquisition of any Person and/or business or division, evidence that the EBITDA of such Person and/or business or division for the most recent 12 month period for which financial statements are available, as adjusted by such add-backs with respect to cash expenses not related to operations which are acceptable to the Administrative Agent or which are permitted under Article 11 of Regulation S-X promulgated under the Securities Act of 1933, as amended, is not less than zero;
          (viii) the Administrative Agent shall have approved (which approval shall not unreasonably be withheld) the Borrowers’ computation of pro forma compliance with the financial ratios and restrictions set forth in Section 11.13 including, without limitation, the Borrowers’ calculation of pro forma EBITDA, and the Borrowers’ calculation of Excess Revolving Loan Availability as set forth in clause (iv) above;
          (ix) consents have been obtained in favor of the Administrative Agent and the Lenders to the granting of a security interest and/or the collateral assignment of rights and indemnities under the related acquisition documents and opinions of counsel for the Loan Parties and/or relevant Subsidiaries and (if delivered to the Loan Party or any such Subsidiary) the selling party allowing reliance thereon by the Administrative Agent and the Lenders have been delivered and the applicable Loan Party shall have executed an agreement providing for the granting of a security interest in, and the collateral assignment to the Administrative Agent of, such Loan Parties’ rights and indemnities under the related acquisition documents;
          (x) unless the Administrative Agent otherwise consents, if such Acquisition is structured as an acquisition of Capital Securities, such Acquisition is of more than fifty percent of the Capital Securities of such Person (and in respect of which the provisions of Section 10.10 will be complied with), or is made through a Domestic Wholly-Owned Subsidiary formed in compliance with Section 11.15, and the provisions of Section 10.10 have been satisfied with respect to all such Persons and its Subsidiaries or such newly-formed Subsidiaries concurrently with or prior to such Acquisition;
          (xi) if such Acquisition is structured as an asset acquisition, (A) and if such assets are intended to be included in the Borrowing Base, the Administrative Agent must provide its prior written approval, upon its review of such assets including, without limitation, its review of such field examinations, audits, appraisals and other due diligence as the Administrative Agent shall reasonably require; it being acknowledged and agreed that (1) the Administrative Agent may require that the acquired assets be held in a separate Domestic Wholly-Owned Subsidiary which shall be deemed a Guarantor and (2) such additional assets, if any, included in the Borrowing Base may be subject to different advance rates or may require the imposition of additional reserves with respect thereto and (B) such Loan Party shall not assume any obligations or liabilities of the seller other than Acquired Debt to the extent permitted pursuant to Section 11.1(i); and
          (xii) if the Acquisition is structured as a merger, a Loan Party is the surviving entity; provided that no Borrower may enter into a merger unless the Administrative Agent has provided its prior written consent to such merger and such Borrower shall be the surviving entity.
(any such Acquisition described in this clause (2), being a “Permitted Acquisition”).
     11.5 Modification of Organizational Documents. Not permit the charter, by-laws or other organizational documents of any Loan Party or Subsidiary to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lenders. Not change, or allow any other Loan Party to change, its state of formation or its organizational form unless it gives the Administrative Agent at least 30 days (or such lesser amount of time as consented to by the Administrative Agent) prior written notice thereof and takes all actions reasonably requested by Agent to maintain the perfection or priority of any Lien or security interest granted hereunder.
     11.6 Transactions with Affiliates. Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (including any Subsidiary or joint venture of the Loan Parties) which is on terms, which are less favorable than are obtainable from any Person which is not one of its

Affiliates, other than (i) customary and reasonable employment arrangements with employees (including without limitation, incentive compensation arrangements) and benefit programs and entered into in the ordinary course of business and pursuant to the reasonable requirements of such Loan Party’s business and, in the case of any senior officers or directors of any Loan Party, approved by the board of directors and permissible under law, (ii) customary indemnification agreements and insurance arrangements entered into for the benefit of any Loan Party’s directors or officers entered into in the ordinary course of business consistent with past practices and pursuant to the reasonable requirements of such Loan Party’s business, (iii) as permitted pursuant to clauses (a), (g) and (j) of Section 11.10, (iv) transactions with officers or directors of a Borrower or its Subsidiaries providing for the payment of customary and reasonable fees, and indemnification and reimbursement of expenses, upon customary and reasonable terms, (v) entering into perpetual, royalty-free, irrevocable licenses of intellectual property with other Loan Parties and their Subsidiaries and (vi) to the extent otherwise expressly permitted hereunder, transactions among Loan Parties, among Loan Parties and their Subsidiaries and/or other Subsidiaries of the Parent.
     11.7 Unconditional Purchase Obligations. Not, and not permit any other Loan Party to, enter into, guaranty or be a party to any material contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.
     11.8 Inconsistent Agreements. Not, and not permit any other Loan Party to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrowers hereunder or by the performance by any Loan Party or Subsidiary of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Loan Party from granting to the Administrative Agent and the Lenders, a Lien on any of its assets (other than distribution agreements or license agreements, provided that with respect to any such distribution agreements or license agreement that prohibit any Loan Party from granting to the Administrative Agent Liens on the right to receive payments and other proceeds from the sale of products licensed or distributed under such agreements, the Borrowers shall use their commercially reasonable efforts (it being agreed that this shall not include the payment of any monies) to obtain the consent of the counterparties thereto to permit the Liens of the Administrative Agent under the Loan Documents and the Borrowers further agree to, and to cause the other Loan Parties to, disclose and schedule such agreements in accordance with the terms of the Guaranty and Security Agreement) or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to any Loan Party or any Subsidiary, or pay any Debt owed to any Loan Party or any Subsidiary, (ii) make loans or advances to any Loan Party or (iii) transfer any of its assets or properties to any Loan Party, other than (A) in the case of clause (b) and (c), customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) in the case of clauses (b) and (c)(iii), restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, (C) in the case of clause (b) and (c), customary provisions in leases and other contracts restricting the assignment or other transfer thereof, (D) in the case of clause (c), customary provisions in organizational documents of any Foreign Subsidiary that restrict the transfer of Capital Securities of such Subsidiaries, or (E) in the case of clauses (b) and (c) any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances).
     11.9 Business Activities. Not, and not permit any other Loan Party, to engage in any line of business other than the businesses of the Borrowers engaged in on the date hereof and businesses reasonably related, incidental or complementary thereto.
     11.10 Investments. Not, and not permit any other Loan Party to, make or permit to exist any Investment in any other Person, except the following; it being agreed that to be permitted hereunder, any such Investment, if evidenced by Capital Securities of the Person being invested in, that the provisions of Section 10.10 shall have been complied with and, if evidenced by Debt, the provision of Section 11.1(c) relating to evidencing and pledging as Collateral of such Debt from a Loan Party and, where appropriate, subordination thereof to the Obligations shall have been complied with:
          (a) contributions by the Loan Parties to the capital of any other Loan Party, so long as the recipient of any such capital contribution has guaranteed the Obligations and such guaranty is secured by a pledge of all of its Capital Securities and substantially all of its real and personal property, in each case in accordance with Section 10.10; provided that the aggregate amount of all contributions to a Loan Party which is not a Wholly-Owned Subsidiary shall not exceed $10,000,000 at any time outstanding;
          (b) Investments constituting Debt permitted by Section 11.1(c);
          (c) Contingent Liabilities constituting Debt permitted by Section 11.1 or Liens permitted by Section 11.2;
          (d) Cash Equivalent Investments;
          (e) bank deposits in the ordinary course of business, provided that the Loan Parties shall at no time have deposits or investments of more than $2,000,000, in aggregate, on deposit in Subject Accounts which are not subject to Account Control Agreements;
          (f) Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;
          (g) loans or advances to employees, officers or directors of the Loan Parties or any Subsidiary incurred in the ordinary course of business (including for travel, entertainment and relocation expenses), in an aggregate amount not to exceed $200,000 at any one time outstanding;
          (h) subject to the limitations in Section 11.4, Investments constituting Permitted Acquisitions;

          (i) Investments listed on Schedule 11.10 existing as of the Closing Date;
          (j) loans and advances permitted pursuant to Section 11.1(c);
          (k) loans by a Loan Party to any First-Tier Foreign Subsidiary in an aggregate amount not to exceed $3,000,000 at any time outstanding;
          (l) subject to the limitations in Section 11.6, customary security deposits paid to landlords of real property leased by the Loan Parties in the ordinary course of business and in accordance with the lease to which such Loan Party is a party;
          (m) other Investments in an aggregate amount not to exceed $100,000 at any time; and
          (n) the Target Acquisitions, so long as such acquisitions are consummated in accordance with the terms of the Acquisition Documents, with such variances therefrom which would not and could not reasonably be expected to be adverse to the Administrative Agent or the Lenders in any material respect;
     provided that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held for its term (without giving effect to any renewals or extensions) notwithstanding that such Investment ceases to meet such requirements and; (y) no Investment otherwise permitted by clause (b) or (c) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists or would result therefrom.
     11.11 Restriction of Amendments to Certain Documents. Not amend or otherwise modify, or waive any rights or obligations under the Acquisition Documents and any other agreement, document or instrument evidencing any Subordinated Debt, except where such amendment, modification or waiver would not be and could not reasonably be expected to be adverse to the Administrative Agent or the Lenders in any material respect.
     11.12 Accounting Changes; Fiscal Year. Not make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) its current fiscal year.
     11.13 Financial Covenants.
          11.13.1 Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio as calculated as of the last day of each Fiscal Quarter set forth below with respect to the Computation Period ending on such date to be less than the ratio set forth below opposite such date:

Fiscal Quarter Ending	Fixed Charge Coverage Ratio

Each Fiscal Quarter ending on after June 30, 2008 through and including March 31, 2010	1.25 : 1.00

Each Fiscal Quarter ending on or after June 30, 2010	1.35 : 1.00
          11.13.2 Total Debt to EBITDA Ratio. Not permit the Total Debt to EBITDA Ratio as calculated as of the last day of each Fiscal Quarter set forth below with respect to the Computation Period ending on such date to be greater than the ratio set forth below opposite such date:

Fiscal Quarter Ending	Total Debt to EBITDA Ratio

Each Fiscal Quarter ending on or after June 30, 2008 through and including March 31, 2009	3.25 : 1.00

Each Fiscal Quarter ending on and including June 30, 2009 through and including September 30, 2010	3.00 : 1.00

Each Fiscal Quarter ending on and after December 31, 2010	2.75 : 1.00
          11.13.3 Capital Expenditures. Not permit the aggregate amount of all Capital Expenditures made by the Loan Parties in any Fiscal Year to exceed $5,000,000 (the “Capital Expenditure Limitation”). If the Loan Parties do not utilize the entire amount of the Capital Expenditure Limitation permitted in any Fiscal Year, the Loan Parties may carry forward, to the immediately succeeding Fiscal Year only, up to one hundred percent (100%) of such unutilized amount. All Capital Expenditures in any Fiscal Year shall first be applied to reduce the applicable Capital Expenditure Limitation for such Fiscal Year and then to reduce the carry-forward from the previous Fiscal Year, if any.
     11.14 Cancellation of Debt. Not, and not permit any other Loan Party to, cancel any claim or Debt owing to it, other than (i) in connection with trade discounts or allowances granted in the ordinary course of its business consistent with past practices, and (ii) so long as no Event of Default or Unmatured Event of Default is then outstanding the cancellation of Debts or claims not to exceed $500,000 in any Fiscal Year, in the aggregate, in connection with the resolution of good faith disputes relating thereto.
     11.15 Creation of Subsidiaries. Not, and not permit any other Loan Party or Domestic Subsidiary to, create any Subsidiary or enter into any joint venture, other than so long as no Event of Default or Unmatured Event of Default then exist or would result therefrom, Subsidiaries in respect of which the provisions of Sections 10.10 shall have been satisfied.
     11.16 Commingling of Funds. Not, and not permit the Parent or any other Loan Party to, commingle any of such Person’s cash or cash equivalents with the cash or cash equivalents of any of the Russ Berrie B Entities.
     11.17 Change in Principal Place of Business. So long as Lawrence Bivona is employed by LaJobi, not permit LaJobi’s principal place of business to change to a location more than 50 miles from its current location at 21 Sentry Court, Basking Ridge, NJ.
SECTION 12 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.
     The obligation of each Lender to make its Loans and of the Fronting Bank to issue Letters of Credit is subject to the following conditions precedent:
     12.1 Initial Credit Extension. The obligation of the Lenders to make the initial Loans and the obligation of the Fronting Bank to issue its initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 12.2, subject to the conditions precedent that (a) all Debt to be Repaid has been (or concurrently with the initial borrowing will be) paid in full, and that all agreements and instruments governing the Debt to be Repaid and that all Liens securing such Debt to be Repaid have been (or concurrently with the initial borrowing will be) terminated and (b) the Administrative Agent shall have received or determined the satisfaction of all of the following, which, in the case of any delivery, shall be duly and fully executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Administrative Agent), and shall be in form and substance reasonably satisfactory to the Administrative Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Administrative Agent and the Lenders is called the “Closing Date”):
          12.1.1 List of Closing Documents. All instruments, documents, certificates agreements and opinions of counsel, set forth on the List of Closing Documents attached hereto as Schedule 12.1.1 and the Administrative Agent shall be reasonably satisfied (i) as to the legality, validity, binding effect and enforceability thereof and (ii) that the Collateral Documents create valid, enforceable and perfected Liens and security interests in the Collateral purported to be covered thereby.
          12.1.2 Consents, etc. Evidence, reasonably satisfactory to the Administrative Agent, that the Loan Parties have received all governmental and third party approvals necessary for the continuing operations of the Loan Parties and such approvals shall be on terms reasonably satisfactory to the Administrative Agent and shall be in full force and effect, except for such approvals the failure to obtain which, individually or in the aggregate, would not have or could not reasonably be expected to have a Material Adverse Effect.
          12.1.3 Payment of Fees and Expenses. Receipt by the Administrative Agent of payment by the Loan Parties of all accrued and unpaid fees and expenses to the extent then due and payable to the Administrative Agent and/or the Lenders on the Closing Date (including, without limitation, pursuant to the Agent Fee Letter), together with all Attorney Costs of the Administrative Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by the Administrative Agent through the closing proceedings (provided, that such estimate shall not thereafter preclude final settling of accounts between the Borrowers and the Administrative Agent). Without limiting the foregoing, receipt by the Administrative Agent of any amounts due under Section 8.4 of the Existing Credit Agreement in respect of any prepayment or reallocations of the Obligations outstanding thereunder effected pursuant to this Agreement.
          12.1.4 Maximum Total Debt to EBITDA Ratio. The proforma Total Debt to EBITDA Ratio for the Computation Period ending as of December 31, 2007 for Borrowers and their Subsidiaries (inclusive of the Targets and after giving effect to the consummation of the Target Acquisitions) shall not be greater than 3.00:1.00.
          12.1.5 Minimum EBITDA. Immediately prior to the Closing Date, pro forma EBITDA for the Computation Period ending as of December 31, 2007 for Borrowers and their Subsidiaries (inclusive of the Targets and after giving effect to the consummation of the Target Acquisitions) shall not be less than $46,000,000.
          12.1.6 [Reserved].
          12.1.7 Material Adverse Effect.
          (a) Since September 30, 2007, no event shall have occurred which has had or could reasonably be expected to result in (1) a material adverse change in, or have a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Loan Parties and their Subsidiaries (exclusive of CoCaLo and LaJobi Industries), taken as a whole; (2) a material impairment of the rights and remedies, taken as a whole, of the Administrative Agent or the Lenders under the Loan Documents, or of the ability of such Loan Parties, taken as a whole, to perform, in any material respect, their obligations under any loan documentation to which they are or become parties; or (3) a material adverse effect upon the legality, validity, binding effect or enforceability against any such Loan Party of any of the Loan Documents to which they are or become a party.
          (b) Between December 31, 2006 and the Closing Date, (1) no event shall have occurred which has had or could reasonably be expected to result in a material adverse change in, or have a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of CoCaLo or LaJobi Industries and their Subsidiaries, taken as a whole; (2) no event shall have occurred which could reasonably be expected to result in a material impairment of the rights and remedies, taken as a whole, of the Administrative Agent or the Lenders under the Loan Documents, or of the ability of CoCaLo or LaJobi Industries and their Subsidiaries, taken as a whole, to perform, in any material respect, their obligations under any loan documentation to which they are or become parties; or (3) no event shall have occurred which could reasonably be expected to result in a material adverse effect upon the legality, validity, binding effect or enforceability against any of CoCaLo or LaJobi Industries of any of the Loan Documents to which they are or become parties.

          12.1.8 Due Diligence. The Administrative Agent shall have completed its legal and business due diligence (including, where applicable, with respect to environmental matters) with respect to each Loan Party and the results thereof shall be acceptable to the Administrative Agent, in its reasonable discretion.
          12.1.9 Capitalization and Structure. The capitalization and structure of the Borrowers and their Subsidiaries after giving effect to the transaction contemplated hereunder and under the Acquisition Documents shall be reasonably satisfactory to the Administrative Agent.
          12.1.10 Litigation. The Administrative Agent shall have received evidence, satisfactory to the Administrative Agent, that no litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the knowledge of any Loan Party, threatened challenging the validity, permissibility or legality of the transactions contemplated by the Loan Documents or the Acquisition Documents or which would otherwise have or could reasonably be expected to have a Material Adverse Effect.
          12.1.11 Projections. The Administrative Agent shall have received consolidating projected income statements, balance sheets and statements of cash flow of the Borrowers and their Subsidiaries on a consolidating basis after giving effect to the making of the initial Loans and the issuance of the initial Letters of Credit on a monthly basis for Fiscal Year 2008 and on an annual basis for Fiscal Year 2009, 2010, 2011 and 2012.
          12.1.12 Financial Statements. The Administrative Agent shall have received (i) consolidated and consolidating financial statements (including balance sheets, statements of earnings and cash flows) of the Borrowers and their Subsidiaries (other than the Targets) for the 2004, 2005 and 2006 Fiscal Years and (ii) unaudited interim consolidated and consolidating financial statements (including balance sheets, statements of earnings and cash flows) of the Borrowers and their Subsidiaries for each fiscal month and quarter ended after the latest period for which financial statements have been delivered in accordance with the immediately preceding clause (i). The Administrative Agent shall have received (i) financial statements (including balance sheets, statements of earnings and cash flows) for each of the Targets for the 2005 and 2006 Fiscal Years and (ii) unaudited interim consolidated and consolidating financial statements (including balance sheets, statements of earnings and cash flows) of each of the Targets for each fiscal month and quarter ended after the latest period for which financial statements have been delivered in accordance with the immediately preceding clause (i).
          12.1.13 Filings, Registrations and Recordings. The Administrative Agent shall have received (i) the results of recent tax, judgment and UCC lien searches in each relevant jurisdiction with respect to each Loan Party and the Targets and (ii) each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the collateral described therein, prior to any other Liens (other than prior Liens permitted pursuant to Section 11.2), in proper form for filing, registration or recording, including without limitation, UCC financing statements, mortgages, deeds of trust, account control agreements, title policies.

          12.1.14 Insurance. The Administrative Agent shall be reasonably satisfied with the insurance program to be maintained by the Loan Parties and shall have received, if requested by the Administrative Agent, copies of Borrowers’ and the other Loan Parties’ insurance policies.
          12.1.15 Consummation of the Target Acquisitions. The Administrative Agent shall have received certified, fully executed copies of the Acquisition Agreements and final and complete copies of each of the other Acquisition Documents, each of which shall be in full force and effect in form and substance reasonably satisfactory to Administrative Agent. All conditions to the closing of each of the Target Acquisitions shall be satisfied in all material respects or waived with the consent of the Administrative Agent; and other than payment of the purchase prices therefor (which shall occur concurrently with the closing of this Agreement), the Target Acquisitions shall have been consummated in accordance with and on the terms set forth in the Acquisition Agreements and the other Acquisition Documents with such variances therefrom which would not and could not reasonably be expected to be adverse to the Administrative Agent or the Lenders in any material respect.
          12.1.16 Sources and Uses of Funds. The sources and uses of cash for the transactions contemplated under this Agreement shall be consistent in all material respects with the schedule of sources and uses of cash attached hereto as Annex C.
          12.1.17 Amendments to Articles of Incorporation. The Administrative Agent shall have received file copies of the amendments to each of I & J, CoCaLo and LaJobi’s Articles/Certificates of Incorporation or by-laws, in each case, in form and substance reasonably satisfactory to the Administrative Agent incorporating the provisions therein that are set forth in Schedule 12.1.17, and each Borrower shall have duly appointed Independent Directors who shall be qualified and acting in such capacity as of the Closing Date.
          12.1.18 Earnings Reports. The Administrative Agent shall have received and be reasonably satisfied with quality of earnings reports conducted by an independent third party with respect to each of the Targets.
          12.1.19 Other. Such other documents, instruments or agreements as the Administrative Agent or any Lender may reasonably request.
     12.2 Conditions. The obligation (a) of each Lender to make each Loan and/or (b) of the Fronting Bank to issue or extend any Letter of Credit is subject to the following further conditions precedent that:
          12.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to the making, continuation or conversion any Loan or the issuance or extension of any Letter of Credit, the following statements shall be true and correct:
          (a) the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (or, if such representations and warranties are qualified by materiality or Material Adverse Effect, in all respects) except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (or, if such representations and warranties are qualified by materiality or Material Adverse Effect, in all respects));
          (b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing; and
          (c) Revolving Outstandings shall not exceed Revolving Loan Availability.
          12.2.2 Confirmatory Certificate. If requested by the Administrative Agent or any Lender, the Administrative Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of each of the Loan Parties as to the matters set out in Section 12.2.1 (it being understood that each request by the Borrowers for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Loan Parties that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit).
SECTION 13 EVENTS OF DEFAULT AND THEIR EFFECT.
     13.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:
          13.1.1 Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by any Loan Party hereunder or under any other Loan Document.
          13.1.2 Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of any Loan Party in an aggregate amount exceeding $1,000,000 among all of the Loan Parties and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, and including any such failure as a result of any prohibition under Section 11.3, or (b) accelerate the maturity of such Debt, or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or to require any Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.
          13.1.3 Pledge Agreement. Any “Event of Default” occurs and is continuing under (and as defined in) the Pledge Agreement.
          13.1.4 Bankruptcy, Insolvency, etc. The Parent or any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Parent or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Parent or such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Parent or any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Parent or any Loan Party, and if such case or proceeding is not commenced by the Parent or such Loan Party, it is consented to or acquiesced in by the Parent or such Loan Party, or remains for 60 days undismissed; or the Parent or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.
          13.1.5 Non-Compliance with Loan Documents. (a) Failure by any Loan Party to comply with or to perform any covenant set forth in Sections 10.1.5(a), 10.1.5(d), 10.3.2, 10.3.3, 10.5, 10.11, or 10.12 or Section 11 of this Agreement or Section 5.2 of the Guaranty and Collateral Agreement; provided that the mere failure to deliver insurance certificates or proof of insurance (as distinguished from the failure to maintain any such insurance in effect) as required pursuant to Section 10.3.2 will not cause an Event of Default to immediately occur pursuant to this clause (a), (b) failure by any Loan Party to comply with or to perform any covenant set forth in Sections 10.1.1, 10.1.2, 10.1.3, 10.1.5 (other than clauses (a) or (d) thereof), 10.1.6, 10.1.8 or to deliver insurance certificates or proof of insurance (as distinguished from the failure to maintain any such insurance in effect) as required pursuant to Section 10.3.2, and continuance of such failure described in this clause (b) for 20 days, or (c) failure by the Parent or any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of such failure described in this clause (c) for 30 days.
          13.1.6 Representations; Warranties. Any representation or warranty made by the Parent or any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect when made or deemed to have been made, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Parent or any Loan Party to the Administrative Agent or any Lender in connection herewith or in any other Loan Document is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.
          13.1.7 Pension Plans. (a) A Termination Event occurs which has or could reasonably be expected to result in liability to any of the Loan Parties or any other member of the Controlled Group in excess of $1,000,000 in the aggregate; (b) there arises or exists an Unfunded Liability which would or could reasonably be expected to have a Material Adverse Effect or (c) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan which would or could reasonably be expected to result in a liability to any Loan Party or other member of the Controlled Group in excess of $1,000,000 in the aggregate.
          13.1.8 Judgments. Final judgments which (i) in the case of monetary judgments, exceed $5,000,000, in aggregate, for all such judgments, in excess of any applicable insurance with respect to which the insurer has not denied liability or coverage or (ii) in the case of non-monetary judgments, would have or could reasonably be expected to have a Material Adverse Effect, shall in either case be rendered against the Parent and/or any Loan Party and, in each of the cases of clause (i) and (ii) above, shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

          13.1.9 Loss of Collateral. Any loss, theft, damage or destruction of any material portion of the Collateral to the extent not fully covered (subject to such deductibles and self-insurance retentions as the Administrative Agent shall have permitted) by insurance or if and to the extent the insurance company has denied or asserted a denial of coverage therefor.
          13.1.10 Levy, Seizure or Attachment. The making by any Person of a levy, seizure or attachment upon any material portion of the Collateral, except to the extent that such proceedings are being diligently contested in good faith by appropriate proceedings and the enforcement thereof is stayed (and the terms of such stay do not adversely affect in any material respect the Administrative Agent’s Liens or other rights on such Collateral or its ability to accept and retain payment hereunder).
          13.1.11 Invalidity of Loan Documents, etc. Any Loan Document shall cease to be in full force and effect (other than in accordance with its terms) or any Loan Party (or any Person by, through or on behalf of the Parent or any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Loan Document or the Liens purported to be granted therein or any court or any governmental authority shall issue a judgment, order, decree or ruling to the effect that any of the obligations of any party to any Loan Document are illegal, invalid or unenforceable.
          13.1.12 Invalidity of Subordination Provisions, etc. Any subordination provision in any document or instrument governing any Subordinated Debt, or any subordination provision in any guaranty by any Loan Party of any Subordinated Debt shall, in any such case, cease to be in full force and effect; or any Loan Party, any subordinating party or any governmental authority having jurisdiction over any of them or over the Administrative Agent and/or the Lenders shall contest in any judicial or administrative proceeding the validity, binding nature or enforceability of any such provision or agreement.
          13.1.13 Change of Control. A Change of Control shall occur.
          13.1.14 Earnout Default. (i) The Loan Parties fail to deliver to the Administrative Agent the certifications and information required pursuant to the Earnout Consideration Conditions Precedent within three (3) Business Days prior (but no earlier than ten (10) Business Days prior) to the date that any Earnout Consideration is to be paid, including pursuant to any guaranty thereof (the “Earnout Payment Date”), (ii) the Administrative Agent reasonably determines that, any of the Earnout Consideration Conditions Precedent will not be satisfied as of the Earnout Payment Date, (iii) any of the material information set forth in the certificates and information described in clause (i) above shall be incorrect in any material respect when made (and such inaccuracies are not remedied prior to the payment of any Earnout Consideration which is the basis of such certificate) or (iv) any Earnout Consideration is paid at any time that the Earnout Consideration Conditions Precedent are not satisfied (any of the foregoing being an “Earnout Default”).
     13.2 Effect of Event of Default. If any Event of Default described in Section 13.1.4 shall occur in respect of any Loan Party, the Commitments shall immediately terminate and the Loans and all other Obligations (other than any outstanding Specified Hedging Obligations which would not pursuant to their terms be, become or be declared to be then due and payable) hereunder shall become immediately due and payable and the Loan Parties shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Administrative Agent may (and, upon the written request of the Required Lenders shall), declare the respective Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations (other than any outstanding Specified Hedging Obligations which would not pursuant to their terms be, become or be declared to be then due and payable) hereunder to be due and payable and/or demand that the Loan Parties immediately Cash Collateralize all or any Letters of Credit, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations (other than any outstanding Specified Hedging Obligations which would not pursuant to their terms be, become or be declared to be then due and payable) hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or the Loan Parties shall immediately become obligated to Cash Collateralize the Letters of Credit (all or any, as applicable), all without presentment, demand, protest or notice of any kind. The Administrative Agent shall promptly advise the Loan Party Representative of any such declaration, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered hereunder shall be held by the Administrative Agent (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Administrative Agent to any remaining Obligations hereunder and any excess shall be delivered to the Loan Party Representative, on behalf of the Loan Parties, or as a court of competent jurisdiction may elect.
SECTION 14 THE ADMINISTRATIVE AGENT.
     14.1 Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 14.10) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
     14.2 Fronting Bank. The Fronting Bank shall act on behalf of the Lenders (according to their Pro Rata Shares relating to the Revolving Loans) with respect to any Letters of Credit issued by it and the documents associated therewith. The Fronting Bank shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Section 14 with respect to any acts taken or omissions suffered by the Fronting Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 14, included the Fronting Bank with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to the Fronting Bank.
     14.3 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects in the absence of gross negligence or willful misconduct.
     14.4 Exculpation of Administrative Agent. None of the Administrative Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of any Loan Party or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Loan Party or any other party to any Loan Document to perform its Obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or its Affiliates.
     14.5 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders, as it deems appropriate and, if it so requests, confirmation from the Lenders (or any of them) of their obligation to indemnify the Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 12, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     14.6 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Loan Party Representative referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 13.2; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.
     14.7 Credit Decision. Each Lender acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Loan Parties which may come into the possession of the Administrative Agent.
     14.8 Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Administrative Agent and its directors,officers, employees and agents (to the extent not reimbursed by or on behalf of the Loan Parties and without limiting the obligation of the Loan Parties to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent such Indemnified Liabilities resulted from such Person’s own gross negligence or willful misconduct as determined by a final, nonappealable judgment by a court of competent jurisdiction. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out of pocket expenses (including Attorney Costs and Taxes) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Loan Parties. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of the Administrative Agent.
     14.9 Administrative Agent in Individual Capacity. LaSalle and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and Affiliates as though LaSalle were not the Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, LaSalle or its Affiliates may receive information regarding the Loan Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), LaSalle and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though LaSalle were not the Administrative Agent, and the terms “Lender” and “Lenders” include LaSalle and its Affiliates, to the extent applicable, in their individual capacities.
     14.10 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Loan Party Representative. If the Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Loan Party Representative (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Loan Party Representative, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring

Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 14 and Sections 15.5 and 15.17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
     14.11 Collateral Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, (a) to release any Lien granted to or held by the Administrative Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of the Loan Parties hereunder and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 15.1, if approved, authorized or ratified in writing by the Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by Section 11.2(d)(i) or (d)(iii) (it being understood that the Administrative Agent may conclusively rely on a certificate from the Loan Party Representative, on behalf of the Loan Parties, in determining whether the Debt secured by any such Lien is permitted by Section 11.1(b)). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 14.11. Each Lender hereby authorizes the Administrative Agent to give blockage notices in connection with any Subordinated Debt at the direction of the Required Lenders, and agrees that it will not act unilaterally to deliver such notices.
     14.12 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Party Representative, on behalf of the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove one or more claims for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 5, 15.5 and 15.17) allowed in such judicial proceedings; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5, 15.5 and 15.17.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     14.13 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
SECTION 15 GENERAL.
     15.1 Waiver; Amendments. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
          (a) waive any condition set forth in Section 12.2, without the written consent of each Lender;
          (b) change Section 7.2 or 7.5 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
          (c) change any provision of this Section 15.1 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;
          (d) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender except in connection with a refinancing of the Obligations;

          (e) release all or substantially all of the value of the guaranties of the any of the Loan Parties’ obligations made by the Guarantors, without the written consent of each Lender;
          (f) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 13.2) without the written consent of such Lender;
          (g) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;
          (h) reduce the principal of, or the rate of interest specified herein on, any Loan or borrowing under a Letter of Credit, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest or fees at the default rate;
and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Fronting Bank in addition to the Lenders required above, affect the rights or duties of the Fronting Bank under this Agreement or any Loan Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender or other Person having no Commitment hereunder and the sole Obligations owed to whom hereunder consists of Specified Hedging Obligations and/or other Bank Products Obligations shall, in either case, have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of a Defaulting Lender may not be increased or extended without the consent of such Lender.
     15.2 Confirmations. The Loan Party Representative and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.
     15.3 Notices. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex B or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose.Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an authorized officer or employee of the Loan Party Representative, and the Loan Party Representative and each Loan Party shall hold the Administrative Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.
     15.4 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Loan Party Representative notifies the Administrative Agent that the Loan Parties wish to amend any covenant in Section 11.13 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Loan Party Representative that the Required Lenders wish to amend Section 11.13 (or any related definition) for such purpose), then the Loan Parties’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to the Loan Parties and the Required Lenders.
     15.5 Costs, Expenses and Taxes. Without duplication of any other provision of this Agreement, the Borrowers each hereby jointly and severally agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent (including Attorney Costs, all field examination and appraisal costs (subject to the limitations set forth in Section 10.2), and any Taxes in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any Collateral and the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney Costs (including the fees and disbursements) of not more than one counsel for the Administrative Agent and the Lenders) with any local counsel reasonably required to realize or exercise their rights in and upon Collateral in various locations, all field examination and appraisal costs and any Taxes incurred by the Administrative Agent and each Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement, the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. In addition, each of the Loan Parties hereby jointly and severally agrees to pay, and to save the Administrative Agent and the Lenders harmless from all liability for, any fees of the Loan Parties’ auditors in connection with any reasonable exercise by the Administrative Agent and the Lenders of their rights pursuant to Section 10.2. All Obligations provided for in this Section 15.5 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.
     15.6 Assignments; Participations.
          15.6.1 Assignments By Lenders. Any Lender may at any time assign to one or more assignees (an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and Loans (including for purposes of this Section 15.6.1, participations in Letters of Credit) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and Loans, or in the case of an assignment to an Eligible Assignee, no minimum amount need be assigned; and
     (B) in any case not described in subsection (i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of any assignment in respect of the Revolving Commitment, or $1,000,000, in the case of any assignment in respect of the Term Commitment, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Loan Party Representative otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that no consent of the Loan Party Representative shall be required for any such assignment to any Eligible Assignee; and provided, further, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its Revolving Loan Commitment and Term Loan Commitment on a non-pro rata basis;
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (i)(B) of this Section and, in addition:
     (A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required for each assignment unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to an Eligible Assignee;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Revolving Commitment or Revolving Loan or unfunded Term Commitment if such assignment is to a Person that is not a Lender with an existing Revolving Commitment or Term Commitment, respectively, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and
     (C) the consent of the Fronting Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Revolving Commitment or Revolving Loan.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Assignee, if it is not a currently a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Loan Parties. No such assignment shall be made to any Loan Party.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
     Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 15.7, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 7.6 and 8 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the Assignee. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 15.6.2.
     Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
          15.6.2 Participations. Any Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) the Loan Parties, the Loan Party Representative and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by the Loan Parties shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 15.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. The Loan Parties each hereby agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant, shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be further subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. The Loan Parties also each hereby agrees that each Participant shall be entitled to the benefits (and subject to the requirements) of Section 7.6 or 8 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 7.6 or 8 than would have been paid to the participating Lender on such date if no participation had been sold and provided that such Participant shall not be entitled to the benefits of Section 7.6 unless such Participant has complied and will comply with Section 7.6(d) as if it were Lender).
     15.7 Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at its office in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Letter of Credit obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Loan Parties and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     15.8 GOVERNING LAW. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
     15.9 Confidentiality. As required by federal law and the Administrative Agent’s policies and practices, the Administrative Agent may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. The Administrative Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts the Administrative Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all non-public information provided to them by any Loan Party (and which at the time is not, and does not thereafter become, publicly available), except that the Administrative Agent and each Lender may disclose such information (a) to Persons employed or engaged by the Administrative Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any Assignee or participant or potential Assignee or participant that has agreed in writing to comply with the covenant contained in this Section 15.9 (and any such Assignee or participant or potential Assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Administrative Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Administrative Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Administrative Agent or such Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; (g) to any Affiliate of the Administrative Agent, the Fronting Bank or any other Lender who may provide Bank Products to the Loan Parties; or (h) that ceases to be confidential through no fault of the Administrative Agent or any Lender. Notwithstanding the foregoing, the Loan Parties consent to the publication by the Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement; provided that such tombstone or announcement has been approved by the Loan Party Representative, which approval shall not be unreasonably withheld or delayed, and the Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
     15.10 Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Loan Parties and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.
     15.11 Nature of Remedies. All Obligations of the Loan Parties and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
     15.12 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written (including the Existing Credit Agreement), relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.3) and any prior arrangements made with respect to the payment by the Loan Parties of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Administrative Agent or the Lenders. Notwithstanding anything to the contrary contained herein, this Agreement is not intended to, and does not serve to affect, a novation of the Obligations. Instead, it is the express intention of the parties hereto to reaffirm the indebtedness created and outstanding under the Existing Credit Agreement, which continues to be secured by the Collateral.
     15.13 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Administrative Agent and the Lenders shall deemed to be originals.
     15.14 Successors and Assigns. This Agreement shall be binding upon the Loan Parties, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Loan Parties, the Lenders and the Administrative Agent and the successors and assigns of the Lenders and the Administrative Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. No Loan Party may assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.
     15.15 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
     15.16 Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.
     15.17 Indemnification by the Loan Parties. In consideration of the execution and delivery of this Agreement by the Administrative Agent and the Lenders and the agreement to extend the Commitments provided hereunder and other financial accommodations, each Loan Party hereby agrees to jointly and severally indemnify and hold the Administrative Agent, each Lender and each of the officers, directors, employees, affiliates and agents of the Administrative Agent and each Lender (each a “Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Attorney Costs (collectively, the “Indemnified Liabilities”), incurred by the Lender Parties or any of them as a result of, or arising out of, or relating to (a) any tender offer, merger, purchase of capital securities, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (b) the past, present or future presence, use, handling, release or threat of release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at or affecting any property owned or leased by any Loan Party, (c) any violation of any Environmental Laws with respect to conditions at any property owned or leased by any Loan Party or the operations conducted thereon, (d) the investigation, cleanup or remediation of offsite locations at which any Loan Party or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances or (e) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Lender Parties, except to the extent that such Indemnified Liabilities are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of any of the Lender Parties. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Loan Party hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section 15.17 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.
     15.18 Nonliability of Lenders. The relationship between the Loan Parties on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender, respectively. Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties , on the one hand, and the Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor, respectively. Neither the Administrative Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. Each Loan Party agrees, on behalf of itself and each other Loan Party, that neither the Administrative Agent nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, except to the extent that liabilities are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND EACH LOAN PARTY ON BEHALF OF ITSELF AND EACH OTHER LOAN PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Each Loan Party acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.
     15.19 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. With respect to any action by the Administrative Agent to enforce the rights and remedies of the Lender Parties hereunder or under the other Loan Documents, each Lender Party hereby consents to the jurisdiction of the court in which such action is maintained.
     15.20 WAIVER OF JURY TRIAL. EACH OF THE LOAN PARTIES, THE ADMINISTRATIVE AGENT, THE FRONTING BANK AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
     15.21 Other Waivers. The Administrative Agent’s and/or the Lenders’ failure, at any time or times hereafter, to require strict performance by the Loan Parties of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or diminish any right of the Administrative Agent or any Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Administrative Agent or any Lender of an Event of Default under this Agreement or any default under any of the other Loan Documents shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of the Administrative Agent or any Lender in the exercise of any right or remedy under this Agreement or any other Loan Documents shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of any Loan Party contained in this Agreement or any of the other Loan Documents and no Event of Default under this Agreement or default under any of the other Loan Documents shall be deemed to have been suspended or waived by the Administrative Agent and/or the Lenders unless such suspension or waiver is in writing, signed by a duly authorized officer of the Administrative Agent, the Required Lenders and/or all of the Lenders, as required herein (with respect to all Lenders, only to the extent expressly required by Section 15.1), and directed to such Loan Party specifying such suspension or waiver.
     15.22 Joint and Several Liability.
          15.22.1 Nature of Obligations. Notwithstanding anything to the contrary contained herein, all Obligations of each Loan Party hereunder and under the other Loan Documents shall be joint and several obligations of the Loan Parties.
          15.22.2 No Fraudulent Conveyances.
          (a) Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the Obligations of the Loan Parties and the liens and security interests granted by the Loan Parties to secure the Obligations, not constitute a “Fraudulent Conveyance” (as defined below). Consequently, the Administrative Agent, the Lenders and Loan Parties agree that if the Obligations of a Loan Party, or any liens or security interests granted by such Loan Party securing the Obligations would (after giving effect to any rights of contribution, subrogation, indemnity or reimbursement such Loan Party would have against all other Loan Parties), but for the application of this Section, constitute a Fraudulent Conveyance, the Obligations of such Loan Party and the liens and security interests securing such Obligations shall be valid and enforceable only to the maximum extent that would not cause such Obligations or such lien or security interest to constitute a Fraudulent Conveyance, and the Obligations of such Loan Party and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.
          (b) To the extent that any Loan Party shall make a payment (each such payment, a “Payment”) of the Obligations which, taking into account all other Payments then previously or concurrently made by any of the other Loan Parties, exceeds the amount which such Loan Party would otherwise have paid if each Loan Party had paid the aggregate Obligations satisfied by such Payment in the same proportion as such Loan Party’s “Allocable Amount” (as defined below) thereof in effect immediately prior to such Payment bore to the aggregate Allocable Amounts of all of the Loan Parties in effect immediately prior to the making of such Payment, then such Loan Party shall be entitled (subject to the restrictions set forth herein) to contribution and indemnification from, and be reimbursed by, each of the other Loan

Parties for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Payment. As used herein, the “Allocable Amount” of any Loan Party shall be equal to the maximum amount which could then be claimed by the Administrative Agent, the Lenders and/or the Issuing Bank for such Loan Party’s Obligations without rendering such claim voidable or avoidable as a Fraudulent Conveyance.
          (c) Each Loan Party assumes responsibility for keeping itself informed of the financial condition of each other Loan Party, and any and all endorsers and/or guarantors of any instrument or document evidencing all or any part of such other Loan Party’s Obligations and of all other circumstances bearing upon the risk of nonpayment by such other Loan Party of their Obligations and each Loan Party agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Loan Party of information known to the Administrative Agent or any Lender regarding such condition or any such circumstances or to undertake any investigation not a part of its regular business routine. If the Administrative Agent or any Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Loan Party, neither the Administrative Agent nor any Lender shall be under any obligation to update any such information or to provide any such information to any other Loan Party or to such Loan Party on any subsequent occasion.
          (d) Each Borrower agrees that the joint and several liability of the Borrowers provided for in this Agreement shall not be impaired or affected by any modification, supplement, extension or amendment hereto, any of the other Loan Documents or any other contract or agreement to which the other Borrowers may hereafter agree (other than an agreement signed by the Administrative Agent and the Lenders specifically releasing such liability), nor by any delay, extension of time, renewal or compromise by the Administrative Agent or any Lender with respect to any of the Obligations, nor by any other agreements or arrangements whatsoever with the other Borrowers or with any other Person, each Borrower hereby waiving all notice of such delay, extension, release, substitution, renewal or compromise.
          (e) Each Loan Party hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect any of the Obligations from any other Loan Party or any Guarantor or other action to enforce the same; (ii) the waiver or consent by the Administrative Agent or any Lender with respect to any provision of any instrument evidencing any other Loan Party’s Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by any other Loan Party and delivered to the Administrative Agent or any Lender; (iii) failure by the Administrative Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or Collateral for any Loan Party’s Obligations; (iv) the institution of any proceeding under the Bankruptcy Code, the Insolvency Act of 1986 or any similar proceeding, by or against any Loan Party or the Administrative Agent’s or any Lender’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code (or any similar provision of the Insolvency Act of 1986); (v) any borrowing or grant of a security interest by any Loan Party as debtor-in-possession, under Section 364 of the Bankruptcy Code (or under any similar provision of the Insolvency Act of 1986); (vi) the disallowance, under Section 502 of the Bankruptcy Code (or under any similar provision of the Insolvency Act of 1986, of all or any portion of the Administrative Agent’s or any Lender’s claim(s) for repayment of any of the Loan Parties’ Obligations; or (vii) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.
          (f) No Loan Party shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Loan Party or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall any Loan Party seek or be entitled to seek any contribution or reimbursement from any Loan Party in respect of payments made by such Loan Party under this Agreement or any other Loan Documents, in each case, until the Commitments have been terminated, no Letter of Credit remains outstanding (unless Cash Collateralized in accordance with the terms hereof) and all Obligations have been paid in full in cash. If any amount shall be paid to any Loan Party on account of such subrogation, contribution or reimbursement rights prior to such time, such amount shall be held by such Loan Party in trust for the Administrative Agent and the Lenders, segregated from other funds of such Loan Party, and shall, forthwith upon receipt by such Loan Party, be turned over to the Administrative Agent in the exact form received by such Loan Party (duly indorsed by such Loan Party to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.
     15.23 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Loan Party or the transfer to the Administrative Agent or any Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to Fraudulent Conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Administrative Agent or any Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Administrative Agent or any Lender, as applicable, is required or elects to repay or restore, and as to all reasonable costs and expenses of the Administrative Agent and/or the Lenders, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made, and if full and final satisfaction of this Agreement and the other Loan Documents had previously occurred, then this Agreement and the Loan Documents (solely with respect to the obligations of the Loan Parties and the remedies of the Administrative Agent and the Lenders thereunder, but not with respect to any Commitments of the Lenders or the Administrative Agent thereunder) and all Liens granted hereunder and thereunder shall, in each case, be immediately reinstated until full and final payment of the Obligations, in cash, shall have been received by the Administrative Agent.
     15.24 Amendment and Restatement. The parties hereto acknowledge and agree that (i) this Agreement, any Notes executed and delivered in connection herewith and the other Loan Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement and (ii) such “Obligations” are in all respects continuing with the terms thereof being modified solely to the extent provided in this Agreement.

     The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

BORROWERS: KIDS LINE, LLC, a Delaware limited liability company
By:	/s/ CHARLES GINN
	Name:	Charles Ginn
	Title:	Chief Financial Officer

SASSY, INC., an Illinois corporation
By:	/s/ MARC S. GOLDFARB
	Name:	Marc S. Goldfarb
	Title:	Vice President and Secretary

LAJOBI, INC., a Delaware corporation
By:	/s/ CHARLES GINN
	Name:	Charles Ginn
	Title:	Chief Financial Officer and Secretary

I & J HOLDCO, INC., a Delaware corporation
By:	/s/ CHARLES GINN
	Name:	Charles Ginn
	Title:	Chief Financial Officer and Secretary

Signature Page to Credit Agreement

The undersigned hereby accepts its appointment as the Loan Party Representative pursuant to Section 2.6 of this Agreement and agrees to exercise its powers and perform its duties in its capacity as the Loan Party Representative in accordance with the terms and provisions of this Agreement and the other Loan Documents

RUSS BERRIE AND COMPANY, INC., a New Jersey corporation
By:	/s/ MARC S. GOLDFARB
	Name:	Marc S. Goldfarb
	Title:	Senior Vice President and General Counsel

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT:	LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent
	By:	/s/ TRAVIS J. BURNS
		Name:	Travis J. Burns
		Title:	Senior Vice President

LENDERS / FRONTING BANK/ SYNDICATION AGENT/ DOCUMENTATION AGENT:	LASALLE BANK NATIONAL ASSOCIATION, as a Lender and as Fronting Bank
	By:	/s/ TRAVIS J. BURNS
		Name:	Travis J. Burns
		Title:	Senior Vice President

SOVEREIGN BANK, as a Lender and as Syndication Agent
	By:	/s/ CHRISTINE GERULA
		Name:	Christine Gerula
		Title:	Senior Vice President

WACHOVIA BANK, N.A., as a Lender and as Documentation Agent
	By:	/s/ JAMES PETRONCHAK
		Name:	James Petronchak
		Title:	Senior Vice President

JP MORGAN CHASE BANK, N.A., as a Lender
	By:	/s/ SUSAN M. GRAHAM
		Name:	Susan M. Graham
		Title:	Vice President

Signature Page to Credit Agreement

TD BANKNORTH, N.A., as a Lender
By:	/s/ JEFFREY R. WESTLING
	Name:	Jeffrey R. Westling
	Title:	Senior Vice President

HSBC BANK USA, N.A., as a Lender
By:	/s/ THOMAS J. SWEENEY
	Name:	Susan M. Graham
	Title:	Vice President

CITIZENS BANK OF PENNSYLVANIA as a Lender
By:	/s/ FRANK J. KELLY
	Name:	Frank J. Kelly
	Title:	Senior Vice President

BANK OF THE WEST, as a Lender
By:	/s/ SYLVIA L. PONCE
	Name:	Sylvia L. Ponce
	Title:	Assistant Vice President

Signature Page to Credit Agreement